UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Name of Small Business Issuer in Its Charter)

Delaware	7373	98-0216911
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1661 East Main Street

Easley, South Carolina 29640

(864) 855-3900

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Copies of Communications to:

Nancy K. Hedrick President and Chief Executive Officer Computer Software Innovations, Inc. 1661 East Main Street Easley, South Carolina 29640 (864) 855-3900	William L. Pitman, Esq. Richard L. Few, Jr., Esq. Leatherwood Walker Todd & Mann, P.C. The Leatherwood Plaza 300 East McBee Avenue, Suite 500 Greenville, South Carolina 29601 (864) 240-2494
(Name, Address and Telephone Number of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)(4)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(3)(4)
Common Stock, par value $0.001 per share	15,295,728 shares	$1.68	$26,070,590	$3,069

(1)	Represents the aggregate number of shares of our Common Stock that are initially issuable upon (a) conversion of the 7,217,736 shares of Series A Convertible Preferred Stock, (b) the exercise of Common Stock Purchase Warrants for the purchase of 7,217,736 shares, and (c) the issuance and conversion of up to 860,256 additional shares of Series A Convertible Preferred Stock as potential liquidated damages payable under the Registration Rights Agreement with the selling stockholder, subject in each case to adjustment in certain circumstances.
(2)	Pursuant to Rule 457(c), the offering price is based on the average of the ($1.35) bid and asked ($2.00) prices of one share of Common Stock, as reported on the OTC Bulletin Board on November 14, 2005, and has been established solely for the purpose of calculating the registration fee. The amount of common stock registered shall also be deemed, pursuant to Rule 416 under the Securities Act of 1933, as amended, to include additional shares issuable as a result of stock splits, stock dividends or similar transactions.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the amount of the registration fee is offset against the registration fee of $8,071 previously paid with respect to the Form SB-2 of the registrant, Computer Software Innovations, Inc., filed with the Commission on March 28, 2005, SEC File Number 333-123626, and withdrawn by the registrant on September 30, 2005.
(4)	As a result of waivers from the selling stockholder extending the required effectiveness date of this registration statement from November 30, 2005 to January 31, 2006 and then again to February 28, 2006, the number of shares of Series A Convertible Preferred Stock potentially issuable as liquidated damages has been reduced from 1,082,736 to 860,256. Consequently, we have reduced the number of shares to be registered from 15,518,208 to 15,295,728. Because the filing fee (based on the registration of 15,518,208 shares) was paid concurrently with the original filing on November 21, 2005, we have not modified the “Proposed Maximum Aggregate Offering Price” or the “Amount of Registration Fee.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

15,295,728 Shares

COMPUTER SOFTWARE

INNOVATIONS, INC.

Common Stock

Barron Partners LP, identified in this prospectus as the selling stockholder or Barron, is offering up to 15,295,728 shares of our common stock, $0.001 par value per share. The shares of our common stock to be sold by the selling stockholder are or will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock, the exercise of certain Common Stock Purchase Warrants held by Barron, or the conversion of additional shares of our Series A Convertible Preferred Stock issuable as liquidated damages if we should fail to comply with obligations to register the shares underlying the preferred stock and the warrants pursuant to a registration rights agreement with the selling stockholder. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale of common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants.

The selling stockholder may sell all or any portion of the shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon.

We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus.

Barron may be deemed an “underwriter” within the meaning of the Securities Act of 1933 of the shares it is offering.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

Investing in our common stock is speculative and involves a high degree of risk. You should read the “Risk Factors” section beginning on page 12 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2006.

SPECIAL SUITABIILTY FOR CALIFORNIA RESIDENTS

Persons resident in California, other than persons exempt under Section 25102(i) of the Corporate Securities Law of the state of California, who wish to purchase shares of our common stock must:

•	Have net worth exclusive of home, furnishings and automobiles of not less than $250,000; and

•	Have an individual income in excess of $65,000 in each of the two most recent years prior to the purchase, and a reasonable expectation of reaching the same income level in the current year.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer shares of our common stock owned by them issued upon conversion of the Series A Convertible Preferred Stock, the exercise of warrants, or the conversion of additional shares of Series A Convertible Preferred Stock issuable as liquidated damages should we fail to comply with obligations to register the shares underlying the preferred stock and the warrants pursuant to a registration rights agreement with the selling stockholder. Each time the selling stockholder offers common stock under this prospectus, it is required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted.

In this prospectus, unless the context requires otherwise, (1) ”Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) ”VerticalBuyer” refers to the Company prior to the merger; (3) ”CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger; and (4) ”Barron Partners LP,” “Barron,” or the “Selling Stockholder” refers to Barron Partners LP, the holder of Series A Convertible Preferred Stock and warrants to purchase common stock of the Company.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain information contained in this prospectus includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive market place and/or customer requirements.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto and the other documents we refer to in this prospectus for a more complete understanding of us and this offering before making an investment decision.

COMPUTER SOFTWARE INNOVATIONS, INC.

Overview

We develop software and provide hardware-based technology solutions. Our client base consists primarily of municipalities, school districts and local governments, although we continue to increase the products and services we provide to non-governmental entities.

Our internally developed software consists of fund accounting based financial management software and standard based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities which track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standard based lesson planning software. The software is designed to allow education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. Our internally developed software is sold and supported through our software applications segment.

Our technology solutions segment provides network system solutions to more than 200 organizations in South Carolina, North Carolina and Georgia. These solutions include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring and distance and classroom learning projects. The technology solutions segment also provides subsequent support and maintenance of equipment and systems. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products.

History

Incorporated on September 24, 1999, we were previously known as VerticalBuyer, Inc. We ceased business operations of any kind in September 2001. Prior to assuming the business operations of Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”) in a merger consummated on February 11, 2005, we were an inactive public shell corporation.

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of a purchase of a majority of our common stock by CSI – South Carolina. On February 11, 2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.”

The merger of CSI – South Carolina into us is accounted for as a reverse acquisition, with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Accordingly, reported prior year financial results are those of CSI – South Carolina.

Our current business operations are those of CSI – South Carolina. CSI – South Carolina was incorporated as a South Carolina corporation on January 12, 1990, and founded by Nancy K. Hedrick, our Chief Executive Officer and director; Beverly N. Hawkins, our Secretary and Vice President of Product Development; and Joe G. Black, our former interim Chief Financial Officer. Ms. Hedrick and Ms. Hawkins, with previous experience in the software industry, had developed an accounting system designed for local government and the kindergarten through high school education sector. They were joined in 1999 by Thomas P. Clinton, our Vice President of Sales and director; and William J. Buchanan, our Treasurer and Vice President of Delivery and Support. Messrs. Clinton and Buchanan started our technology services business, to provide hardware network support to our software clients. The addition of the technology sector provided an additional revenue source from the existing software client base and new contacts. The result was an increase in annual revenues from approximately $2 million in 1999 to approximately $22 million in 2004.

Business Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services, as a part of our solutions sales efforts. Network and systems integration involves combining different computer programs, processes and hardware so that they operate and communicate seamlessly as a tightly knit system. These services also generate a significant amount of revenue from the sale of computer hardware equipment. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers.

We intend to methodically expand the geographic reach of our technology offerings from our primary client locations in South Carolina, North Carolina and Georgia to surrounding states over several years. Our technology offerings require hands-on implementation and support, which necessitates the recruitment of qualified personnel in an area of expansion to service our business. Investment in additional physical offices and other overhead may also be required.

In contrast, we are able to deliver software applications, demonstrations and training over the internet, and deliver support by internet or phone. Accordingly, for our software applications segment, we plan to expand our geographic reach to a national level more quickly. In expanding both our technology offerings and our software applications, we may accelerate expansion if we find complementary businesses in other regions that we are able to acquire.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of technology organizations:

•	developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisal and assessment, educational, court and law enforcement related;

•	organizations focused on providing products and solutions to commercial large corporate (Fortune 100) and small business accounts. Many of our current technology solutions translate to the corporate market, especially IP telephony, IP surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets), video conferencing and network security;

•	consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management; and

•	contractors who string cable used to connect computers and related devices to a network. We currently outsource these services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will analyze carefully a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or be able to successfully integrate or improve returns as a result of any such acquisition.

Since the February 2005 merger, we have pursued and entered into preliminary discussions with various acquisition candidates. However, we have not entered into agreements or understandings for any acquisitions which management deems material.

*  *  *   *

Our corporate headquarters are located at 1661 East Main Street, Easley, South Carolina 29640, and our telephone number is (864) 855-3900. Our Internet address is www.csi-plus.com. The information contained on our website does not constitute a part of this prospectus.

The Offering

Securities Offered By the Selling Stockholder	A total of 15,295,728 shares of common stock, $0.001 par value per share.

Common Stock Outstanding Before the Offering(1)(2)	As of December 31, 2005 we had 2,631,786 shares of common stock outstanding. This included 2,526,904 shares held by executive officers and other affiliates of the Company.

Common Stock Outstanding After the Offering(2) (3)	17,927,514

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling stockholder of the common stock in the offering. We will, however, receive proceeds from the sale of the common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to finance acquisitions and for general working capital purposes.

Registration Rights	We filed the registration statement of which this prospectus is a part pursuant to a Registration Rights Agreement, dated February 11, 2005 and amended November 7, 2005, between the selling stockholder and us. Pursuant to the terms of the amended Registration Rights Agreement, we are required to use our best efforts to keep the registration effective until the earliest of the following has occurred:

• all securities covered by the registration statement have been sold;

• all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act; or

• until February 10, 2008.

Our failure to meet the above requirements will subject us to liquidated damages in an amount equal to 2,472 shares of Series A Convertible Preferred Stock per day for each day that a registration statement is not in effect with respect to the securities offered, subject to certain exceptions.

OTC Bulletin Board Symbol	CSWI.OB

Risk Factors	See “Risk Factors” beginning on page 12 and other information in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

(1)	The number of outstanding shares presented above does not include the shares of common stock offered by the selling stockholder under this prospectus, which shares will be acquired by the selling stockholder upon: (i) the conversion of the shares of Series A Convertible Preferred Stock, (ii) the exercise of warrants, and (iii) the conversion of additional shares of Series A Convertible Preferred Stock issuable as liquidated damages if we fail to comply with obligations to register the shares underlying the preferred stock and the warrants pursuant to the Registration Rights Agreement with the selling stockholder.
(2)	The total number of outstanding shares presented does not include 268,343 shares held by employees under immediately exercisable options and approximately 541,725 shares of common stock which we anticipate awarding to certain outside directors and consultants as compensation for their services.
(3)	This assumes that all shares of the preferred stock will be converted and the warrants will be exercised in full. It also assumes that the maximum number of shares of preferred stock (860,256) are issued as liquidated damages under the Registration Rights Agreement with the selling stockholder.

SUMMARY FINANCIAL INFORMATION

We have provided in the tables below our summary historical financial and operating data. The financial information for the years ended December 31, 2004 and December 31, 2003 has been derived from our audited consolidated financial statements. The financial information for the nine-month periods ended September 30, 2005 and September 30, 2004 has been derived from our unaudited consolidated financial statements and includes all adjustments, consisting of normal recurring items, which we consider necessary for a fair presentation of our financial position and results of operations. The interim results set forth below for the nine months ended September 30, 2005 and September 30, 2004 are not necessarily indicative of our financial condition or results of operation to be expected for any future period. The following presents certain non-GAAP financial measures. These measures are not calculated in accordance with accounting principles generally accepted in the United States or “GAAP.” We explain the measures and have reconciled them to the most directly comparable measures calculated and presented in accordance with GAAP under the heading “Non-GAAP Financial Measures” below. You should read the following financial information in conjunction with our consolidated financial statements and related notes, and the information under “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” contained in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Income Statement Data
Net sales	$18,342,082	$17,818,646	$22,481,235	$19,241,216
Gross profit	5,127,196	5,290,918	7,068,746	5,713,137
Operating income (loss)	384,894	1,914,764	2,533,594	1,793,059
Income (loss) before income taxes	(1,802,444)	1,925,431	2,554,390	1,804,045
Net income (loss)	(1,082,735)	1,190,514	1,521,540	1,091,945
Net income as adjusted for special items(2)	574,192	1,190,514	1,521,540	1,091,945

Per Share Data and Shares Outstanding – Diluted(3)
Average stock outstanding (diluted) used in calculations of earnings (loss) and shareholders’ equity (deficit) per share	2,631,786 (5)	2,640,438	2,640,646	2,640,313
Per share of common stock:
Net income (loss)	$(0.41)	$0.45	$0.58	$0.41
Dividends declared(4)	$(1.31)	$—	$—	$—
Book Value - shareholders’ equity (deficit)(1)	$(2.40)	$1.54	$1.67	$1.09
Average stock outstanding (diluted) used in the calculations of earnings (loss) and shareholders’ equity (deficit) per share before the impact of special items	12,069,580	2,640,438	2,640,646	2,640,313
Per share of common stock:(1)(3)
Net income (loss) as adjusted for special items(2)	$0.05	$0.45	$0.58	$0.41
Book Value - shareholders’ equity as adjusted for reclassification of financial instrument(2)	$(0.03)	$1.54	$1.67	$1.09

Segment Sales Data
Software Applications Segment	$3,162,511	$3,326,353	$4,676,578	$2,981,456
Technology Solutions Segment	15,179,571	14,492,293	17,804,657	16,259,760

Net sales	$18,342,082	$17,818,646	$22,481,235	$19,241,216

Segment Gross Profit
Software Applications Segment	$1,817,419	$2,335,404	$3,063,323	$1,763,273
Technology Solutions Segment	3,309,777	2,955,514	4,005,423	3,949,864

Gross profit	$5,127,196	$5,290,918	$7,068,746	$5,713,137

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Segment Operating Income (loss)
Software Applications Segment(2)	$474,027	$679,576	$824,322	$(127,331)
Technology Solutions Segment(2)	1,730,651	1,235,188	1,709,292	1,920,390

Total segment operating income (loss)(2)	$2,204,678	$1,914,764	$2,533,594	$1,793,059

Selected Balance Sheet Data
Computer software costs, net	$923,241	$721,974	$756,788	$617,129
Cash(1)	—	2,983,141	3,656,477	1,755,724
Accounts Receivable	6,388,320	3,611,976	2,362,304	1,816,838
Total Current Assets	7,305,470	7,218,666	6,026,788	3,572,562
Property and equipment, net	318,358	148,444	143,451	149,343
Total assets	8,547,569	7,433,321	6,927,527	4,339,534
Line of credit facility	1,771,000	—	—	—
Total interest bearing debt	4,021,400	—	—	—

Cash Flow
Cash flow from operations	(1,533,989)	1,736,404	2,575,879	1,991,753
Cash flow invested in property and equipment and computer software	828,170	508,987	675,126	566,385

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Additional Information (unaudited)
Statistical Data:
Gross profit to net sales	28.0%	29.7%	31.4%	29.7%
Operating income to net sales	2.1%	10.7%	11.3%	9.3%
Net income (loss) to net sales	-5.9%	6.7%	6.8%	5.7%
Net income as adjusted for special items to net sales(2)	3.1%	6.7%	6.8%	5.7%
Shareholders of record	118	5	5	5
Employees	100	72	78	59

(1)	In the first quarter of 2005, we entered into a series of recapitalization transactions, including the merger of CSI – South Carolina into us, the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc., and the issuance of preferred shares and warrants to Barron Partners LP. These transactions are described in detail in our unaudited consolidated financial statements as of September 30, 2005. The financing included a significant use of cash and a newly added credit facility became our primary source of working capital.
(2)	This is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” below for an explanation of this measure and a reconciliation of it to the most directly comparable measure calculated in accordance with GAAP.
(3)	Per share amounts have been restated to reflect the stock split, issuances and cancellations of common stock and for a fully diluted presentation, the redemption of options and issuance of preferred shares and warrants (in applicable periods) in connection with the Company’s reverse merger transactions in February 2005.
(4)	These dividends represent dividends declared by CSI – South Carolina to its five shareholders prior to the merger. These dividends are disclosed as those of the surviving company (formerly VerticalBuyer), because under reverse merger accounting the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquiror (CSI – South Carolina). Prior to the dividends related to the merger transaction, it was not our policy to declare or pay dividends. The terms of our Series A Convertible Preferred Stock prohibit any dividends, and our agreements with our bank lender also contain dividend restrictions. At this time, we have no plans to pay dividends in the future, but rather intend to retain the earnings of the business for working capital and other investments in order to fund future growth, both internally and through acquisitions.
(5)	9,747,560 shares are excluded from this calculation of fully-diluted shares outstanding as the effect would be anti-dilutive.

Non-GAAP Financial Measures

Net Income As Adjusted For Special Items. The “Net income as adjusted for special items” non-GAAP measures exclude one-time costs related to the series of recapitalization transactions detailed in our unaudited consolidated financial statements as of September 30, 2005. Net income as adjusted for special items are not measurements under GAAP and should not be considered as an alternative to net income as an indicator of operating performance. Our operations, which are those of CSI – South Carolina, became subject to public reporting through a reverse merger into a public shell with no operations. According to GAAP related to reverse merger accounting, the related acquisition costs are expensed. In a traditional initial public offering or IPO, they would be netted against the proceeds of the offering. Costs related to the operations becoming subject to public reporting are traditionally a one-time event. Because these costs have been expensed due to the reverse merger accounting treatment as opposed to be being netted against proceeds as in a traditional IPO, we believe that it is prudent to show ongoing operations without these costs to allow investors to more easily compare our ongoing operations and financial performance from period to period. However, these measures are not as complete as GAAP net income. Consequently, investors should rely on GAAP net income. Also, past performance, including that reflected in these non-GAAP measures, is not intended to be an indicator of future performance. Additionally, we anticipate that we may engage in acquisitions in the future which may include additional costs attributable to legal and accounting firms, but which would not be related to the cost of becoming a public reporting entity and would not be added back to net income and give rise to a non-GAAP measure in future disclosures.

A reconciliation of net income as adjusted for special items to the net income financial statement line item reported under GAAP is provided below:

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Reconciliation of net income as adjusted for special items and net income per share as adjusted for special items, to Net income (loss) and Net income (loss) per share per GAAP:
Net income as adjusted for special items	$574,192	$1,190,514	$1,521,540	$1,091,945
Special items:
Reverse acquisition costs	(759,283)	—	—	—
Unrealized loss on warrants	(2,002,262)	—	—	—
Income tax provision related to the above	1,104,618	—	—	—
Net income (loss) per GAAP	$(1,082,735)	$1,190,514	$1,521,540	$1,091,945

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Per share data - diluted:
Net income (loss) as adjusted for special items	$0.05	$0.45	$0.58	$0.41
Impact of antidilutive shares (1)(3)(5)	0.17	—	—	—
Reverse acquisition costs (5)	(0.29)	—	—	—
Net unrealized gain (loss) on warrants	(0.76)	—	—	—
Income tax provision related to the above	0.42	—	—	—
Net income (loss) per GAAP(5)	$(0.41)	$0.45	$0.58	$0.41

Segment Operating Income (loss)(Unaudited). Segment income is a footnote disclosure required under GAAP, which is to be reported in the same manner under which management evaluates the ongoing performance of each segment of the business. Items included in or excluded from management’s evaluation are based on management’s judgment and may differ from those used by and between other public companies and often do not tie to a specific GAAP financial statement line item. A reconciliation of segment income to the operating income financial statement line item reported under GAAP is provided, as segment income should not be considered as an alternative to operating income per GAAP as an indicator of financial performance and is not as complete as GAAP operating income. Consequently, investors should rely on the GAAP financial measure when evaluating our operating earnings.

A reconciliation of Segment operating income (loss) (unaudited) to Operating income per GAAP is presented below:

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Reconciliation of Segment Operating Income (loss) to Operating income per GAAP
Total segment operating income	$2,204,678	$1,914,764	$2,533,594	$1,793,059
Stock option compensation from stock option redemption in connection with the merger	(631,174)	—	—	—
Payroll tax expenses, in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with the merger	(47,766)	—	—	—
Reverse acquisition costs	(759,283)	—	—	—
Professional and legal compliance costs	(381,561)	—	—	—

Operating income per GAAP	$384,894	$1,914,764	$2,533,594	$1,793,059

Book Value - Shareholders’ Equity as Adjusted for Reclassification of Financial Instrument. Subsequent to the date of our unaudited consolidated financial statements as of September 30, 2005, Barron and we entered into an amendment to the Registration Rights Agreement. The amendment modified the provision requiring the payment of cash liquidated damages for our failure to cause a registration statement registering the shares of our common stock underlying the preferred stock and warrants to become and remain effective. The cash liquidated damages provision was replaced with a provision requiring liquidated damages to be paid in a set number of unregistered shares of preferred stock, not tied to the market price of our common stock. In accordance with EITF 00-19, as of the Registration Rights Agreement amendment date of November 7, 2005, the financial instrument relating to the warrants and the temporary equity relating to the par value of preferred stock will be reclassified to permanent equity. The book value—shareholders’ equity as adjusted for reclassification of financial instrument per share information, a non-GAAP measure, is presented as if the Company had completed those efforts by the end of the period of the unaudited consolidated financial statements as of September 30, 2005, and the financial instrument and temporary equity were reclassified to permanent equity. Management believes that this non-GAAP measure is useful in showing the significant impact of this subsequent event on our equity position. Per share of common stock: book value—shareholders’ equity as adjusted for reclassification of financial instrument is not a substitute for shareholders’ equity as reported under GAAP, nor will it eliminate the loss (or gain) recorded on the warrants and reported in the net income and retained earnings of the Company up to the date of the amendment at which point the warrant liability’s fair value as of that date will be reclassified to equity. The reader should consider all information contained in this prospectus and in our unaudited consolidated financial statements as of September 30, 2005 related to the liquidated damages provision and this subsequent event.

Set forth below is a reconciliation of book value - shareholders’ equity as adjusted for reclassification of financial instrument per share to book value per share per GAAP:

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004	2004	2003
	(unaudited)
Reconciliation of equity and warrant liability to GAAP
Book value - shareholders’ equity (deficit) as adjusted for reclassification of financial instrument(1)(2)(3)	$(0.03)	$1.54	$1.67	$1.09
Warrant related financial instrument and impact of anti-dilutive shares(1)(2)(3)(5)	$(2.37)	—	—	—
Book value - Shareholders’ equity (deficit) per GAAP	$(2.40)	$1.54	$1.67	$1.09

RISK FACTORS

Risk Factors Relating to Our Company

Our customers are predominantly educational institutions, municipalities, non-profit organizations, and other local governments. Negative trends in governmental spending patterns or failure to appropriate funds for our contracts, whether due to budgetary constraints or otherwise may have an adverse impact on sales revenues.

Approximately 86% of our revenues are generated from sales of software and services to county and city governments and school districts. We expect that sales to public sector customers will continue to account for substantially all of our revenues in the future. Many of these contracts are subject to annual review and renewal by the local governments, and may be terminated at any time on short notice. Our dependence on county and city governments and school districts for the sales of our products and services renders our revenue position particularly susceptible to downturns in revenues as a result of changes in governmental spending patterns and the contract award process.

Because we must comply with governmental procurement regulations and undergo governmental approval processes, the sales cycle associated with our products is typically complex and lengthy. This puts us at risk of having to incur significant sales expenses with no assurance that a sale will be consummated and revenues received. Future regulations could increase the magnitude of this risk.

For each contract with a public sector customer, we are typically subject to a procurement process, which can include a competitive bid process and governmental acceptance reviews. The process is often onerous and can include a detailed written response addressing, among other things, the design of software that addresses customer-specified needs, the integration of our products with third-party products and product demonstrations. Future laws and regulations could increase the demands and costs of this process. There is a risk that we could expend significant funds and management resources in complying with the procurement and governmental review rules, only to ultimately fail to close the sale. The procurement process can also be subject to political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond our control. Reacting or responding to any such influences or protests may involve considerable expense and delay, and may result in termination, reduction or modification of the awarded contract. Our failure to consummate sales after incurring significant expenses to comply with lengthy procurement processes would reduce our profitability and adversely affect our financial condition.

Changes in governmental procurement regulations may increase our costs, and non-compliance could negatively impact our ability to compete.

Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could harm us by increasing the costs of competing for sales or by impacting our ability to perform government contracts. Any violation, intentional or otherwise, of these regulations could result in fines and/or debarment from award of additional government contracts, which could negatively affect our profitability and harm our business reputation.

Compliance with procurement processes and regulations may require us to disclose trade secrets or other confidential business information, which may place us at a competitive disadvantage.

We may, depending on the particular procurement, be required to disclose trade secrets and commercially sensitive information to the governmental entity making the procurement in order to place a bid or respond to a request for proposal. While mechanisms may be in place for protecting such information, disclosure could occur through a Freedom of Information Act release, thereby potentially compromising our confidential information.

Governmental contracts may contain terms not contained in typical private sector sales contracts that may be unfavorable to us. These terms may have the effect of raising our compliance costs or interrupting our revenue stream, either or both of which could negatively impact our income position.

Governmental contracts may contain terms that could adversely impact our sales revenues or increase our costs of doing business. Such terms may include profit limitations and rights of a particular governmental agency to terminate a contract for convenience or if funds are unavailable. We have never had a customer terminate a contract in this manner, although we can give no assurances this will not occur in the future. Also, in some cases we may be subject to liquidated damages for defective products and/or delays or interruptions caused by systems failures. Payments under some public sector contracts are subject to achieving implementation milestones and we could in the future have differences with customers as to whether milestones have been achieved.

Modifying our software products to comply with existing and future governmental regulations may increase our operating costs and have a negative impact on our profitability.

From time to time, it may be necessary to revise and update our software products to comply with changes in laws relating to the subject matter with which our software deals. For, example we may have to revise our CSI Accounting +Plus software to comply with changes in reporting requirements. Examples of such changes include modifications for Form W-2, Form 1099 and various health and retirement reporting and payroll tax table updates. The extent of any required revisions will depend upon the nature of the change in law. It is possible that in some cases, the costs of compliance may be passed on to the customer, but in other cases, we may be forced to absorb some or all of the costs. Any absorption of compliance costs would have an adverse impact on profits.

Most of our maintenance agreements are for a term of one year. If our customers do not renew their annual maintenance and support agreements for our products and services, or if they do not renew them on terms that are favorable to us, the reduction in revenues would have an adverse impact on our financial condition.

As the end of the term of a maintenance agreement approaches, we seek to renew the agreement with the customer. Maintenance renewals represented 9% of our total revenue for the 2004 fiscal year and 7% of our total revenue for the 2003 fiscal year. Due to this characteristic of our business, if our customers chose not to renew their maintenance and support agreements with us on terms beneficial to us, our business, operating results and financial condition could be harmed.

We derive a material portion of our revenue from the sale of our Accounting+Plus software. We believe that the use by our customers of our software also gives us a competitive advantage in our providing system integration services, including the sale of hardware, to these customers. Reduced acceptance of our Accounting+Plus software and upgrades of such software could have a direct and indirect adverse impact on our revenues.

We derive a material amount of our revenue from the sale of our Accounting+Plus software and related services, and revenue from this product and related services is expected to remain a material component of our revenue for the foreseeable future. For the 2004 and 2003 fiscal years, software sales and related revenues accounted for approximately 12.6% and 10.4% of our total revenues, respectively. Because we generally grant non-exclusive licenses to our products on a perpetual basis and deliver new versions and enhancements to customers who purchase annual maintenance and support, our future license, services and maintenance revenue are substantially dependent on sales to new customers. In addition, if demand for our Accounting+Plus software declines, we believe we would lose a competitive advantage in providing system integration services, and our technology segment revenues could also decline.

We encounter long sales cycles, particularly for our largest customers, which could have an adverse effect on the size, timing and predictability of our revenue and sales.

Potential customers, particularly large clients, generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software and services. Sales of our core software products to these larger customers often require an extensive education and marketing effort.

We could expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our core software product sales cycle averages approximately three months for sales to existing customers and from three to nine months for sales to new customers and large organizations. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

•	our customers’ budgetary constraints;

•	the timing of our clients’ budget cycles and approval processes;

•	our clients’ willingness to replace their current methods or software solutions;

•	our need to educate potential customers about the uses and benefits of our products and services;

•	the timing and expiration of our clients’ current outsourcing agreements for similar services; and

•	the governmental procurement risk described elsewhere in “Risk Factors.”

If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, it could have a material adverse effect on the size, timing and predictability of our revenue.

We are dependent on strategic relationships with our vendors, and our business would be materially and adversely affected if we were to lose our existing, or fail to gain additional, strategic relationships.

The segment of our business that includes hardware sales and related support services is dependent upon the strong relationships that have been established with our vendors. We purchase equipment from these vendors and add our engineering services to provide a total solution to the customer. Without the vendor products, we would lose the margin on the hardware sale as well as the margin provided by our engineering services.

These relationships could be terminated if we fail to:

•	maintain adequate certified systems engineers (computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer-based technology) and staff that can implement and support the vendors’ products;

•	receive satisfactory feedback from our customers; or

•	pay for purchased equipment and services on a timely basis.

Our failure to compete successfully could cause our revenue or market share to decline.

Our market is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. Our software applications segment has three primary sources of competition:

•	software developers offering integrated specialized products designed to address specific needs of governmental organizations;

•	custom-developed products created either internally or outsourced to custom service providers; and

•	software developers offering general products not designed to address specific needs of governmental organizations.

Our technology solutions segment is subject to competition by both regional and national technology solutions providers including those listed by VAR Business Magazine as the top 500 network integration companies in the United States.

The companies with which we compete, and other potential competitors, may have greater financial, technical and marketing resources and generate greater revenue and better name recognition than we do. If one or more of our competitors or potential competitors were to merge or form a strategic relationship with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. For example, a large diversified software enterprise, such as Microsoft, Oracle or PeopleSoft, could decide to enter the market directly, including through acquisitions, or large hardware and technology solutions providers, such as IBM Global Services, EDS and Lockheed Martin IT could have a negative impact on our ability to compete in the technology solutions market.

Loss of significant clients could hurt our business by reducing our revenues and profitability.

Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to conversion to a competing service provider. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future. Our top ten clients constituted approximately 40% of our revenue for the 2004 and 2003 fiscal years. The loss of a significant portion or all of these clients would have a material adverse effect on our profitability and financial condition.

We may not be able to manage our future growth efficiently or profitably. Increased demands on our human resources and infrastructure due to planned expansion, if not accompanied by increases in revenues, could negatively impact our profitability.

We have experienced significant personnel and infrastructure growth since our inception, and are continuing this expansion to address potential market opportunities. For example, we are expanding the size of our outside and inside sales staff, adding a telesales department and increasing our marketing and product development efforts to support a broader geographic reach and expanded product offerings. If these increases in personnel do not produce the intended growth in revenues, there can be no assurance that we will maintain profitability. Additionally, an increase in revenues will result in increased demands on our maintenance and support services professionals in order to maintain service quality. If we are unable to address sufficiently these additional demands on our personnel, operations, systems, procedures and resources, our profitability and growth might suffer.

In conjunction with the addition of a telesales department, we plan to establish a call center to broaden our support offerings for technology hardware sold, including IP telephony products. Establishment of such a call center will require a large up-front investment. We hope that having an established call center dedicated to the support of technology products sold will facilitate an increase in sales of service contracts in connection with equipment sales and in turn, increase our sales revenue. Additionally, we hope that the establishment of a centralized call center will increase our efficiency in responding to customer service issues by increasing the amount of support provided remotely, improving response time, and reducing the need to divert engineers in the field from other projects. Failure to realize increased sales revenues and increased efficiency, combined with the cost to establish a call center, would have a negative impact on our profitability.

Because competition for highly qualified personnel is intense, we may not be able to attract and retain the employees we need to support our planned growth.

To execute our plans for continuing growth, we will need to increase the size, and maintain the quality of, our sales force, software development staff and our professional services organization. To meet our objectives, we must attract and retain highly qualified personnel with specialized skill sets focused on the educational and local government market. Competition for qualified personnel can be intense, and we might not be successful in attracting and retaining them. The pool of qualified personnel with experience working with or selling to nonprofit organizations is limited overall and specifically in Easley, South Carolina, where our principal office is located. Our ability to maintain and expand our sales, product development and professional services teams will depend on our ability to recruit, train and retain top quality people with advanced skills who understand selling to, and the specific needs of, educational institutions and local governments. For these reasons, we have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales and services personnel to become productive, particularly with respect to obtaining and supporting major customer accounts. In particular, we plan to continue to increase the number of services personnel to attempt to meet the needs of our customers and potential new customers. In addition to hiring services personnel to meet our needs, we might also engage additional third-party consultants as contractors, which could have a negative impact on our earnings. If we are unable to hire or retain qualified personnel, if newly hired personnel fail to develop the necessary skills or if they reach productivity slower than anticipated, it would be more difficult for us to sell our products and services, and we could experience a shortfall in revenue or earnings, and not achieve our planned growth.

As a result of the relatively low margins associated with the sale of hardware, our technology solutions segment produces substantially lower gross margins than our software applications segment. Our overall gross profit margin may be adversely affected if revenues of our technology solutions segment rise as a percentage of total revenues. In turn, this could result in reduced net income.

For the fiscal years ended December 31, 2004 and 2003, our software applications segment reported gross margins of 65.5% and 59.1%, respectively. In contrast, our technology solutions segment for such periods reported gross margins of 22.5% and 24.3%. Accordingly, an increase in hardware and related sales in our technology solutions segment relative to software revenues in our software applications segment could harm our overall gross margin. A shift in our product mix toward lower margin products would adversely affect our overall profitability if increases in volume of lower margin products did not offset the effect of changes in product mix. A decline in margins may also be received negatively by investors. Since establishing our technology solutions business in 1999, we have seen a continual increase in the amount of hardware we have been able to sell. Hardware pricing is highly competitive and product life-cycles can be short. We have recently been able to benefit from identifying, selling and implementing new products (for example, IP telephony and classroom learning tools) with higher margins as a result of selling such products before what we believe to be the midpoint of their life-cycles. As market penetration and competition increase for these products, margins and sales of these products may decline. As current hardware based products mature, there can be no assurance that we will identify new products with equal margins or opportunities for greater volume to replace existing products.

If our products fail to perform properly due to undetected errors or similar problems, or fail to comply with government regulations, our business could suffer, and we could become subject to product or general liability or errors and omissions claims. Such claims could be time-consuming and costly. Furthermore, any negligence or misconduct on the part of our consultants could result in financial or other damages to our customers, for which they may bring claims against us.

Complex software such as ours often contains undetected errors or bugs. Software errors are frequently found after introduction of new software or enhancements to existing software. We continually introduce new products and new versions of our products. If we detect any errors before we ship a product, we might have to delay product shipment for an extended period of time while we address the problem. We might not discover software errors that affect our new or current products or enhancements until after they are deployed, and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors, as well as any negligence or misconduct on the part of our consultants, could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial release of our software;

•	product liability, general liability or errors and omissions claims;

•	delays in, or loss of, market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to obtain or integrate third-party technologies could delay the development of our software and increase our costs.

We intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies which are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

Our success depends on our ability to respond quickly to changing technology, and we believe that we must develop new software programs and services utilizing modern technology in order to maintain our competitive position and profitability.

The market for our products and services is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of our software products are difficult to estimate. As a result, our future success will depend, in part, upon our ability to continue to enhance existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. We may not be able to successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. In addition, products, capabilities or technologies developed by others could render our products or technologies obsolete or noncompetitive or shorten product life cycles. If we are unable to develop on a timely and cost-effective basis new software products or enhancements to existing products or if new products or enhancements do not achieve market acceptance, we may not be able to compete effectively or maintain or grow our revenues.

As a result of the complexities inherent in software development, and in particular development for multi-platform environments, and the broad functionality and performance demanded by our customers, major new product enhancements and new products can require long development and testing periods before they are released commercially. We have on occasion experienced delays in the scheduled introduction of new and enhanced products, and future delays could increase costs and delay revenues.

We have made significant investments in software development and our growth plans are premised in part on generating substantial revenue from new product introductions and future enhancements to existing products. New product introductions and enhancements involve significant risks. For example, delays in new product introductions and enhancements, or less-than-anticipated market acceptance, are possible and would have an adverse effect on our revenue and earnings. We cannot be certain that our new products or enhancements will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming.

In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin and operating results would be adversely affected.

Advances in technology can require retraining and additional certifications for existing personnel or hiring of more qualified personnel. The most significant portion of our investment in software development is related to labor. If our personnel are unable to keep up with changing technologies or we are unable to attract, hire, and retain personnel having the qualifications needed to engineer, manage and implement technological advances, our competitive position may erode, with an adverse effect on our revenues and profitability.

If the security of our software is breached, we could suffer significant costs and damage to our reputation.

Fundamental to the use of our products is the secure collection, storage and transmission of confidential information. Third parties may attempt to breach our security or that of our customers and their databases. We may be liable to our customers for any breach in such security, and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation, our business and our operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such disruptions could lead to interruptions, delays or loss, of data and we may be required to expend significant capital and other resources to protect further against security breaches or to rectify problems caused by any security breach.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. Our competitive markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, whenever appropriate, expand our technological capabilities and product offerings. While we may use a portion of any cash proceeds to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability of assets generated by the paydown and remaining proceeds to fund acquisitions. Additionally, we are in the process of engaging a consultant to assist us with acquisitions, including identifying potential acquisition opportunities. Pursuant to this strategic plan, we intend to acquire companies, products, services and/or technologies that we feel could complement or expand our existing business operations, augment our market coverage, enhance our technical capabilities, provide us with important customer contacts or otherwise offer growth opportunities. Acquisitions and investments involve numerous risks, including:

•	improper valuation of the acquired business;

•	difficulties in integrating operations, corporate cultures, technologies, services, accounting and personnel;

•	difficulties in supporting and transitioning customers of acquired companies;

•	diversion of financial and management resources from existing operations;

•	risks of entering new sectors of the educational and governmental market;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs; and

•	consumption of significant capital and cash flow to the detriment of other business opportunities and needs.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. In addition, if we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing stockholders could be diluted, which, in turn, could affect the market price of our stock. Moreover, we might finance an acquisition with debt, resulting in higher leverage and interest costs. As a result, if we fail to evaluate and execute acquisitions or investments properly, we might not achieve the anticipated benefits of any such acquisition, and we may incur costs in excess of what we anticipate.

There can be no assurance suitable acquisition candidates will be available, that we will be able to procure adequate financing, that we will be able to successfully purchase or profitably manage acquired companies, that future acquisitions will further the successful implementation of our overall strategy or that acquisitions ultimately will produce returns that justify the investment. In addition, we may compete for acquisition and expansion opportunities with companies that have significantly greater resources than we do.

Following our merger in February 2005, we have pursued and entered into preliminary discussions with various acquisition candidates. However, we have not entered into agreements or understandings for any acquisition which management deems material.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from executing our growth strategy.

The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on many factors, including:

•	market acceptance of our products and services;

•	the need to adapt to changing technologies and technical requirements;

•	the existence of opportunities for expansion; and

•	access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional equity or obtain other financing. We have not made arrangements to obtain additional financing. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

Under certain circumstances, holders of warrants to purchase shares of our common stock may be able to exercise those warrants pursuant to a cashless exercise. A cashless exercise may adversely impact our business strategy.

The terms of the warrants held by Barron permit the cashless exercise of the warrants under certain circumstances. A cashless exercise would not result in capital inflow to the Company, which may hinder the implementation of our business strategy, one element of which is to expand through acquisition.

We currently do not have any pending or issued patents, but we rely upon trademark, copyright and trade secret laws to protect our proprietary intellectual property rights, which might not provide us with adequate protection. The loss or compromising of our rights in our intellectual property could adversely affect our competitive position and raise our costs.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We might not be successful in protecting our proprietary technology, and our proprietary rights might not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements. Each of these affords only limited protection. Moreover, we have no patent protection for Accounting+Plus software, which is one of our core products. Any inability to protect our intellectual property rights could seriously harm our competitive position, operating results and financial condition.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the United States. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation could become necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Because we generally do not have written software licenses, we must rely primarily on implied licenses and copyrights to protect our software. The enforcement of implied licenses and copyrights may be time-consuming and costly.

Enforcement of the implied licenses on our software would be primarily based on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Proving a breach of contract relating to a violation of an implied license may be difficult. Violations of copyrights on our software could include, among other things, unauthorized copies of the software being made, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering). While each of the foregoing rights are held by a copyright owner, copyright infringement may be difficult to prove, whereas a violation of an express license may be more readily provable and may provide additional rights and remedies than available through copyright protection. Therefore, we may have to expend significant time and financial resources should the need to enforce an implied license or copyright arise.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle.

Litigation regarding intellectual property rights is not unusual in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may nevertheless bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling or servicing our software. Our business, results of operations and financial condition could be harmed if any of these events occurred.

In addition, we have agreed, and will likely agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers might be required to obtain one or more licenses from third parties. We, or our customers, might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

Increasing government regulation of electronic commerce could reduce our revenues and increase our costs.

We are subject not only to regulations applicable to businesses generally but also to laws and regulations directly applicable to electronic commerce. We deliver marketing, shareholder and customer information, product demonstrations, new software and software updates, technical support and training over the internet. We also sell services whereby a customer may access and use our software to load and manage their organization’s data over the internet. Although there are currently relatively few laws and regulations governing electronic commerce, state, federal and foreign governments may adopt laws and regulations applicable to our business. Any such legislation or regulation could increase our operating costs as we are forced to comply, or increase the operating costs to our customers. In any such event, customers may decide not to use our products and services. Any new laws or regulations in the following areas could cause us to incur new compliance expenses, or otherwise adversely affect our business:

•	user security and privacy;

•	the pricing and taxation of internet use or goods and services offered or provided via the internet;

•	the online distribution of specific material, content or services over the internet; and

•	the content of websites or other internet marketing abilities (e.g., “do not call” (do not contact) registry requirements).

A significant portion of our revenues stem from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and financial condition.

We participate in the E-Rate Program, a government program providing funding for telecommunications, internet access and internal connections for schools that have a very high free and reduced lunch rate count. Schools and school districts that have developed an approved technology plan may receive funds to implement the plan. Service providers may sell to such schools and districts through an open and competitive bidding process. We have received funding through the E-Rate program since 2001, routinely representing in excess of 10% of our total revenues. The Schools and Libraries Division of the Universal Service Administrative Company, which administers the program, may conduct audits with respect to previous funding years. If the Schools and Libraries Division were to find that either we or the school to which we have made sales did not comply with the rules and regulations of the program, previous funding may have to be repaid and we could be barred from future bidding under the program. To date, we have not had to repay any money received in connection with the program, nor have we been cited for any material violation of program guidelines.

We received a subpoena from the United States Department of Justice on April 27, 2005, requesting our production of documents relating to the E-Rate Program. It is our understanding that similar inquiries have been directed to numerous other companies associated with the program. No allegations concerning impropriety by the Company have been made. However, the Antitrust Division’s collection of information from the hundreds of subpoenas it has issued could result in further inquiry and possible antitrust and/or related allegations. Although we do not believe that the investigation will impact our participation in the E-Rate Program, we can give no such assurances.

The requirements of being a public company, particularly the requirement to report financial results publicly and on a quarterly basis and compliance requirements under Sarbanes-Oxley will increase our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results of operations and may distract management from business operations.

As a public company, we are subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting.

Prior to February 11, 2005 we were a public shell with virtually no operations and had limited staff with highly technical accounting and public reporting expertise. We also had no requirement to report earnings quarterly or to any external persons or entities. In the first quarter of 2005, we entered into a complex merger and began public reporting of significant operations. Considerable additional effort is required to maintain and improve the effectiveness of disclosure controls and procedures and internal controls over financial reporting to meet the demands of a public reporting environment. Particularly, substantial additional resources are required in light of Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment beginning with our fiscal 2007 Annual Report on Form 10-KSB. These requirements have made it necessary for us to hire additional and more technical personnel, engage external resources and will increase our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results.

Significant management oversight will also be necessary in light of these requirements. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to attract and retain qualified resources and effect adequate management over these areas in a timely fashion might adversely impact our compliance with Section 404. Any failure to comply with Section 404 as required may harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Failure to comply with certain standards has resulted in a conclusion there is a significant weakness in our internal controls over financial reporting, and management may be unable to declare its controls over financial reporting effective until its implementation of the Sarbanes-Oxley Act which it anticipates completing in fiscal year 2007.

Since commencing the public reporting of significant operations following our reverse merger, we have identified a deficiency in our internal controls which constituted a material weakness.

Prior to February 11, 2005, we were a public shell with virtually no operations and CSI – South Carolina was a private company with limited complex accounting issues. As a result neither we nor CSI – South Carolina had no need for staff with technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and began public reporting of significant operations.

Due to the time required to source, attract, negotiate and hire personnel with the necessary experience, we remained for several months without sufficient public reporting or technical expertise to resolve non-routine or complex accounting matters and public reporting requirements such as we encountered in the merger with CSI – South Carolina, Inc. This resulted in our filing extensions and amending financial reports. Adjustments did not impact cashflows, but an adjustment related to the valuation of our warrants, following a determination they constituted a derivative financial instrument subject to complex accounting treatment, did impact our reported net income. The adjustments reflected a significant deficiency in our internal controls over the application of existing accounting principles to new public reporting disclosures and particularly related to the application of GAAP to new transactions. All necessary adjustments from the amendments to our previously issued financial results have been made in the financial information contained in this registration statement.

It was not until May 6, 2005 that we hired a chief financial officer with prior public reporting experience who is accustomed to dealing with more complex accounting matters. The significant deficiency in our controls related to financial reporting was determined to exist on August 16, 2005, at which time the CFO in consultation with the CEO and the audit committee of the board of directors determined the Company, following its inception of reporting as a public company and hiring of its first CFO with SEC reporting experience, still lacked sufficient internal resources to insure compliance with new emerging issues, or to fully review its compliance in all areas of financial disclosure on a timely basis. Accordingly, it was also determined until such time as we have sufficient resources, we would be unable to declare our disclosure controls with regard to new public reporting disclosures effective.

We continue to work with the chief financial officer to enlist the resources necessary to assist in the handling of complex non-routine accounting issues and to meet public disclosure requirements in a timely fashion. Following consultation with the Company’s Audit Committee and board of directors, the chief financial officer received authority to engage outside accounting experts to support management in their review, interpretation, and implementation of new disclosures and significant changes in accounting and regulatory reporting requirements, and engaged a resource in January 2006. The purpose is to provide additional technical resources (other than our independent auditors) to whom we may direct complex accounting issues for review, particularly in situations where the accounting treatment is unclear or extremely complex. In addition, in January 2006, we hired an additional staff person with public accounting and reporting experience.

Even so, due to the increasing number and complexity of pronouncements, emerging issues and releases, we expect there will continue to be some risk related to financial disclosures, albeit mitigated following implementation of the Sarbanes-Oxley Act requirements. The process of identifying risk areas and implementing financial disclosure controls required under the Sarbanes-Oxley Act may result in the identification of areas where we may need additional resources. Accordingly, we have also determined until such time as we complete this process, we may be unable to declare our controls with regard to new public reporting disclosures effective. This process has begun and we anticipate it will be completed in 2007.

We may discover and report additional weaknesses in our internal controls. Reporting deficiencies could harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operations could be misstated and our reputation may be harmed. Historically, we may not have maintained a system of internal controls that was adequate for a public company, and in preparing the financial statements included in this prospectus we placed only limited reliance on our historical internal control structure. This limited reliance is not sufficient to meet the standards under Section 404 of the Sarbanes-Oxley Act, with which we must comply beginning with our fiscal 2007 Annual Report on Form 10-KSB. We have undertaken the task of documenting our controls in preparation for the additional review, evaluation and testing requirements under Section 404 under the direction of our chief financial officer, who has prior experience in this area. We have also engaged external resources to assist with our documentation, implementation and testing of internal control and financial reporting control requirements under the Sarbanes-Oxley Act and hired an additional staff person with experience in this area,

While continuous improvements in internal controls will be made into 2006 and 2007 either separately or in connection with the implementation of the Sarbanes-Oxley Act, based on our CFO’s experience, with an increase in staff and the work of external resources, we expect we will receive additional suggestions for improvement in controls and will be implementing recommendations throughout the process. In this process we may identify and be required to report deficiencies in our internal controls that individually or collectively constitute material weaknesses.

The Public Company Accounting Oversight Board (PCAOB) has defined a material weakness as a “significant control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” A material weakness does not necessarily mean that a material misstatement has occurred or will occur, but that it could occur.

We are unsure we will be able to mitigate the possibility of significant deficiencies, including those that would constitute material weaknesses until we have completed the Sarbanes Oxley Act implementation process. Even so, we cannot assure you that the measures we have taken to date or these measures will ensure that we will be able to implement and maintain adequate controls over our financial processes and reporting to prevent any failure or deficiency. Any deficiencies or failures in internal controls or reporting of deficiencies or failures could harm the financial position of our business, reduce investor confidence, cause a decline in the market price for our common stock, and subject us to costly litigation.

Our management has limited experience in managing a public company, which could hamper our ability to function effectively as a public company.

Our management team has historically operated our business as a privately-owned corporation. Except for our chief financial officer, hired May 6, 2005, the individuals who now constitute our management have never had responsibility for managing a publicly-traded company. In particular, management is inexperienced in utilizing sophisticated forecasting or long term historical analysis of data that may be used for projecting future operating and financial results with a significant degree of consistency and accuracy. Due to the limited number of our personnel with experience with publicly-traded companies, any unexpected departure of our chief financial officer could result in our inability to comply fully with accounting pronouncements and public filing requirements on a timely basis. If we are unable to comply, our financial condition could be adversely affected.

In addition, although we are in the process of updating our systems and processes to public company standards, such systems and processes in many aspects still reflect those of a non-public corporation. As a result, we cannot assure you that we will be able to execute our business strategy as a public company. You should be especially cautious in drawing conclusions about the ability of our management team to provide guidance or other forward looking information regarding our operating or financial results with a reasonable degree of consistency and accuracy.

The development and enhancement of our software requires significant capital expenditures that we may not be able to make if we were to experience significant revenue reductions. Our failure or delay in developing and enhancing our software could seriously erode our competitive position.

Software technology is characterized by rapid technological change and evolving industry standards that require continuous development and enhancements to our software applications. Significant resources, primarily in the form of salaries and benefits, are required to keep up with these changes. We are in the process of rewriting our software applications to take advantage of current technologies. If we were to experience significant revenue reductions, our ability to implement these changes could be delayed or eliminated, eroding our competitive position and adversely affecting our revenues and financial condition.

We may not be able to repay both our bank credit facility which matures in March 2006 and our subordinated notes which mature in May 2006. Any failure to repay the credit facility or the notes, or in the alternative to secure a renewal or refinancing of the credit facility, would have a material adverse effect on our liquidity position and our ability to fund operations.

Our bank credit facility matures on March 17, 2006. Management believes that cash flow from operations may not be sufficient to repay both our $3.0 million bank credit facility in full on such date and the subordinated promissory notes payable to shareholders in an aggregate amount of $2.3 million which are due May 10, 2006. Management anticipates renewing the bank credit facility prior to its expiration date. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that its existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact agree to a renewal or that replacement financing could be procured by us on favorable terms. Without the existing credit facility or a replacement, management also believes that our ability to fund working capital and support additional sales growth could be adversely affected. If we were unable to repay the subordinated notes, there can be no assurance as to what adverse collection actions the subordinated noteholders might take, whether the noteholders would agree to an extension and on what terms, and the impact such a default might otherwise have on our other creditors and our financial condition.

We depend on key management and may not be able to retain those executives or recruit additional qualified personnel.

We believe that our future success will be due, in part, to the continued services of our senior management team. This team historically has been and we anticipate for the foreseeable future will continue to be relatively small. Our company was built by the five former shareholders of CSI – South Carolina who were largely responsible for our growth over the past 15 years. All of these founders of the Company now serve as our executive officers, with the exception of our former CFO, Joe G. Black, now retired. Each of the remaining four CSI – South Carolina founders have garnered significant technical expertise in both our products and the requirements of our client base. They have also developed relationships with our clients that we believe are valuable. The four CSI – South Carolina founders continue to manage specific areas of the business: sales, engineering, technical support and product development. They have been responsible for the technical development of our products and solutions and the creation of our business strategy. Because we are now a public company, we must also retain a chief financial officer with requisite technical expertise to handle the requirements of public company reporting and compliance. Our ability to implement our business plan is dependent on the retention of these executives who have specific, differentiated skills. Losing the services of one or more members of our management team could adversely affect our business and expansion plans.

Our certificate of incorporation limits the liability of our directors, which may bar stockholder actions and recovery against the directors for misconduct.

We have adopted provisions in our Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of our directors for monetary damages for breach of fiduciary of duty as a director. While it may limit stockholder actions against the directors of the Company for various acts of malfeasance, the provision is designed to ensure the ability of our directors to exercise their best business judgment in managing the Company’s affairs, subject to their continuing fiduciary duties of loyalty to the Company and its stockholders. Absent such a limitation, their judgment could be unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

Our certificate of incorporation and bylaws provide for the indemnification of management, which in certain circumstances could serve to circumvent the recovery by stockholders in legal actions.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, to the fullest extent permitted by Delaware law, provide, generally, that the Company will indemnify, including the advancement of expenses, any director, officer, employee or agent of the Company who is, or is threatened to be made, a party to any action, suit or proceeding by reason of the fact he was acting as a director, officer, employee or agent of the Company. Any advancement of expenses is subject to the indemnified person undertaking to repay any advanced expenses later deemed to be improper. Such indemnification would cover the cost of attorneys’ fees as well as any judgment, fine or amount paid in settlement of such action provided that the indemnified party meets certain standards of conduct necessary for indemnification under applicable law and the provisions of the Amended and Restated Bylaws. Such indemnity may or may not be covered by officer and director liability insurance and could result in expense to the Company even if such person is not successful in the action. This provision is designed to protect such persons against the costs of litigation that may result from his or her actions on our behalf.

Risk Factors Relating to Our Common Stock

Our quarterly financial results fluctuate and may be difficult to forecast. If our future results are below either any guidance we may issue or the expectations of public market analysts and investors, the price of our common stock may decline.

Our quarterly revenue and results of operations are difficult to forecast. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful and that such comparisons might not be accurate indicators of future performance. The reasons for these fluctuations include but are not limited to:

•	the size and timing of sales of our software, including the relatively long sales cycles associated with many of our large software sales;

•	budget and spending decisions by our customers;

•	market acceptance of new products we release;

•	the amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

•	changes in our pricing policies or our competitors’ pricing policies;

•	seasonality in our revenue;

•	general economic conditions; and

•	costs related to acquisitions of technologies or businesses.

Certain of our costs and expenses are based on our expectations of future revenue and are, to a large extent, fixed in the short term. These include: our software development costs, certain other overhead costs in costs of sales and the majority of our general and administrative expenses. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below either any guidance we may issue or the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

Our common stock is currently a “penny stock,” and the market for it is limited. Accordingly, we cannot assure that an adequate market will develop for our common stock or what the market price of our common stock will be.

Our common stock is currently traded in the over-the-counter market and is quoted on the OTC Bulletin Board. As of the date of this prospectus, only approximately 104,882 shares were available for trading in the over-the-counter market. As a result, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions and the lack of coverage by security analysts and the news media of our company.

In addition, because our stock is quoted on the OTC Bulletin Board, our common stock is subject to certain rules and regulations relating to a “penny stock.” A “penny stock” is generally defined as any equity security that has a price of less than $5.00 per share and that is not listed or approved for listing on a national securities exchange or an automated quotation system sponsored by a registered national securities exchange. Being a penny stock generally means that any broker who wants to trade in our shares (other than with established customers and certain institutional investors) must comply with certain “sales practice requirements,” including delivery to the prospective purchaser of the penny stock a disclosure statement describing the penny stock market and associated risks. In addition, broker/dealers must take certain steps prior to selling a penny stock, which steps include:

•	obtaining financial and investment information from the investor;

•	obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•	providing the investor a written identification of the shares being offering and the quantity of the shares.

If these penny stock rules are not followed by the broker/dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker/dealers to sell our common stock, and as a practical matter, these requirements may mean that brokers will be less likely to make recommendations on our shares to their general customers. As a result, for as long as our common stock is quoted on the OTC Bulletin Board and subject to the penny stock rules, our stockholders may have difficulty selling their shares in the secondary trading market. In addition, prices per share of our common stock may be lower than might otherwise prevail if our common stock were quoted on the Nasdaq Stock Market or traded on a national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. This lack of liquidity may also make it more difficult to raise capital in the future through the sale of equity securities.

The price of our common stock might be volatile.

Our stock price has been and may continue to be volatile, making an investment in our company risky. In the first quarter of 2005, the high quote was $7.00 and the low was $0.02. In the second quarter of 2005, the high quote was $4.01 and the low was $1.25. In the third quarter of 2005, the high quote was $2.25 and the low was $1.25. In the fourth quarter of 2005, the high quote was $3.00 and the low was $1.31. In the first quarter of 2006 (through January 5), the high and low were $2.10.

In recent years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market might be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our shares of common stock. Those factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of software and technology companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	economic conditions and trends in general and in the software and information technology industries;

•	major catastrophic events, including terrorist activities, which could reduce or divert funding from, and technology spending by, our core customer base of municipal governments and educational institutions;

•	changes in our pricing policies or the pricing policies of our customers;

•	changes in the estimation of the future size and growth of our market; or

•	departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we might be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

The sale of common stock under the registration statement could encourage short sales by third parties.

If a significant number of shares are sold pursuant to the registration statement, the effect may be downward price pressure on shares of our common stock. Falling share prices may encourage short sales of our common stock, which may exacerbate the downward price pressure.

Holders of the Series A Convertible Preferred Stock have certain rights which are superior to those of the common stockholders. These rights may adversely affect the liquidity and value of your investment.

The superior rights of the preferred stock include:

•	If we are liquidated, our preferred stockholders have priority on the distribution of assets up to their original investment value of $0.6986 per share. If any assets remain after the preferred stockholders receive their entitlement, then the remaining assets will be distributed on a pro rata basis to the common stockholders.

•	In the event of a change in control of our company or the occurrence of certain other transactions including, but not limited to, a tender offer, exchange offer or compulsory share exchange, holders of Series A Convertible Preferred Stock are entitled to treat such a transaction as a liquidation and recover their original investment in our company.

•	While the preferred stock is outstanding, we are not permitted to pay dividends on our common stock. This restriction means we are unlikely to pay dividends to our common stockholders in the foreseeable future.

•	In the future, if we were to offer shares of common stock to the public for cash, the holder of Series A Convertible Preferred Stock and the five former shareholders of CSI – South Carolina would have the right to participate pro rata in such an offering at 80% of the offering price. We do not currently contemplate such an offering.

The Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock permits the preferred stockholders to demand the return of their original investment under certain circumstances, which could hinder a stock transfer or business combination transaction beneficial to stockholders.

The preferred stockholders have the ability to elect to treat a change in control and certain other fundamental transactions as a liquidation and to be repaid their original investment under these circumstances. These transactions include a tender offer, an exchange offer, or a compulsory share exchange. The ability of the preferred stockholders to elect liquidation treatment could hinder or even prevent an acquisition transaction that might be beneficial to our common stockholders.

The raising of additional capital in the future may dilute your ownership in our company.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire complementary businesses or technologies;

•	develop new services and products; or

•	respond to competitive pressures.

Any additional capital raised through the sale of equity may dilute your ownership percentage in our company.

We could issue additional shares of common stock, which might dilute the book value of our common stock.

We have a total of 40,000,000 authorized shares of common stock, of which 2,631,786 shares were issued and outstanding as of December 31, 2005. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. Of our 40,000,000 authorized shares, we have reserved for issuance 15,518,208 shares of common stock relating to outstanding warrants, options and convertible preferred stock. An additional 1,100,000 shares of our common stock are reserved for issuance under our 2005 Incentive Compensation Plan. Also, we anticipate that we may issue common stock in acquisitions we anticipate making pursuant to our business strategy. Any issuances relating to the foregoing would dilute your percentage ownership interests, which would have the effect of reducing your influence on matters on which our stockholders vote. They might also dilute the tangible book value per share of our common stock. In addition, the Series A Convertible Preferred stockholder and the five former shareholders of CSI – South Carolina have the right, so long as any of the Series A Convertible Preferred stock is still outstanding, to participate in any “funding” by the Company (including a sale of common stock) on a pro rata basis at 80% of the offering price, which right if exercised might dilute our net tangible book value per share. Further, Barron has the right under certain circumstances to effect a cashless exercise of the warrants, which would dilute the tangible book value per share of our common stock.

Because we intend to retain any earnings to finance the development of our business, we may never pay cash dividends. Furthermore, the terms of both the Series A Convertible Preferred Stock and our bank loan documents currently prohibit the payment of cash dividends.

We have not paid cash dividends, except for the one-time cash dividend paid by CSI – South Carolina, our predecessor, prior to the February 2005 merger and sale of preferred stock. Our bank loan documents now prohibit the payment of cash dividends, as do the terms of our Series A Convertible Preferred Stock. Regardless of these restrictions, we do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead intend to retain any earnings to finance the development of our business.

Availability of significant amounts of common stock for sale in the future, or the perception that such sales could occur, could cause the market price of our common stock to drop.

A substantial number of shares of our common stock may be issued and subsequently sold upon the exercise of the two common stock warrants and the conversion of Series A Convertible Preferred Stock held by Barron. The number of such shares totals 15,295,728 (including 860,256 shares issuable upon the conversion of preferred stock potentially issuable as liquidated damages under the Registration Rights Agreement). In addition, officers and other affiliates of our company hold 2,526,904 shares of common stock, which have not been registered under the Securities Act of 1933, as amended, and are accordingly subject to the resale restrictions under such Act and Rule 144 thereunder. Under the Preferred Stock Purchase Agreement with Barron, shares held by insiders of the Company may not be sold until February 10, 2007. There are also outstanding options to purchase approximately 268,343 shares of our common stock. Additionally, we may issue up to 1,100,000 shares of common stock pursuant to our 2005 Computer Software Innovations, Inc. Incentive Compensation Plan. It is anticipated that outside directors of the Company and consultants will be awarded approximately 541,726 shares of common stock under the plan as compensation for their services. Awards to directors are anticipated to be restricted stock. The sale of any or all of these shares could have an adverse impact on the price of our common stock, as could the sale or issuance of additional shares of common stock in the future in connection with acquisitions or otherwise.

The number of shares being offered pursuant to this registration is relatively large compared to the number of shares held by our management and our non-affiliated public shareholders. If one or more investors purchased a large number of shares in or subsequent to this offering, they may be able to effect a change of control of the Company.

As of December 31, 2005, our management held 2,021,524 shares of our outstanding common stock, representing approximately 76% of the total number of shares outstanding. Pursuant to this prospectus, Barron may sell up to 15,295,728 shares of common stock. Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, an investor could acquire a significant number of shares in or subsequent to this offering and effect a change in control of us, including replacing our current management. Such an event might generate uncertainty and a loss of investor confidence.

Insiders currently hold a significant percentage of our stock and could limit your ability to influence the outcome of key transactions, including a change of control, which could adversely affect the market price of our stock.

As of the date of this prospectus, approximately 96% or 2,526,904 shares of our common stock are held by the former CSI – South Carolina shareholders, four of whom are currently executive officers. Non-executive officers of the Company also hold options to purchase approximately 268,343 shares. Further, it is anticipated that our three independent directors and consultants to the Company may be awarded up to an estimated 541,726 shares of common stock (anticipated to be restricted stock in the case of the directors) under our 2005 Incentive Compensation Plan, which plan provides for the award of a total of 1,100,000 shares to employees, directors and consultants. All of these facts have the potential of solidifying control of the Company with insiders, and would likely limit the ability of any minority stockholders to influence the outcome of key decisions, including elections of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of the common stock offered by this prospectus. We will, however, receive proceeds of the sale of common stock pursuant to the exercise of the warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to finance acquisitions and for general working capital purposes.

THE SELLING STOCKHOLDER

Barron Partners LP

The selling stockholder is Barron Partners LP. We believe that Barron is or at the time of sale will be the sole record and beneficial owner of the shares of common stock it will be offering. The common stock to be offered by Barron will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock or the exercise of the warrants. In connection with the issuance of the Series A Convertible Preferred Stock and the warrants, Barron was granted registration rights under a Registration Rights Agreement covering the shares of our common stock underlying the preferred stock and warrants.

Barron is a private investment partnership that specializes in investing in micro-cap public companies. It is not a registered broker-dealer nor is it affiliated with a broker-dealer. Its investment in the Company is solely for investment purposes for its own account.

Barron’s address is 730 Fifth Avenue, 9th Floor, New York, NY 20019. The general partner of Barron is Barron Capital Advisors, LLC. Andrew Barron Worden serves as the Managing Member of Barron Capital Advisors, LLC. In such capacity, he possesses voting and dispositive control over Barron Partners LP.

Share Ownership

Barron currently owns 7,217,736 shares of our Series A Convertible Preferred Stock, which represents 100% of our issued and outstanding shares of preferred stock. The preferred stock was purchased at a price of $0.6986 per share. Barron also may receive up to 860,256 shares of Series A Convertible Preferred Stock if the liquidated damages provisions of the Registration Rights Agreement between Barron and us are triggered. The preferred stock owned by Barron is convertible into common stock on a one for one basis. Additionally, Barron holds warrants to purchase 7,217,736 shares of our common stock. Half of the warrant shares are exercisable at a price of $1.3972 and the other half at a price of $2.0958 per share. Pursuant to the terms of the warrants and the Certificate of Designation governing the preferred stock, Barron is restricted from converting the preferred stock or the warrants if such conversion would result in Barron beneficially owning more than 4.9% of our outstanding common stock.

The table below sets forth the number and percentage of shares of common stock beneficially owned by Barron before and after completion of the offering pursuant to this prospectus.

Selling Stockholder	Shares Beneficially Owned Before Offering(1)		Percentage of Outstanding Shares Beneficially Owned Before Offering(1)		Maximum Number of Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering(1)
Barron Partners LP	135,602	(2)	4.9	%(2)	15,295,728	(3)	- 0 -

(1)	Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Based on 2,631,786 shares of common stock outstanding on December 31, 2005, and assumes the initial conversion of 135,602 shares of preferred stock and/or the exercise of warrants to the maximum extent permitted by the Certificate of Designation and the warrants.
(3)	Assumes that all shares of the preferred stock will be converted, and the warrants will be exercised in full. It also assumes that the maximum number of shares of preferred stock (860,256) are issued as liquidated damages under the Registration Rights Agreement with Barron.

Relationship With the Company and Affiliates

During the negotiations of the final merger agreement, management asked Barron for assistance in identifying possible independent directors. Barron introduced to management Anthony H. Sobel, Shaya Phillips and Thomas V. Butta. The Company conducted research and interviewed candidates, and ultimately elected Messrs. Sobel, Phillips and Butta to the board with CSI – South Carolina acting by written consent as majority shareholder. We have determined that these directors are independent pursuant to the standards of the Nasdaq National Market.

Mr. Sobel is a co-investor in Montana Metal Products with Robert F. Steel. We have entered into a consulting arrangement with Mr. Steel and his brother, Kenneth A. Steel, Jr. for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies and to assist management in seeking out and analyzing potential acquisition opportunities. We are in the process of reaching a definitive agreement with respect to the consulting arrangement. Messrs. Steel are both investors in Barron. Robert F. Steel has more than fifteen years of management and consulting experience with public and private companies in a variety of industries, including technology companies. Kenneth A. Steel, Jr. has more than ten years of management and consulting experience, also with companies in a variety of industries. For more information concerning Robert F. Steel and Kenneth A. Steel, Jr., please see “Certain Relationships and Related Transactions – Consulting Arrangements.”

Mr. Butta is President and Vice Chairman of the board of directors of a21, Inc., a concern in which Barron has invested. Mr. Phillips was previously employed as Chief Operating Officer and Chief Technology Officer of Global Broadband, Inc. a concern in which Barron years earlier held an investment. Mr. Phillips has consulted on a limited basis for Barron with respect to technology investments. Otherwise, Messrs. Sobel, Butta and Phillips had no business or family relationships with Barron or its affiliates. We believe that they are independent of Barron. To our knowledge such directors do not control, either directly or indirectly, and are not controlled by, nor are they under common control with, Barron. In connection with the merger agreement between VerticalBuyer and CSI – South Carolina, Ms. Hedrick and Thomas P. Clinton, a former shareholder of CSI – South Carolina, were appointed to the board of directors.

Except as disclosed above, neither Barron nor any of its affiliates has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of this prospectus.

PLAN OF DISTRIBUTION

This prospectus covers up to 15,295,728 shares of our common stock issuable to the selling stockholder upon (i) conversion of the 7,217,736 shares of Series A Convertible Preferred Stock, (ii) the exercise of warrants for the purchase of 7,217,736 shares, and (iii) conversion of up to 860,256 additional shares of Series A Convertible Preferred Stock issuable as liquidated damages if we fail to comply with obligations to register the shares underlying the preferred stock and the warrants pursuant to the Registration Rights Agreement with the selling stockholder. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we will receive the proceeds from the sale of common stock to Barron pursuant to the exercise of its warrants, absent a cashless exercise.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder; or

•	through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholder and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, or the “Securities Act.” As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Barron has no material relationship with us other than in its capacity as a holder of our preferred stock, warrants and certain subordinated debt, all acquired in the merger and other related transactions consummated in February 2005. Barron has no right to designate or nominate a member or members of our board of directors. At the request of CSI – South Carolina, Barron did make director introductions. This is discussed in more detail under “Description of Business—C. History and Development of CSI – South Carolina—Initial Development.”

Barron is under no obligation to convert its preferred stock or warrants into common stock of CSI. There is no arrangement in place whereby Barron may purchase additional shares in connection with this offering.

If the underlying common stock is sold through broker-dealers or agents, the selling stockholder will be responsible for broker-dealers’ and agents’ commissions.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	in the over-the-counter market;

•	other than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

In connection with the sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder may decide not to sell all or a portion of the common stock offered by it pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is properly met.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered pursuant to this prospectus will be the purchase price of such common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through its agents.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

The selling stockholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Also, if required with respect to a particular offering of the common stock, the name of the selling stockholder, the number of shares being offered and the terms of the offering, including the purchase price and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the Registration Rights Agreement entered into with the selling stockholder, we are required to maintain the effectiveness of the registration statement until the earliest to occur of thirty-six (36) months after the date of the Registration Rights Agreement, or February 10, 2008, such time as all of the shares of common stock to be offered pursuant to the registration statement have been sold, or all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act. We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed forty-five (45) days in any 12-month period. The Company is also permitted to suspend the use of the effectiveness of the registration statement for up to ten (10) additional days each year. We also agreed to pay liquidated damages to the selling stockholder in the form of additional shares of preferred stock if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted. Barron has on six occasions extended the required effectiveness date of the registration statement. In exchange for the fourth waiver (which extended the required effectiveness date until November 30, 2005), we paid Barron $50,000. The most recent waiver obligates us to cause the registration statement to become effective by February 28, 2006. The liquidated damages provisions of the Registration Rights Agreement, as amended on November 7, 2005, provide for the payment of shares of preferred stock at a rate of 2,472 shares per day through February 11, 2007. Accordingly, the maximum number of shares that may be paid is 860,256.

Under the Registration Rights Agreement, as amended, we and the selling stockholder have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or that the other will be entitled to contribution in connection with these liabilities. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the requirements of the amended Registration Rights Agreement, we are paying all registration expenses in connection with the registration statement of which this prospectus is a part, exclusive of all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the disposition of the selling stockholder’s shares. All excluded expenses would be for the account of the selling stockholder. We estimate that the expenses of the offering to be borne by us will be approximately $301,069. These consist of the following:

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	225,000
Blue Sky Fees and Expenses	25,000
Transfer Agent Fees	3,000
Miscellaneous Expenses	5,000

Total	$301,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that they may incur relating to the offering. The premiums that we pay in connection with such insurance total approximately $53,000 per year.

DILUTION

Effect of Offering on Net Tangible Book Value Per Share

This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

Price Per Share Paid by Selling Stockholder and Former CSI – South Carolina Shareholders

In the merger and related transactions, Barron invested in Series A Convertible Preferred Stock of the Company at a price of $0.6986 per share. The preferred stock is initially convertible into common stock on a one for one basis. In the merger, we issued to the former shareholders of CSI – South Carolina shares of common stock with a substantially identical effective price per share as the price paid by Barron for the preferred stock. Additionally, we issued the warrants to Barron, which will permit it to purchase an aggregate of 7,217,736 shares of our common stock. One of the warrants to purchase half of the aggregate shares has an exercise price of $1.3972 per share and the second warrant is exercisable at $2.0958 per share. The warrants may be exercised on a cashless basis after February 11, 2006 in the absence of an effective registration statement covering the shares underlying the warrants.

MARKET FOR STOCK

Our common stock is traded in the over the counter market and is quoted on the OTC Bulletin Board. The earliest quote available during the past two years was October 20, 2004. The high and low quotes for such date through October 4, 2005 are set forth in the chart below. The source of this information is the Finance page of www.yahoo.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Range of Common Stock Prices ($)

	High		Low
2004
4th Quarter
(October 20, 2004 – December 31, 2004)	3.20	(1)	0.80	(1)
2005
1st Quarter	7.00		0.80	(1)
2nd Quarter	4.01		1.25
3rd Quarter	2.25		1.25
4th Quarter	2.25		1.31
2006
1st Quarter
(through January 5, 2006)	2.10		2.10

(1)	Quotes reflect prices of VerticalBuyer prior to the merger with CSI – South Carolina on February 11, 2005, adjusted for the 40 to 1 stock split effected on that date.

Source: http://finance.yahoo.com.

As of December 31, 2005 there were 2,631,786 shares of common stock outstanding and 118 stockholders of record, and 7,217,736 shares of Series A Convertible Preferred Stock outstanding with one preferred stockholder of record. See “Description of Securities.” Of the total number of shares of common stock outstanding, approximately 2,526,904 shares were held by the five former shareholders of CSI – South Carolina and are subject to statutory and contractual resale restrictions, and approximately 104,882 shares were available for trading in the over-the-counter market. Such amounts represent 96% and 4%, respectively, of the total amount of outstanding common stock of the Company.

DIVIDEND POLICY

We have paid no cash dividends during the past two fiscal years, except for the dividends payable by CSI – South Carolina in February 2005 relating to the reverse merger. For a discussion of the merger related dividends, see “Description of Business—E. The Merger and Recapitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—B. Reverse Merger and Investment by Barron Partners LP.”

No dividends may be paid with respect to the Series A Convertible Preferred Stock and, pursuant to the Preferred Stock Purchase Agreement, no dividends may be paid on our common stock while any Series A Convertible Preferred Stock is outstanding. Also, our agreements with our bank lender prohibit any dividend which would, upon payment, result in a default under our financial covenants. Furthermore, even if these dividend restrictions were to be no longer effective, we have no plans to pay dividends in the foreseeable future. Instead, we intend to retain the earnings of our business for working capital and other investments in order to fund future growth.

DESCRIPTION OF BUSINESS

A. Introduction

Unless the context requires otherwise, (1) ”Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) ”VerticalBuyer” refers to the Company prior to the merger; and (3) ”CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger.

We develop software and provide hardware-based technology solutions. Our internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund,” or by source and purpose of the funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standards-based lesson planning software. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may be reviewed by administrators and a report generated to determine the standards that have been met or need to be met. We also provide a wide range of technology solutions, including hardware and design, engineering, installation, training and ongoing support and maintenance. Our solutions include computers, networking, security, IP telephony and distance learning and video communication.

Our operations are those of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation organized in 1990. The history and development of CSI – South Carolina is described in “—C. History and Development of CSI – South Carolina.” Our current business operations are described in “—B. Overview” and elsewhere in this “Description of Business.”

Prior to February 10, 2005, the Company was known as VerticalBuyer, Inc. Prior to our merger with CSI–South Carolina on February 11, 2005, we were a public shell corporation, having conducted no business operations since September 2001. A brief history of VerticalBuyer, Inc. is presented in “—S. VerticalBuyer, Inc.”

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of the purchase of a majority of our common stock by CSI – South Carolina. On February 11, 2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.” We refer to the Company prior to the merger as VerticalBuyer.

The merger of CSI – South Carolina into us is accounted for as a reverse acquisition, with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Accordingly, reported prior year financial results are those of CSI – South Carolina, not VerticalBuyer. The activities of VerticalBuyer are included only from the date of the transaction forward. Shareholders’ equity of CSI-South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition, and prior year per share amounts have been restated to account for the additional stock issued as a result of the merger.

The merger and related transactions are described in “—E. The Merger and Recapitalization,” and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Reverse Merger and Investment by Barron Partners LP.”

Our principal executive offices are located at 1661 East Main Street, Easley, South Carolina 29640. Our telephone number at that location is (864) 855-3900.

We maintain an Internet website at www.csi-plus.com. Certain pertinent information about our business, products and services and recent developments is posted on our website. The information on our website does not constitute a part of this prospectus.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is traded in the over-the-counter market under the symbol “CSWI.OB” Trade information is reported on the OTC Bulletin Board.

B. Overview

We develop software and provide hardware-based technology solutions. Our internally developed software is sold and supported through our software applications segment. We monitor our business as two segments, but take advantage of cross-selling and integration opportunities. We provide hardware-based technology solutions through our technology solutions segment. By strategically combining our fund accounting software with our ability to integrate computer and other hardware, we have been successful in providing a variety of technological solutions to over 300 clients located in South Carolina, North Carolina and Georgia. We are pursuing a national presence with a primary, initial focus on the southeast region of the United States.

Software Applications Segment

Our software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations include our primary target market: municipalities, school districts and local governments. Our software provides a wide range of functionality to handle public sector and not-for-profit accounting requirements including receipt and tracking of funds, application of purchases, payables, investments and expenditures by fund, and production of financial and informational reports. The software is written in modules which can be sold separately or as a fully-integrated package so that information keyed in one module will be updated electronically into other modules to minimize keying and improve productivity. In addition to the modules covering general accounting functions, specialty modules are also available. The software modules include:

•	General (or “Fund”) Ledger;

•	Accounts Payable;

•	Purchasing;

•	Payroll;

•	Personnel;

•	Employee Absence/Substitutes;

•	Inventory;

•	Utility Billing; and

•	Other specialty modules designed for government markets.

More detailed information concerning the modules noted above and additional specialty modules is presented in “—G. Product and Services.”

We also provide standards-based lesson planning software. This software is designed to allow teachers to create lesson plans that tie to a state’s curriculum standards. Lesson plans may then be reviewed by school administrators and reports generated to determine if standards have been met. Additional information concerning the standards based learning planning software is presented in “—G. Product and Services.”

Our software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sales, deployment and support of our “in-house” software products. From time-to-time, our applications support specialists also provide support for the technology solutions segment.

Typically, sales of software and related services generate significantly higher margins than sales of hardware. Because revenues in our software applications segment result from sales and support of software products developed for resale, and are coupled with a relatively small volume of related hardware sales, (also referred to as “software and related services”), our software applications segment produces higher margins than our technology solutions segment. Conversely, revenues in our technology solutions segment result primarily from hardware sales, and a relatively smaller amount of integration services (also referred to as “hardware sales and related services”). Accordingly, our technology solutions segment produces lower margins than our software applications segment.

Technology Solutions Segment

Our technology solutions segment has a staff of certified systems engineers capable of providing a broad range of technology solutions to our clients. Certified systems engineers are computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer–based technology. These solutions can include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring and distance and classroom learning projects. Through this segment we also provide subsequent support and maintenance of equipment and systems.

In addition, we provide network integration solutions as a value added reseller (selling equipment purchased from vendors to which we have added our engineering services) of computer hardware and engineering services. These technologies include, but are not limited to:

•	technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	hardware/software sales and installation;

•	system and network integration (combining different computer programs, processes and hardware such that they operate and communicate seamlessly as a tight-knit system.);

•	wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	wireless networking (linking a group of two or more computer systems by radio waves);

•	IP Telephony and IP Surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	project management (overseeing installation of computers, telephone equipment, cabling and software);

•	support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	system monitoring (proactively monitoring computers and software to detect problems); and

•	education technologies, including distance learning and classroom learning tools.

In addition to our engineers, our technology solutions segment includes a staff of sales persons, project managers and product specialists. Our technology solutions segment also purchases and resells products from a variety of manufacturers such as Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg and DIVR, and supports the software applications segment.

Currently our business efforts are focused on the two key operating segments: internally developed software applications and related service and support (our “software applications segment”), and other technology solutions and related service and support (our “technology solutions segment”). Subsequent to December 31, 2004, the Company began reporting separately for these two operating segments. Prior-year amounts have been reclassified to conform to the current period presentation.

The chart below shows revenues by business segment for the nine month periods ended September 30, 2005 and 2004, and the years ended December 31, 2004 and 2003.

($ in thousands)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenues
Software applications segment	$3,162	$3,327	$4,676	$2,981
Technology solutions segment	15,180	14,492	17,805	16,260

Revenues	$18,342	$17,819	$22,481	$19,241

Gross Profit
Software applications segment	$1,817	$2,335	$3,063	$1,763
Technology solutions segment	3,310	2,956	4,006	3,950

Gross Profit	$5,127	$5,291	$7,069	$5,713

Gross Margin
Software applications segment	57.5%	70.2%	65.5%	59.1%
Technology solutions segment	21.8%	20.4%	22.5%	24.3%
Gross Margin	28.0%	29.7%	31.4%	29.7%

C. History and Development of CSI – South Carolina

Initial Development

Our current business operations are those of CSI – South Carolina. CSI – South Carolina was incorporated under the name of Compu-Software, Inc. as a South Carolina corporation on January 12, 1990, and founded by Joe G. Black, our former interim Chief Financial Officer; Nancy K. Hedrick, our Chief Executive Officer and Director; and Beverly N. Hawkins, our Secretary and Vice President of Support Services. Ms. Hedrick and Ms. Hawkins previously worked for Data Management, Inc. (“DMI”), and while employed by DMI, they developed a software program for an accounting system designed for the local government and the kindergarten through high school (“K-12”) education sector. Ms. Hedrick and Ms. Hawkins left DMI to work for Holliday Business Service, Inc. (“HBS”) and shortly thereafter, in February of 1989, DMI sold the accounting system software to HBS. HBS created a division of the company for this accounting system named Compusoft. In January of 1990, Ms. Hawkins and Ms. Hedrick left HBS to create CSI-South Carolina under the name of Compu-Software, Inc. In connection with the establishment of the new company, HSB sold the rights to the CompuSoft software to CSI-South Carolina.

Mr. Black, a former partner with HBS, recognized the value of the software targeted at a potentially attractive niche market, and teamed up with Ms. Hedrick and Ms. Hawkins in their formation of Compu-Software, Inc. The marketing of the accounting software and supporting the developing client base was the core business of CSI – South Carolina from its incorporation until 1999. Beginning with a small, established client base, CSI – South Carolina was profitable near inception. During this nine year period, it grew from the original two employees (Ms. Hedrick and Ms. Hawkins), fifteen clients and modest revenues to approximately thirteen employees, a client base of more than 70 customers, and revenues of more than a million dollars.

In early 1999, the original principals were joined by Thomas P. Clinton, our Vice President of Sales and Director; and William J. Buchanan, our Treasurer and Vice President of Delivery and Support. Messrs. Buchanan and Clinton had been employees of another value added reseller and for many years had worked closely with CSI – South Carolina to provide hardware network support to its clients. When their former employer began to de-emphasize the K-12 education market, Messrs. Buchanan and Clinton elected to join CSI – South Carolina. CSI Technology Resources, Inc. was formed as a wholly-owned subsidiary of CSI – South Carolina to be a value added reseller of computer hardware and network integration services. A value added reseller is a business that resells computers and other technology hardware or software coupled with “value adding” solutions such as installation services, software, customization and project management.

The addition of the technology sector provided an additional revenue source from the existing client base and new contacts. The result was an increase in revenues from approximately $2 million in 1999 to revenues of approximately $22 million for the fiscal year ended 2004.

By 2000, CSI Technology Resources, Inc. ceased to operate or be accounted for as a separate organization. Accordingly, Ms. Hedrick, Ms. Hawkins and Messrs. Black, Clinton and Buchanan became equal shareholders in CSI – South Carolina. Each principal managed a specific area of the business (i.e., sales, technical support services, product development, engineering and administration-finance). The business has continued to operate in a similar manner following its reverse merger with VerticalBuyer.

Events Leading Up to 2005 Restructuring

In 2001, Joe Black, one of the owners and the Chief Financial Officer of CSI – South Carolina at the time, announced to the other four owners that he expected to retire within three years. He also indicated that he might want to cash out all or a portion of his interest in CSI – South Carolina at the time of his retirement. The five owners of CSI – South Carolina began to plan for the approaching retirement of Mr. Black and for the possible disposition of his shares of stock in connection with his retirement. The owners decided to look for financing and considered the possibility of selling stock from each owner in CSI – South Carolina to an investor, as well as positioning CSI – South Carolina for growth. CSI – South Carolina interviewed a few investment banking firms in 2001 and 2002, including The Geneva Companies, Inc. (“Geneva”), an affiliate of Citigroup, Inc. Management selected Geneva and engaged it to advise CSI – South Carolina and the five principals on valuation and financing strategies. Geneva directed the process of locating potential strategic or financial partners for CSI – South Carolina.

CSI – South Carolina spoke with several interested parties from 2003 into 2004, but no firm prospects emerged until early 2004. Ultimately, CSI – South Carolina and its owners signed a letter of intent on May 10, 2004 to sell the stock of CSI – South Carolina to Yasup, LLC of New York, New York, which CSI – South Carolina management believed to be affiliated with a larger company in CSI – South Carolina’s industry. Pursuant to the letter of intent, CSI – South Carolina began providing information and materials concerning its business to Yasup, LLC. Subsequently, on July 19, 2004, CSI – South Carolina and its owners signed a revised letter of intent with Yasup, LLC for the sale of CSI – South Carolina. This letter of intent provided that it would terminate if a definitive agreement was not executed within 90 days, or by October 17, 2004.

Over the next several months, the owners of CSI – South Carolina negotiated with Yasup, LLC concerning the acquisition. During these negotiations, Yasup, LLC indicated that several companies had evaluated possible financing for the acquisition, but none committed funds. Ultimately, the parties could not come to terms by the termination date of the letter of intent or afterwards, and the proposed acquisition was abandoned.

Through its financial adviser, Liberty Company, LLC (“Liberty”), Barron Partners LP became aware that CSI – South Carolina was seeking to restructure. After the July 19, 2004 letter of intent with Yasup, LLC had terminated, Barron approached the owners of CSI – South Carolina through Geneva about financing possibilities. On December 2, 2004, CSI – South Carolina and Barron executed a letter of intent by which Barron proposed to buy common stock from the CSI – South Carolina owners and acquire other rights in CSI – South Carolina (or another company into which CSI – South Carolina would merge) after the transaction.

Barron is a “micro-cap fund,” limited by its organizational documents to investments in companies that are public entities, so the transaction required the merger of CSI – South Carolina into a public company that was already reporting to the SEC prior to the investment by Barron. In order to accomplish this, Barron and CSI – South Carolina determined that the most effective alternative was for CSI – South Carolina to merge into a publicly held inactive shell corporation. In addition, our shareholders believed that converting CSI – South Carolina into a publicly held entity would provide the Company in the long term with access to public capital markets that could provide funds for future strategic growth. A public market for the Company’s stock would also provide the five shareholders with liquidity for their equity investment in the recapitalized Company.

Barron searched for a publicly held inactive shell corporation, eventually identifying VerticalBuyer, Inc., a Delaware corporation, 77% of the common stock of which was held by Maximum Ventures, Inc. (“Maximum Ventures”), a New York corporation. VerticalBuyer, which is described in more detail under “—S. VerticalBuyer, Inc.” below, had formerly been engaged in the development of internet sites and had ceased all operations in September 2001. Maximum Ventures purchased its interest in VerticalBuyer on March 12, 2004.

CSI – South Carolina and Barron originally envisioned that Barron would acquire the inactive shell corporation required to facilitate the contemplated investment by Barron. In December 2004, Barron entered into negotiations with Maximum Ventures for the shares held by it in VerticalBuyer, and advanced $50,000 as an advisory fee, to be credited against the purchase price. However, subsequent to these initial negotiations by Barron with Maximum Ventures, Barron was advised that its organizational documents would not permit it to acquire a corporation with substantially no assets. Accordingly, CSI – South Carolina and Barron agreed that CSI – South Carolina would acquire a controlling interest in VerticalBuyer.

In December 2004 and January 2005, CSI – South Carolina performed legal and financial due diligence on VerticalBuyer, completed negotiations with Maximum Ventures for the purchase of its stockholdings in the inactive corporation and finalized a stock purchase agreement. On January 28, 2005, CSI – South Carolina and Barron entered into a second amendment to their letter of intent. In addition to extending Barron’s exclusive due diligence period until February 28, 2005, CSI – South Carolina also agreed that it would not sell or otherwise dispose of any of the shares of VerticalBuyer’s common stock it was to purchase without the prior written consent of Barron, other than as a part of the transactions contemplated by the letter of intent. In addition, Barron agreed to purchase from CSI – South Carolina all of such VerticalBuyer stock, at the same price at which it was to be purchased from Maximum Ventures, in the event that the closing of the transactions contemplated by the letter of intent were not consummated by February 28, 2005. The parties contemplated that any exercise of such right by Barron would have been accomplished through an assignee of Barron.

On January 31, 2005, CSI – South Carolina and Maximum Ventures entered into a stock purchase agreement and CSI – South Carolina concurrently purchased all of the 13,950,000 shares of the common stock of VerticalBuyer from Maximum Ventures. CSI – South Carolina’s acquisition of a majority interest in VerticalBuyer from Maximum Ventures is described in more detail under “—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions—Purchase of Majority Interest of VerticalBuyer by CSI – South Carolina.”

Upon the consummation of the stock purchase transaction with Maximum Ventures, VerticalBuyer became a 77% owned subsidiary of CSI – South Carolina. Officers of CSI – South Carolina were appointed as officers of VerticalBuyer as follows: Nancy K. Hedrick, President and CEO; Joe G. Black, Interim CFO; William J. Buchanan, Treasurer; and Beverly N. Hawkins, Secretary. Effective upon the closing of the Maximum Ventures transaction, the following persons, who had no previous association with VerticalBuyer or CSI – South Carolina, were appointed to the board of directors: Anthony H. Sobel, Thomas V. Butta and Shaya Phillips. Prior to Barron, CSI – South Carolina or VerticalBuyer entering into any definitive agreements, the management of CSI – South Carolina was having difficulty in identifying and securing independent director candidates that it thought would add value to the Company. Accordingly, management solicited advice from Barron regarding potential independent director candidates. Barron introduced Messrs. Sobel, Butta and Phillips. Mr. Sobel, who had no prior business or investment ties to Barron, has experience in the management and financing of emerging enterprises. Mr. Sobel is the chief executive officer of Montana Metal Products. Robert F. Steel, a consultant to us who is also an investor in Barron, is an investor with Mr. Sobel in Montana Metal Products. Messrs. Butta and Phillips were introduced to CSI – South Carolina because of their experience in technology and software-based businesses. Mr. Butta is President and Vice Chairman of the board of directors of a21, Inc., a concern in which Barron invested. Mr. Phillips previously served as chief operating officer and chief technology officer of Global Broadband, Inc., a concern in which Barron years earlier had invested. Mr. Phillips has consulted on a limited basis for Barron with respect to technology investments.

On February 10, 2005, CSI – South Carolina and VerticalBuyer, its then 77% owned subsidiary, entered into the Agreement and Plan of Merger. The agreement provided that CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer being the surviving corporation. As a result, CSI – South Carolina would in effect become a publicly held company reporting to the SEC. Also on February 10, 2005, CSI – South Carolina and Barron entered into definitive agreements for a preferred stock investment in VerticalBuyer following its merger with CSI – South Carolina. The merger and other transactions contemplated by the Barron letter of intent and definitive agreements were consummated February 11, 2005 and are described in more detail in “—E. The Merger and Recapitalization” below.

D. Subsidiaries

Our consolidated financial statements continue to include CSI Technology Resources, Inc. as a wholly-owned subsidiary. However, this subsidiary no longer has any significant operations or separate accounting. Its former operations are now accounted for within CSI, except that CSI Technology Resources, Inc. is still named in certain contracts. At a future date, these contracts may be transferred to the parent and the subsidiary deactivated, subject to a review of any tax and legal consequences.

We have no other subsidiaries.

E. The Merger and Recapitalization

Incorporated in Delaware on September 24, 1999, we were previously known as VerticalBuyer, Inc. We ceased business operations of any kind in September 2001. Prior to assuming the business operations of CSI – South Carolina in the February 2005 merger, VerticalBuyer was an inactive shell corporation without material assets or liabilities. The prior operations of VerticalBuyer are discussed in “—S. VerticalBuyer, Inc.”

In the first quarter of 2005, the Company completed a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by CSI – South Carolina. These culminated on February 11, 2005 with the merger of CSI – South Carolina into VerticalBuyer, our issuance of preferred stock, common stock, common stock warrants and certain subordinated notes, and the change of our name to Computer Software Innovations, Inc. We refer to the Company prior to such merger as “VerticalBuyer.”

Merger Accounting

The merger was accomplished through an exchange of equity interests.

Under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations,” the merger of CSI – South Carolina into VerticalBuyer was considered to be a reverse acquisition, whereby CSI – South Carolina is considered to be the acquirer. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. VerticalBuyer had no assets or liabilities at the time of acquisition. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are required to be expensed as incurred. Shares issued in the transaction are shown in our financial statements as outstanding for all periods presented and the activities of the surviving company (VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

The accounting treatment for the merger is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Reverse Merger and Investment by Barron Partners LP” and in Note 2, “Acquisition and Merger” to our unaudited consolidated financial statements as of September 30, 2005.

Summary of Merger and Related Investment Transactions

The significant merger related activity, on a cash basis, in the order it occurred is as follows:

Purchase of majority interest in VerticalBuyer shell company by CSI – South Carolina	$(415,024	)(1)
CSI – South Carolina’s redemption of options	(899,144)
Initial cash payment of portion of CSI—South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock and warrant proceeds	(2,500,000)
Payment on one of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Payment on second set of shareholder notes and Barron’s note from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	Consists of $450,000 aggregate agreed-upon purchase price (including approximately $5,000 used to satisfy outstanding liabilities of VerticalBuyer) and an additional $20,000 paid to Maximum Ventures to offset its legal and accounting expenses, net of the $50,000 contribution by Barron and a $5,000 allowance to help defray our legal and professional expenses.

In addition to the cash used for financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees, which were expensed.

The above transactions are described in more detail below under “—Description of Merger and Related Investment Transactions.” Our financial analysis of these transactions is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of Merger and Related Investment Transactions

Purchase of Majority Interest of VerticalBuyer by CSI – South Carolina

On January 31, 2005, CSI – South Carolina purchased 13,950,000 shares of the common stock, $0.001 par value, of VerticalBuyer from Maximum Ventures pursuant to a Stock Purchase Agreement. The shares purchased by CSI – South Carolina represented approximately 77% of VerticalBuyer’s outstanding common stock. The purchase price was $450,000, with approximately $53,000 of that amount going to satisfy the outstanding liabilities of VerticalBuyer at that time. CSI – South Carolina also reimbursed Maximum Ventures for legal expenses of $20,000. The purchase price was reduced by a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the upcoming 2004 audit. CSI – South Carolina also received credit for the $50,000 pre-paid advisory fee previously paid by Barron to Maximum Ventures as earnest money. As a part of its preferred stock investment in the Company, Barron contributed the $50,000 prepayment for the Company’s benefit to help defray transaction legal expenses. There were no finder’s fees or other monetary consideration paid in connection with the Stock Purchase Agreement and the purchase of the VerticalBuyer shares.

The purpose of the purchase of the VerticalBuyer shares was the procurement of a publicly held inactive shell corporation into which CSI – South Carolina could merge and itself become a publicly held corporation reporting to the SEC. The reasons for utilizing a shell corporation are described in more detail under “—C. History and Development of CSI – South Carolina—Events Leading Up to 2005 Restructuring.”

In connection with CSI – South Carolina’s purchase of the VerticalBuyer shares owned by Maximum Ventures, Mr. Abraham Mirman resigned as president, CEO and sole director of VerticalBuyer and Mr. Chris Kern resigned as its CFO. Messrs. Mirman and Kern also served as president and vice president, respectively, of Maximum Ventures. Anthony H. Sobel, Thomas V. Butta and Shaya Phillips were appointed as directors of VerticalBuyer. The board of directors appointed new officers of VerticalBuyer, who were also officers of CSI – South Carolina. These were Nancy K. Hedrick, President and CEO; Joe G. Black, interim CFO; Beverly N. Hawkins, Secretary; and William J. Buchanan, Treasurer. The officer and director appointments were ratified by CSI – South Carolina, as majority stockholder, acting by written consent on January 31, 2005.

Pursuant to a Stock Purchase Agreement between CSI – South Carolina and Maximum Ventures dated January 31, 2005, CSI – South Carolina and Maximum Ventures made certain representations and warranties, including representations and warranties by Maximum Ventures with respect to VerticalBuyer. In particular, Maximum Ventures made representations and warranties with respect to: (1) VerticalBuyer’s due organization, valid existence and good standing under Delaware law; (2) the authorized and outstanding common and preferred stock of VerticalBuyer; (3) the absence of any outstanding options, warrants or convertible securities; (4) the absence of any obligation to file a registration statement with respect to common or preferred shares of VerticalBuyer; (5) the absence of any legal proceedings pending or threatened against VerticalBuyer or any of its properties or any of its officers or directors; (6) all tax returns being properly filed, except for income tax returns for years 2001 through 2004; (7) VerticalBuyer being current in its reporting obligations under the Securities Exchange Act of 1934; (8) the absence of any liens or encumbrances on the common stock to be transferred pursuant to the Stock Purchase Agreement, except for certain restrictions on transfer; (9) Maximum Ventures having the legal right to consummate the transactions contemplated by the Stock Purchase Agreement; (10) VerticalBuyer’s compliance with, and absence of any violation by it of, laws and regulations; (11) the identity of the director, officers and employees of VerticalBuyer; (12) the identity of all existing creditors and claims (totaling approximately $53,000); (13) the accuracy of the books and records; (14) the exemption from the registration requirements of the Securities Act of 1933 for the stock sale; and (15) the absence, to Maximum Venture’s knowledge, of any material misstatement or of a material fact or omission to state a material fact contained in VerticalBuyer’s filings with the SEC, and the absence of any material adverse change from the facts set forth in VerticalBuyer’s Form 10-KSB for the fiscal year ended December 31, 2003. The filing deficiency with respect to income tax returns VerticalBuyer failed to file between 2001 and 2004 has been remedied. In view of VerticalBuyer having ceased operations during this period and reporting no income, the cost of remediating these filing deficiencies was not material.

The parties also agreed to indemnify each other generally for any breaches of any of their respective representations, warranties and covenants. In the case of Maximum Ventures, indemnification liability is capped at $450,000. CSI – South Carolina and Maximum Ventures also gave further assurances that they would cooperate in the future to carry out the purposes of the Stock Purchase Agreement, including the preparation and filing of future reports of VerticalBuyer with the SEC.

Reverse Stock Split

On January 31, 2005, the board of directors of VerticalBuyer approved a reverse stock split in order to facilitate a potential merger with CSI – South Carolina. In the reverse stock split, every 40 shares of VerticalBuyer’s common stock issued and outstanding on the record date, February 10, 2005, were converted and combined into one share of post-split shares. The reverse split was effected pursuant to an amendment to our certificate of incorporation and was paid on February 11, 2005. No fractional shares were issued nor any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next highest number of post-split shares and the same issued to any beneficial holder of such pre-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of our common stock received at least one post-split share and no shareholders were eliminated. Pursuant to the amendment to our certificate of incorporation effecting the reverse stock split, the number of authorized and preferred shares remained unchanged at 50,000,000 and 5,000,000, respectively. Continental Stock Transfer & Trust Company, New York, New York, our transfer agent, served as exchange agent for the reverse split.

On January 31, 2005, following the board’s approval of the reverse stock split, CSI – South Carolina, acting as majority stockholder, approved by written consent the reverse split and the related amendment to our certificate of incorporation.

Par Value

In connection with the January 31, 2005 approval of the reverse stock split, the board of directors of VerticalBuyer also approved the elimination of par value of all shares of our authorized common and preferred stock. Such change was likewise approved on January 31, 2004 by CSI – South Carolina, as majority stockholder acting by written consent. Subsequently, on February 9, 2005, the board decided it was in the best interest of VerticalBuyer and more economical to retain par value of $0.001 for all of our authorized common and preferred stock. This decision was made prior to the filing of the amendment to our certificate of incorporation and accordingly, the par value of our common and preferred stock has not changed. CSI – South Carolina as majority stockholder acting by written consent, also approved the subsequent retention of par value on February 9, 2005.

Name Change

On February 4, 2005, the board of directors of VerticalBuyer approved the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc. The board also approved an amendment to our certificate of incorporation effecting such change. Following the board’s approval of the name change on February 4, 2005, CSI – South Carolina, acting as majority stockholder by written consent, also approved the name change.

The change of our name to Computer Software Innovations, Inc. became effective on February 10, 2005, concurrently with the reverse stock split, upon the filing of an amendment to our certificate of incorporation.

CSI – South Carolina Redemption of Options

Prior to the merger on February 9, 2005, CSI – South Carolina redeemed stock options for 6,234 (738,195, as restated in our consolidated financial statements) shares of its common stock in exchange for $899,144 cash. Under CSI – South Carolina’s stock option plan, certain non-executive employees had been granted stock options for an aggregate of 9,000 (1,065,746, as restated in our consolidated financial statements) shares of CSI – South Carolina common stock. The redeemed options represented 73.34% of then outstanding options for 8,500 (1,006,538, as restated in our consolidated financial statements) shares. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to shares of CSI – South Carolina common stock cancelled in the merger. Following the merger, the remaining options were exercisable for 268,343 shares of the Company’s common stock.

The redemption by CSI – South Carolina of the options was contemplated by the parties to the Merger Agreement between CSI – South Carolina and VerticalBuyer, and the preferred stock purchase agreement between Barron and the Company relating to Barron’s preferred stock investment in the merged Company. The option redemption was a condition to both agreements. The purpose of the redemption was to permit the option holders, consisting of non-executive employees of CSI – South Carolina whom management believed to have contributed to the success of that company, to participate with the five shareholders in the cash consideration received by the shareholders in the merger.

For additional discussion of the redemption of the CSI – South Carolina options and other option plans of the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—B. Reverse Merger and Investment by Barron Partners LP—Summary of Merger Transactions.”

CSI – South Carolina Dividends

Prior to the merger on February 11, 2005, CSI – South Carolina declared dividends to its five shareholders totaling $3,460,000. Those shareholders were: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Of this amount, $960,000 was paid in cash and $2.5 million recorded as subordinated dividend notes payable to each shareholder. These notes were repaid immediately following the merger from the proceeds of the issuance of the preferred stock and the approximately $1.9 million subordinated loan from Barron.

The dividends were contemplated by the parties to the Merger Agreement (CSI – South Carolina and VerticalBuyer) and the Preferred Stock Purchase Agreement (Barron and VerticalBuyer), and were conditions in such agreements to the consummation of the merger and Barron’s preferred stock investment. The dividends resulted from the desire of the five shareholders of CSI – South Carolina to withdraw a substantial amount of cash which had accumulated in CSI – South Carolina prior to the sale of their stock in the merger.

The Merger

At a meeting on February 4, 2005, the board of directors of VerticalBuyer considered and approved the potential merger of CSI – South Carolina into VerticalBuyer and a related merger agreement. The board had previously discussed such merger at its January 31, 2005 meeting and in meetings with legal and other advisors.

On February 10, 2005, VerticalBuyer and CSI – South Carolina executed the Agreement and Plan of Merger. On February 11, 2005, CSI – South Carolina merged into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. In the merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock, two sets of notes totaling $3,624,800 and $1,875,200, respectively, and 2,526,904 shares of our common stock. Such consideration was in addition to the pre-merger dividend by CSI – South Carolina. The set of notes totaling $3,624,800 was repaid to the former CSI – South Carolina shareholders immediately following the merger from the proceeds of the preferred stock and the $1,875,200 subordinated note issued to Barron, as described under “Sale of Preferred Stock and Warrants” below. Subordinated notes payable to the former shareholders of CSI – South Carolina totaling $1,875,200 remained outstanding following the merger. Amounts outstanding under these notes totaled $1,125,200 as of September 30, 2005. The terms of the subordinated notes are described more fully under “Subordinated Notes” below.

The shares of the common stock of VerticalBuyer previously held by CSI – South Carolina, representing approximately 77% of VerticalBuyer’s issued and outstanding capital stock, were cancelled in the merger. The remaining shareholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split. Such minority shareholders had appraisal rights as provided in accordance with Delaware law, whereby they could elect to have their shares repurchased by the surviving corporation. No minority stockholders elected to exercise their appraisal rights.

As a result of the reverse stock split and merger, immediately following the merger the Company had approximately 2.6 million shares of common stock outstanding. As a result of the issuance of the preferred stock and warrants (discussed in “—Sale of Preferred Stock and Warrants” below), on a diluted basis, assuming the conversion of the preferred stock and exercise of outstanding warrants and options, approximately 17.3 million shares of common stock were outstanding.

Pursuant to the Agreement and Plan of Merger, a new board of directors was constituted and new officers appointed. See “Management” for information on our officers and directors.

In accordance with the Agreement and Plan of Merger, upon the consummation of the merger, the certificate of incorporation and the bylaws of the Company were each amended and restated. The rights of security holders of the Company contained in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are discussed in “Description of Securities.” Information relating to certain participants in the merger and related transactions is discussed in “Certain Relationships and Related Transactions.”

Sale of Preferred Stock and Warrants

At its meeting on February 4, 2005, VerticalBuyer’s board, in connection with the merger, approved the issuance and sale of shares of its preferred stock and common stock warrants to Barron in exchange for the payment of $5,042,250 pursuant to the terms of a Preferred Stock Purchase Agreement. Pursuant to the agreement, Barron also agreed to lend an additional $1.9 million, in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina shareholders in the merger. Later, on February 4, 2005, CSI – South Carolina, acting as majority shareholder by written consent, ratified the board’s approval of the transactions with Barron.

On February 10, 2005, VerticalBuyer entered into the Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, we issued to Barron 7,217,736 shares of our newly created Series A Convertible Preferred Stock in exchange for the payment of $5,042,250. Barron was also issued two warrants to purchase in the aggregate 7,217,736 shares of our common stock. The preferred stock is convertible into common stock on a one-for-one basis. The exercise prices of the warrants are $1.3972 and $2.0958 per share. Each warrant is exercisable for half of the total warrant shares. The terms and conditions of the warrants are identical except with respect to exercise price.

Both the conversion of the preferred stock and the exercise of the warrants are subject to restrictions on ownership that limit Barron’s beneficial ownership of our common stock. Initially, Barron was generally prohibited from beneficially owning greater than 4.99% of our common stock, and such restriction could be waived by Barron upon 61 days prior notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt, Barron and we agreed to remove the 61 day waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005. Pursuant to the terms of the Certificate of Designation governing the preferred stock and the warrants, the ownership cap may not be amended or waived without the approval of the common stockholders of the Company, excluding for such vote all shares held by the holders of preferred stock and warrants (including Barron) and any directors, officers or other affiliates of the Company.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. However, a warrant holder (including Barron) may not effect a cashless exercise prior to February 11, 2006. Also, so long as we maintain our effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise.

The terms of the Series A Convertible Preferred Stock are contained in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which is part of our charter and filed with the Secretary of State of Delaware. Disclosure on the provisions of the Certificate of Designation is contained in “—Certificate of Designation” and “Description of Securities—Preferred Stock.” The holder of the preferred stock also possesses rights pursuant to the Preferred Stock Purchase Agreement, which is discussed in “—Preferred Stock Purchase Agreement” below.

Other provisions of the warrants are discussed in “—Warrants” below and under “Description of Securities—Warrants.”

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby we agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated us to use our best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require us (subject to carveback by a managing underwriter) to include such shares in certain registration statements we may file. We are obligated to pay all expenses in connection with the registration of the shares and may be liable for liquidated damages in the event the registration of shares is not effected pursuant to the agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages would be triggered if we failed (i) to file the registration statement within 45 days from February 11, 2005, (ii) to cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) to maintain the effectiveness of the registration statement. These requirements are subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in our discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement with Barron, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. Accordingly, the entire proceeds of the preferred stock issuance except for the par value were allocated to the warrants and recorded as a liability on the September 30, 2005 balance sheet. As a result of this treatment, our net shareholders’ equity as of September 30, 2005 was reported as a deficit of $7.1 million.

Additional information on this accounting treatment is presented in Note 6, “Financial Instrument (Related to Warrants)” to our unaudited consolidated financial statements as of September 30, 2005.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock will be issued to Barron for each day when liquidated damages are triggered. The maximum number of shares that could be issued is 860,256. The amendment also resolved a conflict in the initial Registration Rights Agreement whereby some time periods for registration and liquidated damages were determined with respect to the date of the agreement (February 10, 2005) while others utilized the closing date of the agreement (February 11, 2005). Under the amended agreement, all such periods are determined in relation to February 11, 2005.

Prior to the execution of the amendment, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 we paid Barron $50,000 and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. We have since entered into a fifth waiver extending the required effectiveness date until January 31, 2006. We would again be subject to the payment of liquidated damages, in the form of 2,472 preferred shares per day through February 11, 2007, if we do not cause the registration statement to become effective on or before such date or, subject to allowances for Amendment Days or Black-out Periods, maintain the effectiveness of the registration statement after such date.

Subordinated Notes

On February 11, 2005, the Company also issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. The five notes payable to the former CSI – South Carolina shareholders were issued pursuant to the Agreement and Plan of Merger and constituted a portion of the shareholders’ consideration in the merger. The note payable to Barron, issued pursuant to the Preferred Stock Purchase Agreement, evidences a subordinated loan to the Company in connection with Barron’s investment in the preferred stock. All such notes rank equally in right of payment in the event of bankruptcy or liquidation of the Company, or similar events, and are subordinated in right of payment to all other non-subordinated debt of the Company. Payments of principal and interest may be paid as agreed under such subordinated notes, so long as, generally, we are not in default under any of our senior indebtedness.

The Barron note provides that the Company will repay to Barron $1,875,200, with interest accruing at an annual rate of the prime rate plus 2%. We must pay the principal on the note in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. At September 30, 2005, $1,125,200 was outstanding under the Barron subordinated note.

The aggregate principal sum borrowed under the notes payable to the five former shareholders of CSI – South Carolina is $1,875,200, or $375,040 per individual. Other than the principal amount borrowed, the terms of the notes are substantially identical to the note payable to Barron. On September 30, 2005, the aggregate outstanding balance on the five shareholder subordinated notes was $1,125,200.

We anticipate repaying the subordinated notes from draws on our bank credit facility and cash generated by operations. The repayment of the subordinated notes is discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—G. Liquidity and Capital Resources.”

Preferred Stock Purchase Agreement

Barron invested in our preferred stock and warrants pursuant to the Preferred Stock Purchase Agreement. It contains certain rights of the holders of the preferred stock and certain limitations on us in addition to those contained in the Certificate of Designation. In addition to the customary representations, warranties and other provisions, the Preferred Stock Purchase Agreement:

•	required Barron, as the investor in the preferred stock, to make a subordinated loan to the Company in the amount of approximately $1.9 million. Barron’s loan was funded with cash at closing and was substantially utilized to fund the merger consideration;

•	required the five former shareholders of CSI – South Carolina, collectively, to make subordinated loans totaling approximately $1.9 million. The loans by the former CSI – South Carolina shareholders were funded by merger consideration which otherwise would have been payable in cash;

•	provided that Barron waived reimbursement of certain prepaid expenses in the amount of $81,726.50, so as to provide the Company with funds to apply toward its legal expenses relating to the sale of the preferred stock and related transactions. This amount included the $50,000 prepayment by Barron to Maximum Ventures relating to the purchase of a majority of VerticalBuyer’s common stock, as well as $31,726.50 advanced by Barron to its financial adviser, Liberty Company LLC to reimburse expenses related to finding and initially investigating the VerticalBuyer shell corporation;

•	provided for the delivery of the two warrants;

•	required that the merger be consummated immediately prior to the sale of the preferred stock and the warrants;

•	required the execution and continued effectiveness of the Registration Rights Agreement;

•	requires us to reserve shares of common stock underlying the preferred stock and warrants;

•	obligates us to continue to report to the Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended, or register under Section 12(b) or (g) thereunder;

•	prohibits us from issuing any shares of our preferred stock for a period of three years, which preferred stock is convertible into shares of our common stock other than on a conversion ratio that is fixed, with certain exceptions;

•	prohibits us for a period of three years from issuing any convertible debt;

•	prohibits us for a period of three years from entering into any transactions that have reset features that result in additional shares being issued;

•	required us within 90 days to employ a chief financial officer who has experience with public companies, and provides for liquidated damages for our failure to comply. On May 6, 2005, we employed David B. Dechant as our chief financial officer, in fulfillment of this provision. Biographical information on Mr. Dechant is presented in “Management”;

•	requires us to use the proceeds from the sale of the preferred stock and the warrants for working capital and the repayment of certain notes related to the merger;

•	provides that, until such time as all of the preferred stock shall have been converted into common stock, Barron and the five former shareholders of CSI – South Carolina, Inc. will have the right to participate in any subsequent funding by the Company on a pro rata basis at 80% of the offering price;

•	prohibits any insiders, including all of our officers and directors, from selling any shareholdings for a period of two years;

•	for two years, prohibits any employment and consulting contracts from containing any provisions for the following: bonuses not related directly to increases in earnings; any car allowances not approved by the unanimous vote of the board of directors; any anti-dilution or reverse split provisions for shares, options or warrants; any deferred compensation, any unreasonable compensation or benefit clauses; or any termination clauses paying over 18 months of salary; and

•	prohibits any variable rate or other transaction whereby a purchaser of securities is granted the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in the investor’s current offering.

On November 7, 2005, Barron and the Company amended the Preferred Stock Purchase Agreement. The amendment reflected changes in the warrants and the Certificate of Designation in connection with the parties’ agreements to make the beneficial ownership limitation on preferred stockholders and warrants holders (including Barron) non-waivable. For a discussion of the amendments relating to the beneficial ownership cap, see “—Sale of Preferred Stock and Warrants.”

Certificate of Designation

The terms of the Series A Convertible Preferred Sock are governed by an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on November 7, 2005, which we refer to as the “Certificate of Designation.” The Certificate of Designation authorizes the issuance of up to 8,300,472 shares of Series A Convertible Preferred Stock. The preferred stock is convertible into shares of our common stock on a one-for-one basis at the election of the holder. There are no redemption provisions.

Significant features of the Certificate of Designation include:

•	A holder of preferred stock (including Barron) is prohibited from converting any shares of the preferred stock if such conversion would result in it beneficially owning greater than 4.9% of our common stock. The only exception to the beneficial ownership limitation is in the event of a change in control, whereby all of the preferred stock would be automatically converted;

•	Provides that the beneficial ownership limitation may only be amended or waived with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliated holders of outstanding common stock (excluding as affiliated holders all holders of the Series A Preferred Stock or the related warrants);

•	Provides that the preferred stockholder may elect liquidation treatment and recover its investment in the preferred stock under certain stock transfer or business combination transactions (for example, in the event of a tender offer or compulsory share exchange.)

•	No dividends are payable with respect to the Series A Convertible Preferred Stock or upon liquidation of the Company;

•	The Series A Convertible Preferred Stock generally has no voting rights; and

•	Upon liquidation of the Company, the preferred stockholders are entitled to be paid out of the assets of the Company an amount equal to $0.6986 per share before any distributions are made to common stockholders.

For a more detailed discussion of the rights and terms associated with the Series A Convertible Preferred Stock, please see “Description of Securities—Preferred Stock.”

Warrants

Pursuant to the terms of a Preferred Stock Purchase Agreement with Barron, we issued to Barron two warrants to purchase 7,217,736 shares of our common stock. The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for half of such shares. The terms and conditions of the warrants are identical except with respect to the exercise price.

Initially, Barron was subject to the same waivable beneficial ownership limitation as it was with the preferred stock. For the same reason the preferred stock was amended, the warrants were amended on November 7, 2005 to impose a non-waivable beneficial ownership limitation of 4.9%. This limitation applies to any subsequent holder of the warrants of the Company currently held by Barron. Currently, Barron may not exercise its warrants to purchase shares of common stock if and to the extent Barron’s beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, which is defined as (i) our consolidation or merger with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the holder of the warrant 30 days notice prior to a change in control. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The warrants may be exercised on a cashless basis, but not until February 11, 2006. Additionally, a cashless exercise is available only so long as there is no effective registration statement for the shares underlying the warrants.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

For more information on the warrants, please refer to “Description of Securities—Warrants.”

Summary of Consideration Received by Participants in Merger and Related Transactions

Five Former Shareholders of CSI – South Carolina

In the merger and related transactions, the five former shareholders of CSI – South Carolina received consideration in the form of cash, subordinated notes and common stock in the surviving Company. The net consideration received by the five former CSI – South Carolina shareholders as of the closing on February 11, 2005 of the dividend, merger and related investment transactions, is summarized below.

Pre-merger Dividend

CSI – South Carolina dividends. These dividends were declared by CSI – South Carolina on February 9, 2005. Of the total, $960,000 was paid in cash prior to the merger on February 9, and $2.5 million in a subordinated note, which note was repaid in cash at the closing on February 11, 2005. The dividends that were paid to the five former shareholders of CSI-South Carolina were paid to remove accumulated cash in CSI – South Carolina. The dividends did not constitute consideration for the sale of their shares in CSI – South Carolina. Although a condition to the merger and investment by Barron, the dividends were effected independently of such subsequent transactions. Absent the merger and recapitalization, it was anticipated that the five shareholders of CSI-South Carolina would have distributed excess cash out of CSI-South Carolina upon the imminent retirement of Joe G. Black.

$3,460,000

Merger

In the merger, the five shareholders of CSI – South Carolina tendered their shares of common stock (being all of the issued and outstanding capital stock of CSI – South Carolina), which was cancelled, in exchange for the following consideration:

(a) Merger cash (gross). The five shareholders received subordinated notes totaling $3,624,800, which were repaid in cash later on the day of closing upon the receipt of investment proceeds from Barron. Net merger cash received by the shareholders totaled $3,212,015, after the payment from their merger proceeds of the fee to The Geneva Companies, Inc. totaling $412,785.	$3,624,800

(b) Merger subordinated notes. These subordinated notes were received in the merger on February 11, 2005. They mature on May 10, 2006. As of September 30, 2005, the aggregate outstanding balance of these notes was $1,125,200.	$1,875,200

$5,500,000
Less: advisory fee paid to The Geneva Companies, Inc. by the five shareholders	$(412,785)

Net non-equity consideration received by former CSI – South Carolina shareholders in the merger	$5,087,215

(c) 2,526,904 shares of the surviving Company’s common stock (estimated value). This estimate, as of the closing, is based on the price per share of $0.6986 paid by Barron for the preferred stock and issuance of warrants. These shares represented approximately 26% of the Company’s common stock at the time, assuming conversion into common of all of the preferred stock held by Barron. The shares received were not registered under federal and state securities laws, and therefore were restricted as to resale. Also, pursuant to the Preferred Stock Purchase Agreement, the five former CSI – South Carolina shareholders are restricted for two years from selling any of such shares. The estimate is based on the arms length transaction with Barron and represents the parties’ per share value of stock received in the transaction.

$1,765,295

Estimate of total consideration received by five former CSI – South Carolina shareholders in the merger	$6,852,510

Total consideration received by five former CSI – South Carolina shareholders from pre-merger dividends and in the merger	$10,312,510

On February 11, 2005, four of the five former CSI – South Carolina shareholders entered into employment agreements with the Company. These were Nancy K. Hedrick, President and Chief Executive Officer; Thomas P. Clinton, Vice President of Sales; William J. Buchanan, Vice President of Delivery and Support; and Beverly N. Hawkins, Vice President of Product Development. The employment agreements provide for compensation at a rate of $185,000 a year, plus such bonuses and raises as the board of directors may determine. Each agreement is for a term of three years, and is described in more detail under “Management—Employment Agreements.”

The remaining former CSI – South Carolina shareholder, Joe G. Black, served as our interim Chief Financial Officer from the closing on February 11, 2005 until May 5, 2005. We have entered into a consulting agreement with Mr. Black to provide financial and accounting consulting services to us with compensation at $75 an hour. The consulting agreement has an initial term of one year and is described in more detail under “Management—Employment Agreements.”

Fees Payable to Financial Advisors

CSI – South Carolina and the five former shareholders, as discussed in “—C. History and Development of CSI – South Carolina—Events Leading Up to 2005 Restructuring,” retained The Geneva Companies, Inc. as their financial advisor. On February 11, 2005, upon the consummation of the merger and related transactions, Geneva received a commission of $412,785. The commission was paid by the five former shareholders.

Barron’s financial advisor and finder for its preferred stock investment in the Company was Liberty Company, LLC. Liberty was paid a fee of $275,000 upon the consummation of the merger and related transactions on February 11, 2005, which fee was based on a percentage of Barron’s investment. Pursuant to the terms of the Preferred Stock Purchase Agreement, Liberty’s fees were paid by the Company. In addition, in March 2005, pursuant to the Preferred Stock Purchase Agreement, Liberty was paid an additional $83,800 in fees by the Company upon the closing of its $3.0 million credit facility with RBC Centura Bank, again pursuant to its finder arrangement with Barron. The Company has been informed by a representative of Liberty that Liberty is a registered broker-dealer.

Maximum Ventures, Inc. was paid a financial advisory fee of $50,000 by Barron on or about December, 2004. The payment essentially constituted earnest money, which was to be offset against the $450,000 purchase price. The prepaid advisory fee so reduced the $450,000 purchase price for the shares of VerticalBuyer purchased from Maximum Ventures by CSI – South Carolina, pursuant to the Stock Purchase Agreement between CSI – South Carolina and Maximum Ventures. Pursuant to the Preferred Stock Purchase Agreement, Barron waived reimbursement of the $50,000 paid to Maximum Ventures.

No other brokerage, advisory or other fees were paid or payable by the Company, the five former CSI – South Carolina shareholders, Barron, or other parties to the merger, the preferred stock investment, loan or related transactions.

Barron Partners LP

On February 11, 2005, Barron invested and loaned the following monies to the Company:

Preferred stock and warrants	$5,042,250.00
Subordinated note	$1,875,200.00
Contribution, per Preferred Stock Purchase Agreement, for Company’s costs and legal fees	$81,726.50	(1)

Total investment/loan by Barron	$6,999,176.50

(1)	Includes the waiver of the Company’s obligation to repay $50,000 earnest money paid by Barron to Maximum Ventures, as well as $31,726.50 paid by Barron to its financial advisor to reimburse it for out-of-pocket costs incurred in finding and investigating the VerticalBuyer shell corporation.

Barron received no fees or other compensation with respect to the acquisition of the VerticalBuyer shares by CSI – South Carolina, the merger of CSI – South Carolina into VerticalBuyer, its preferred stock, warrant and subordinated debt investments in the Company or any related transactions. Barron did not act as a broker-dealer with respect to these transactions. Barron’s activities related solely to its purpose of investment for its own account. Barron’s involvement in the procurement of VerticalBuyer related only its use as a vehicle to facilitate an investment in CSI – South Carolina, or another such private company should the CSI – South Carolina transaction not have been successfully completed.

F. Our Niche in the Governmental and Educational Technology Market

There are approximately 3,100 counties (according to the U.S. Dept. of Census), 36,000 cities and towns (according to the National League of Cities) and more than 14,000 school districts (according to the National Center for Education Statistics) in the United States. Each of these organizations is a potential candidate for an integrated financial management system as well as for various technology services and products. Since many local governments are moving toward outsourcing of information technology services, even more opportunities are available for our services. In 2005, the sale of software, hardware and services to non-educational governmental organizations accounted for approximately 35% of our total sales.

IDC, a subsidiary of International Data Group, Inc. (the parent company of IDG News Service), projected in May 2002 that U.S. public schools would substantially increase their information technology-related expenditures as technology and traditional education resources become interwoven. IDC projected that information technology spending for K-12 schools would reach $9.5 billion by 2006. IDC estimated that computer hardware would account for just over a quarter of district technology budgets.

Our customer base is discussed in more detail under “—K. Customers” below.

G. Products and Services

CSI Fund Accounting Software

We provide the CSI Fund Accounting Software (CSI Accounting+Plus) to a variety of clients in an integrated financial management system. We generate revenue from the CSI Accounting+Plus as outlined below. Each of these sources of revenue is described in the remainder of this section.

•	Sales of software licenses to new clients;

•	Sales of new/additional modules to existing clients;

•	Installation of software;

•	Data conversion from legacy systems;

•	End user training;

•	Guaranteed service agreements; and

•	Sales of third party products to enhance functionality of CSI Accounting+Plus.

Prior to 1999, our proprietary fund accounting system was a DOS-based product. DOS, or Disk Operating System, was the personal computer operating software used widely before the release of Microsoft’s Windows software. In July 1999, we released a Windows® based version of the system as “CSI Accounting+Plus.” This product was written with Microsoft’s Visual FoxPro® database, a relational database, and utilizes Crystal Reports®, an industry standard report generator. Over the next four years, approximately 120 software clients upgraded from the DOS based system to the new product. For our clients, this upgrade process included data conversion, installation and training on the new system and, in many cases, a hardware upgrade. The CSI Accounting+Plus system has also been installed in approximately 100 new clients during the period from 1999 to 2004. In addition to software sales, we offer ongoing customer support for the accounting software. This support is provided under a guaranteed service agreement, providing the client with phone support, online user assistance and routine updates to the software.

While we continue to market the Visual FoxPro version, the CSI Accounting+Plus system is currently being rewritten with Microsoft’s .Net (pronounced “dot-net”) and SQL (pronounced “sequel” and standing for Structured Query Language) database technologies. This new version will provide improved performance, scalability, more flexible data access and native data-tagging (XML or Extensible Mark-up Language) web support. SQL and .Net have become the industry standards for software development, and XML has become an industry standard for data tagging and retrieval. We anticipate that the first components of this new version will be available for release by the third quarter of 2006. At that time, we plan to begin upgrading existing clients to the new version and begin marketing this version to new clients. The current CSI product contains the functionality required by our clients but moving to the SQL and .Net platform will allow us to be more competitive on both a regional and national level.

A new software service option called “Service +Plus” has also been developed. This plan will provide the normal coverage of a guaranteed service agreement but will also include version protection: clients will get new major releases of the software without additional fees. Service+Plus will also provide clients free attendance to webinars (seminars which may be attended remotely by use of the internet), free user conference attendance, one free Crystal Reports training class each year, disaster recovery (off-site data storage) and discounts on additional software modules, training and engineering services.

We have a close business relationship with AIG Technology, Inc. (“AIG”) to enhance the functionality of our accounting software. AIG is a developer of document workflow systems. Through this relationship, we offer our clients enhanced printing, faxing and emailing capabilities (Doc e Serve), document imaging (Doc e Scan) and the routing of documents across the web for distribution and approval (Doc e Fill). CSI markets the AIG product line and receives a commission for the sales of these products and services. The commissions have not constituted a significant part of our revenues. However, the ability to offer enhancements improves our competitive position.

The CSI Accounting+Plus software suite is designed as a modular solution. The modules are sold separately to enable customers to pick and choose only those modules that are needed to provide desired functionality. The modules in the software suite are shown in the following table:

Accounting Modules	Specialty Modules
Accounts Payable	Audit Reporting
Accounts Receivable	Claims Reimbursement
Budget Preparation	Food Service Reporting
Check Reconciliation	Inventory
Cost Allocation	Pupil Activity Accounting
Fixed Assets	Warehouse Requisitions
Fund Ledger
Payroll
Purchasing
System Manager

Payroll / Personnel Support Modules	Municipal Modules
Absent Employee Tracking	Business License
Applicant Tracking	Cash Collections
Available Substitutes	Construction Permits
Insurance and Benefits	Utility Billing
Personnel

Our development team writes and maintains the CSI Accounting+Plus modules. The support of these modules includes routine enhancements, governmentally required changes (e.g., Form W-2 format changes) and problem fixes. We provide updates to the CSI system through our website.

Standards Based Lesson Planner

In September 2005, we acquired the Standards Based Lesson Planning software from Eric Levitt of Carolina Education Services. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and a report generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal legislation of “No Child Left Behind Act” has focused greater attention on schools’ adequate yearly progress (“AYP”), and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

We believe the addition of this product, while not yet material, may provide significant additional revenue in the future as we are able to offer an additional product to our existing school-based customers. We believe it may also provide a source of additional contacts and referrals. The gross profit received from each sale of this product may be significantly less than that of our traditional fund accounting software. As a result, we intend to use telesales as a cost effective method of generating additional contacts and may use the Internet as the primary medium for demonstrations and software delivery, in order to minimize selling and delivery costs.

Hardware Sales and Related Support Services

Our technology solutions segment provides network system solutions to more than 200 governmental organizations in South Carolina, North Carolina and Georgia. This segment provides professional network integration services as well as network computing solutions to our customers. We strive to deliver high-quality hardware, software and related professional services to help our customers plan, acquire, implement, manage and upgrade their organizations’ information systems.

We have established associations with some of the largest vendors in the industry, and with others whom we believe offer innovative products. We believe that strong industry relationships will further enhance our competitive position. We have developed and maintain the following vendor relationships:

•	Our primary focuses in the technology solutions segment include IP (internet packet-based) telephony, wireless, system security and routing/switching. We have a strategic relationship with Cisco Systems, Inc., a worldwide leader in networking for the Internet and technology innovation, whereby Cisco provides the hardware necessary to implement these systems. We purchase the majority of our Cisco equipment through Ingram Micro. Ingram Micro is a multi-national distributor of technology hardware. Although we are an indirect reseller of Cisco products, we periodically work closely with Cisco representatives, particularly on large sales. This relationship occasionally produces customer leads and referrals. We also encourage our employees to pursue Cisco technical certifications, as such certifications as well as the achievement of certain sales volumes of Cisco products can make us eligible for certain incentives periodically offered by Cisco. We also participate in certain state contract pricing frameworks that Cisco has established with public entities. Purchases from Ingram Micro are made on an individual purchase order basis. We have no formal agreements with Ingram Micro.

•	We deploy desktops, notebook computers, personal devices and file servers in a variety of client network environments. We have a strategic relationship with Hewlett Packard (“HP”), who produces technology solutions that span information technology infrastructure, personal computing and access devices, global services and imaging and printing for consumers, enterprises and small and medium business. We provide professional services to deploy these devices. Our relationship with HP consists primarily of the purchase of computers and printer equipment for resale. We purchase these products on an individual purchase order basis under a standard, nonexclusive reseller agreement. In addition to purchases directly from HP, we have arms-length business relationships with certain customers whereby the customers have elected to name us as their authorized HP representative. As the named representative, and as an incentive for the customer to approve us as the named representative, we provide various forms of assistance which can include assisting the customer in identifying the specific HP products that will meet its needs, summarizing and processing orders on behalf of the customer with HP, and providing certain support and HP authorized repair and maintenance for which we are separately compensated by HP. To provide these services, some of our personnel have received training and certifications from HP. As the named representative of HP, we assist the customers in placing their orders directly with, and we receive commissions from HP, rather than acting as the purchaser and reseller of HP’s products. Due to the volume of business we do with HP, we also work very closely with HP representatives and receive support which may include special quantity or other pricing in competitive situations with products from other manufacturers, and may receive customer leads or referrals from time to time.

•	Our focus on the K-12 sector has led to our developing relationships with vendors who specialize in technologies for the classroom. Promethean Collaborative Classroom Solutions offer what we consider to be the industry-leading solution for transforming the classroom into an interactive learning environment. Using Promethean’s ActivBoards, students are able to use a stylus on a special electronic white board to interact with computer projected images. The computer reacts to the stylus activity and projects the results. By having an exclusive sales arrangement to market Promethean ActivBoards in North Carolina and South Carolina, we believe we are able to maintain gross margins higher than most hardware products. In addition to selling the ActivBoards, we offer installation services, end user training and market complementary products (e.g., projectors, PC Tablets) to be used with the boards for the collaborative classroom.

•	In keeping with our focus on IP-based systems, we also have a business relationship with DIVR (Digital Image Viewing and Retrieval) Systems, Inc., providing IP-based surveillance solutions to the industry. With growing demand and governmental initiatives to provide security solutions, we believe the DIVR Systems technologies represent significant opportunity. In November 2003, J.P. Freeman & Co. a market research firm that follows the security industry, forecast that the overall video surveillance market would reach $3 billion per year by 2007.

•	In order to offer visual communication equipment to our clients and prospective clients in order to allow video conferencing, administrative communications, home bound learning and professional development, we have developed a business relationship with Tandberg. In the education environment, Tandberg provides worldwide access to people, places and experiences without time or travel constraints. Through the public sector and business environment, Tandberg offers solutions in providing more efficient and effective training to employees, saving travel, time and money. Tandberg solutions include cameras, monitors, videophones and software.

Our relationships with Promethean, DIVR and Tandberg are established through standard reseller agreements. These agreements make us eligible to resell products on a generally non-exclusive basis, many in specifically authorized geographic regions, and make us eligible, from time to time, for periodic promotions, special offers and manufacturing standard volume discounts and rebates, when offered. Occasionally we may request special pricing for large volume deals, particularly in competitive situations, which may be approved on a case by case basis. Due to our sales and marketing success on behalf of vendors, we have been asked from time to time to represent products in new geographic regions. As we expand we will exploit these opportunities as they come available and as we have the financial justification for the physical presence to do so.

In addition to the above relationships, we also have developed relationships with Microsoft, Novell, Packeteer, Symantec, and Citrix, which are on similar terms with those of Promethean, DIVR and Tandberg. We also have one additional vendor, Synnex. Our purchases from Synnex, like those from Ingram Micro have equaled more than 10% of our annual purchase volume. Synnex is a distributor of technology hardware. We have no formal agreement with Synnex and purchase technology accessories on a purchase order by purchase order basis. The products purchased from Synnex are readily available through other vendors.

Our technical services include the following:

•	Consulting Services

•	Project Management

•	Deployment Management

•	Procurement Management

•	Product Evaluation Management

•	Outsourcing Management

•	Bid Management

•	Network Services

•	Network Needs Analysis

•	Network System Design

•	Network System Integration

•	Network System Implementation

•	Network System Maintenance

•	Convergence Services

•	Integration Needs Analysis

•	Integration Design

•	Integration Implementation

•	Integration Maintenance

•	Support Services

•	Hardware Support

•	Network Support

•	Convergence Support

•	Network Operating Systems Support

•	Collaboration Systems Support

H. Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services as a part of our solutions sales efforts. These services also generate a significant amount of revenue from the sale of computer hardware equipment. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve higher long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers.

Software

Fund Accounting Software

New Product Development

We continue to market the primary CSI software applications, which contain the functionality required by our clients. However, we are in the process of rewriting these applications using the latest Microsoft application programming tools and current Microsoft data storage and retrieval technologies. The new release will allow us to expand more easily into additional states. We will continue to expand our product offerings to meet the needs of our clients both in the current version and in the new version.

Service+Plus

Our new service offering provides version protection for major releases of the software without additional fees, free attendance to seminars accessed remotely by use of the internet, free user conference attendance and disaster recovery (off-site data storage).

Hosted Services (ASP)

We are beginning to offer an ASP (Application Service Provider or CSI hosted) solution to new clients whereby they can access the software on CSI servers and run it remotely over the internet at a fixed monthly cost. Under this business model, the client can forego the significant up-front investment required to purchase computer hardware and install the software at their location. This offering is being tested in 2005 and will be more widely available in 2006.

Reseller Model

In order to move into new regions and states, we are pursuing a reseller model in those areas where it will be the most expedient way to introduce our primary software application. There are often information technology organizations established in an area that have the sales staff in place to market our products.

Lesson Planning Software

New Product Acquisition

In September 2005, we acquired the Standards Based Lesson Planning software. The software product, potential customer list, install base and all related rights purchased did not constitute a material addition to the business. This software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and reports may be generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal “No Child Left Behind Act” legislation has focused greater attention on schools’ adequate yearly progress (“AYP”) and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

Product Enhancement

We will be rewriting the lesson planning software to be web-enabled. In addition, we will be building in curriculum standards for all states.

Market Penetration

Addressing “No Child Left Behind Act” requirements and meeting state curriculum standards are issues for educators in every state. We plan to use telemarketing, our web presence, attendance at educational trade shows and direct mail campaigns to introduce and sell our lesson planning software nationally. Our initial efforts will be focused on the southeastern states.

Technology

Expansion of Offerings

We are continually seeking new hardware offerings to present to our clients. Our spending on research and development is generally insignificant. As old technologies expire and new technologies emerge we work to stay a short distance behind the new product curve, adopting primarily those solutions that are proven in the marketplace. As a reseller with more than 300 public sector clients and internal technical personnel, we are periodically approached by vendors and manufacturers to expand into new territories or represent new or additional products. We also pursue these opportunities. For example, new product opportunities we evaluate could include additional products in the following market spaces in which we are already engaging: storage solutions, database technologies such as standardized data-tagging (XML or Extensible Mark-up Language) applications for improved data retrieval, internet based audio and video distribution (equipment used to broadcast audio and video communications), metropolitan wireless (city-wide wireless public internet access and city-wide wireless network access by city employees) and additional service capabilities. As with our other hardware-based solutions, we plan to enter into reseller arrangements with equipment and solutions providers or manufacturers who already have experience and can provide installation, support, equipment warranties and technical training to our personnel to offer additional solutions to our existing client base and new customers. Except for internally developed software or acquired products, we enter new areas as a reseller as opportunities arise and customer needs present themselves. This approach allows us to mitigate the risk a product will not have sufficient demand or profitability. By doing this, we forego the investment in inventory a manufacturer or large distributor would have to commit to a new product. We are already proposing solutions involving some of these areas, including metropolitan wireless networking for small towns and housing communities, although they do not yet represent a significant portion of our business. We typically do not commit significant resources to them unless we achieve reasonable profitability on the initial opportunities. Periodically, certain products introduced at a new client site, in response to a client’s specific needs or requests and to maintain or improve the client relationship, never become a significant portion of our business. Other products become significant contributors to profitability and we add them as a standard offering to our client base.

Managed Services and Guaranteed Service Agreements

In addition to guaranteed service agreements on our software products, we will be offering guaranteed service agreements on many of our hardware offerings. Guaranteed service agreements allow us to increase our recurring revenue.

Geographic Expansion

We are pursuing a national presence with a primary, initial focus on the southeastern region of the United States.

Generally, our technology offerings require hands-on implementation and support. In order to expand into new geographic territories, we must find qualified personnel in an area to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative. Our strategy is to limit the number of new target areas until they become cash flow positive before expanding into additional ones. Accordingly, we intend to expand the geographic reach of our technology offerings from our primary client locations of South Carolina, North Carolina and Georgia to surrounding states methodically over time. We may, however, accelerate expansion if we find complementary businesses in other regions that we are able to acquire. Until such time as we are able to find appropriate acquisitions, our geographic reach for the technology solutions segment is likely to be limited to the southeast for the next several years. Our marketing efforts to expand into new territories may include telemarketing, attendance at trade shows, and direct mail in addition to personal contact.

We are able to deliver software applications, demonstrations and training over the internet and deliver support by internet or phone. Accordingly, for our software applications segment, we plan to expand our geographic reach to a national level more quickly than for our technology solutions segment. Software marketing efforts may include attendance at national trade shows and national telemarketing, direct mail and web advertising. Because our lesson planning software product is less complex than our accounting software, it is likely we will focus our efforts on that product first while looking for any opportunities to sell the accounting software that may arise in the process.

Growth Through Acquisitions

One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. Our competitive markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to whenever appropriate expand our technological capabilities and product offerings. While we may use a portion of any cash proceeds to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability of assets generated by the paydown and remaining proceeds to fund acquisitions. Additionally, we are in the process of engaging a consultant to assist us with acquisitions, including identifying potential acquisition opportunities. We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Organizations focused on providing products and solutions to commercial large company (Fortune 100) and small business (SMB) accounts. Many of our current technology solutions translate to the corporate market, especially IP telephony, IP surveillance, video conferencing and network security.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

Following the merger in February 2005, we have pursued and entered into preliminary discussions with various acquisition candidates. However, the Company has not entered into agreements or understandings for any acquisitions which management deems material.

I. Sales, Marketing and Distribution

We market our products and services through direct sales throughout North Carolina, South Carolina and Georgia. We are currently expanding our direct sales to cover the southeastern United States. Our in-house sales staff provides lead generation and support to the direct sales team.

We have twelve outside sales persons, including a Vice-President of Sales and a Sales Manager, and six additional employees on our inside sales staff. In line with our expansion plans described under “—H. Strategy”, we plan to expand both of these teams in the remainder of 2005 and 2006. Other employees are involved in selling on a daily basis. Engineers and trainers have excellent opportunities to sell additional products and services to clients while delivering services.

We have a Chief Technology Officer who helps to determine which technology products will be marketed. A staff member also provides marketing services and coordinates vendor relations. Our marketing efforts include participation in various trade shows (for municipalities, counties and education), road shows to showcase various products and services, and mailings to target specific products and services.

Our inside sales staff provides leads to the outside staff and also produces proposals to be delivered to prospects and clients. In 2004, the software inside sales staff began making outbound calls to pre-qualify leads for the outside sales staff. This has proven successful and we intend to expand these calls during 2005 by both the software and the technology inside sales teams.

Our outside sales personnel call on existing and prospective clients. Owing to our wide range of product and service offerings and rapidly changing technology, we believe there are sales opportunities within the existing client base. Recurring sales account for a significant part of our overall revenue. Our sales teams are segmented by geography and also product lines (technology and software). Depending on the product or service being offered, we may call upon an information technology director, city manager, director of finance, director of operations, utility manager or curriculum coordinator.

J. Key Suppliers

On March 18, 2005, Computer Software Innovations, Inc. was re-certified as a Cisco Premier certified partner pursuant to an Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. The re-certification is effective through March 11, 2006. The agreement grants us a limited, nonexclusive, revocable license to receive from authorized distributors and distribute to end users both those Cisco products made available to the authorized distributors and Cisco’s proprietary rights in those products. The prices we pay for the Cisco products are set by the authorized distributors. In 2004 and 2003, sales of Cisco products accounted for 33% and 30%, respectively, of our sales revenue.

Pursuant to a Hewlett Packard U.S. Business Development Partner Agreement, we were appointed a Business Development Partner for the purchase and resale or sublicense of Hewlett Packard’s products, services and support. In this capacity, we will purchase Hewlett Packard’s products, services and support from authorized distributors and resell them to end users. The agreement was originally effective until May 31, 2005, and we received notification that it has been extended in its current form until May 31, 2006. The prices we pay for Hewlett Packard products, services and support are set by the authorized distributors. Sales of Hewlett Packard products accounted for 23% of sales revenues in 2004 and 26% in 2003.

K. Customers

Our customers are predominantly educational institutions (K-12 and higher education), municipalities, non-profit organizations and other local governments. We sold services and products to more than 300 customers during 2004. Seventeen customers constituted approximately 50% of the 2004 gross revenues, but no customer constituted more than 12% of gross revenues. Two of our customers accounted for at least 10% of our revenues, the Charlotte-Mecklenburg, North Carolina and Greenville County, South Carolina school districts. Due to the nature of the large technology projects we install, it is not unusual for a relatively small number of customers to account for the majority of sales. Many of these customers have ongoing projects extending across several years.

2004 Revenues by Market Type		2004 Revenues by State
Sector	%	State	%
Private	14	Georgia	8
Public – Education	51	North Carolina	22
Public – Government	35	South Carolina	70

L. Competition

The market for the services that we provide is highly competitive, includes a large number of competitors, and is subject to rapid change. Our primary competitors include participants from a variety of market segments, including publicly and privately held firms, systems and consulting and implementation firms, application software firms and service groups of computer equipment companies. Competition is generally based on quality of products and customer support, timeliness, cost of services, relevant targeted expertise and return on investment.

In the fund accounting software market, there are a handful of national companies and many regional companies that have carved a niche in their region much as CSI has done in the southeast. On a national level these include divisions of Tyler Technologies, particularly MUNIS and INCODE, and divisions of Sungard Data Systems, Sungard Bi-Tech and Sungard Pentamation.

The hardware and technology services market tends to have more regional rather than national competitors. In some cases hardware vendors, such as Hewlett Packard, offer engineering services that are in direct competition with our engineering services. On a national level, Pomeroy IT Solutions is the primary competitor in the IT products and services market.

We were recognized by VAR Business Magazine as one of the top 500 network integration companies in the United States (the VAR Business 500) in 2004 and 2005. Additionally, in 2005 we were recognized by VAR Business Magazine as one of the top 100 network integration companies serving the government sector (the Government VAR 100). The bases for this recognition were growth measures in revenues and client base. We were also one of three finalists for the Educational Solution Provider of the Year award also presented by VAR Business Magazine.

There is a disadvantage to this recognition in that we are now highly visible as potential competition for those with whom we compete for business. Virtually all of the companies listed on the VAR Business 500 and Government VAR 100 are competitors or potential competitors of ours. The VAR Business 500 and Government VAR 100 lists include IBM Global Services, EDS, Lockheed Martin IT, Accenture and Computer Sciences, to name a few. Most of the companies are significantly larger than we are, and some may enter our market space should they choose to do so. While we believe we will be able to continue to compete effectively in the future, there is no guarantee we will be able to do so or achieve any future recognition.

As CSI begins to market our products and services nationally, we will continue to compete with the same national companies and will be faced with additional regional competitors in the new markets we enter.

We believe a primary strategic advantage of CSI is combining the sale of our fund accounting software with network integration and hardware sales and services. We believe that providing one-stop shopping with a single point of contact is a material benefit to our clients and that this has been a key factor in our successful penetration of the educational and governmental software and technology markets in South Carolina North Carolina and Georgia. Although competitors exist in these markets, we believe very few organizations offer the blend of services and products that is available through CSI. We are expanding into surrounding states with the goal of leveraging this strategic advantage in new areas.

Customer Service

Our historical growth has been, in large part, due to the high level of repeat business from our existing client base. This is evidenced by a greater than 95% client retention rate by our software applications segment and significant recurring sales opportunities to this client base through our technology solutions segment. We believe clients continue to utilize our products and services due to our focus on customer service, attention to detail and regular follow-up. We strive to have technical and customer service staff members available to address swiftly the needs, questions or concerns of clients. Specifically, our software customer service includes user conferences, a support desk access and a website, which offers documentation and downloadable upgrades.

Ability to Carry Out a Broad Range of Projects of Varying Scope

We strive to be agile and adaptable in fulfilling the technology needs of our clients, traits which are instilled in our corporate culture. We have managed multi-million dollar, multi-year projects for our clients, as well as requests for projects of a much smaller scale. We believe that our clients appreciate our range and flexibility in meeting their technology requirements.

Long-term Relationships With Clients

A large percentage of revenue continues to flow from our existing client base. The preservation of these client relationships is a high priority of our management team. We believe the longevity of these relationships evidences a high degree of customer satisfaction.

Seamless Implementation of Software and Hardware

Because of our dual capabilities with respect to providing both software and integration services, we believe that we are able to coordinate the implementation of software and hardware, minimizing disruption to our client’s day-to-day operations.

Diversification of Products and Service

Our products and services can address the needs of many departments within a city, county or educational facility. We offer a wide variety of services and products, including financial software, workflow management solutions, network integration products and services, specialized classroom technologies, IP telephony and IP surveillance, distance learning technology and wireless solutions.

M. Intellectual Property

We develop new software as part of our business activities. The software products we develop are generally works made for hire, prepared by our employees within the scope of their employment and with copyright ownership vesting in the Company pursuant to the Copyright Act. We routinely license software to our customers through unwritten, implied nonexclusive licenses, the terms of which are commensurate with our copyright protection in the software. Licenses for our products are ordinarily on a site license or user-based license basis. Generally, implied licenses are created by law when an express, written agreement does not exist between the parties. An implied license provides certain rights to the licensee, and typically such rights would be those the copyright owner would have given to the licensee as customarily given in the industry for similar types of software products. Other than password protection of the software for preventing unauthorized access to the software and/or the company receiving actual knowledge of a violation of its licenses, we have no formal methods in place for monitoring compliance with our licenses. Our software is generally entitled to receive copyright protection automatically, by operation of law, upon its creation. Copyright protection provides protection against unauthorized copies and derivative versions of the software being made. Copyright protection may also provide protection against the unauthorized distribution, public performance and display of the software. We typically do not assign our copyrights in our software to our customers. We have not, however, pursued registration of copyrights for our software under the Copyright Act nor have we pursued obtaining patents on the software we develop.

The length of such implied licenses of our software are generally coextensive with the length of the applicable copyright term provided for by federal law. Currently, the term for copyright protection is the life of the author of the software, plus 70 years. For software works that are “made for hire” (as defined by the Copyright Act), the length of the copyright term is 95 years from the first publication.

Enforcement of the implied licenses on our software would be primarily on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Violations of copyrights on our software could include, among other things, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering), each of the foregoing being rights uniquely held by the copyright owner.

N. Software Development

We spent $559,847 on software development in 2004 and $459,257 in 2003. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, we have spent no material efforts on technological innovation for which the feasibility has been unknown. These software development amounts were accounted for as deferred software development costs and are amortized over the economic life of the related product (generally three years).

O. Government Regulations

Procurement Regulations

We are subject to certain laws, regulations, policies and procedures governing the procurement by local governmental units of goods and services generally. These vary by jurisdiction, and there is a wide variance in the policies and procedures with which we must comply among our clients. For example, some governmental units require that we strictly comply with a request for proposal, some of our projects are subject to bid, and in others, the official handling procurement has considerable discretion. We have integrated compliance with these governmental procurement requirements into our sales process. As a result, the sales cycle associated with our products tends to be complex and lengthy. Factors contributing to the length and complexity of the sales cycle are the potential need to provide written responses to product demonstrations, customizing software to meet a particular customer’s needs and the integration of our products with third party products.

Also, the governmental entities that comprise our customer base generally have the ability to terminate a contract from convenience, typically on a year-to-year basis. This right could adversely impact us, particularly in the case of technology solution projects we may be performing or ongoing service agreements that we may have in place. Although the potential for termination of a governmental customer for convenience exists, we have never had a customer terminate a contract in this manner.

Impact of Regulations on Maintenance of our Software

With respect to our software products, compliance with existing and future and government regulations is a potential cost to CSI. Upon certain changes in law, we may be required to review the construction and content of our software to determine what impact, if any, the changes will have on the underlying rules tables in, and the operation of, our software. For example, our CSI Accounting+Plus system has to be modified as the federal and state governments change reporting requirements. Modifications for Form W-2, Form 1099, various health and retirement reporting and payroll tax table updates are a few examples of the changes that may need to be made.

If a regulatory change does impact our software, modification will need to be made at a cost and burden to CSI. In an extreme case, the software may be required to be rewritten entirely. This cost may potentially be passed on to customers in the form of product updates and product service agreements, but in certain circumstances the costs will be absorbed by us entirely. For example, if we have a support agreement with a customer for a software product serviced, but no longer sold, by CSI, then our cost for updating the software may not be fully recoverable from the customer, but instead may be limited by the terms of the support agreement.

Federal E-Rate Program

Since we participate in the federal E-Rate Program, we are subject to the rules and regulations of that program. These rules and regulations are continually reviewed and modified and we must stay current with these changes. The risk factor entitled “A significant portion of our revenue stems from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and business operations” contains additional information about the E-Rate program. Approximately 10% and 24% of our 2004 and 2003 revenues, respectively, were generated from the E-Rate program. The Company and its customers compete for federal funds with many other entities and projects. As a result the revenue we receive from the federal E-Rate Program can be volatile.

P. Employees

As of December 31, 2005, we had 96 full-time employees and four part-time employees. Our relationship with our employees is good. Many employees have worked at CSI for more than five years, some more than ten years. Staff are assigned to the following areas:

Administration/Finance	11
Technical/Support Services/Training	19
Software Product Development	13
Engineering Services/Project Management	32
Sales/Sales Support	25

Q. Legal Proceedings

(a) Integrated Tek Solutions Lawsuit

As previously disclosed in filings with the Securities and Exchange Commission, on April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff, Yasup, LLC, and our predecessor, Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”), conducted negotiations relating to a potential acquisition of CSI – South Carolina’s capital stock by Yasup, LLC. Named defendants included the Company and some of our current and former officers and directors, including Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Other defendants included Alan Marrullier, The Geneva Companies, Inc., Capital Access Group LLC, Barron Partners LP, Liberty Capital LLC, Andrew Worden, Philip Seifert, Ned Gelband and Lee Haskin. The complaint sought damages of up to $60 million. In order to avoid any potential conflicts of interest, our Board of Directors on July 8, 2005 formed a special litigation committee composed of outside directors who were not named defendants to manage the lawsuit.

On December 28, 2005, settlement was reached by all parties to the lawsuit. Pursuant to a settlement agreement, Integrated Tek Solutions, Inc. released all claims against all defendants in exchange for payment of the sum of $600,000. Of that amount, $200,000 was paid by the Company. The above-named five individual current and former officers and directors of the Company contributed an additional $20,000 each. The balance of $300,000 was paid by the other defendants named in the lawsuit.

The settlement was approved by the special litigation committee of the Board of Directors of the Company. The special litigation committee hired independent counsel, who conducted an investigation, and they found no evidence of wrongdoing on the party of the Company or its officers. Although the Company believed the lawsuit to be without merit, in light of the expected cost of continuing litigation the Company believed the settlement to be prudent and in the best interest of its stockholders.

(b) United States Department of Justice Subpoena

The U.S. Department of Justice (Atlanta Antitrust Division) served Computer Software Innovations, Inc. with an April 27, 2005 subpoena duces tecum in Matter No. 60-514191-0017 requesting the Company’s production of documents relating to the federal E-Rate program. The E-Rate Program is a government program providing funding for telecommunications, internet access and internal connections for schools that have a very high free and reduced lunch rate count. It is the Company’s understanding that similar inquiries have been directed to numerous other companies associated with the E-Rate program. No allegations concerning any impropriety by the Company have been made. However, the Antitrust Division’s collection of information from the hundreds of subpoenas it has issued to various E-Rate Program affiliates could result in further inquiry or possible antitrust and/or related allegations. The Company has produced the requested information, and awaits direction from the Antitrust Division as to whether anything further is required of the Company. The Company intends to comply with all further direction, and management does not anticipate any allegations as a result of these inquiries.

R. Properties

We lease our headquarters, which comprises two adjacent facilities in Easley, South Carolina. The main office, located at 1661 East Main Street, Easley, South Carolina 29640, is leased from Joe G. Black, our former interim Chief Financial Officer for $2,800 per month. The facility is leased on a month to month basis. The adjacent facility, located at 1651 and 1653 East Main Street, is leased from Griffin Properties at a rate of $1,854 per month. The lease expires on April 10, 2006 and may be renewed for one-year periods. We also lease two additional suites at 900 East Main Street, Suites L & M, Easley, South Carolina, 29640 from Chuck Yeager Real Estate at a rate of $1,033 per month. The lease expires on September 19, 2006. All of these properties are in good condition.

We believe the leasing arrangement with Mr. Black is competitive with similar leasing arrangements in the Easley, South Carolina area. On a square foot basis, the cost of our lease with Mr. Black is $7.00 per square foot. This cost is within the range of our market, which runs from approximately $4.00 per square foot for older buildings to approximately $12.00 per square foot or more for newly constructed space, before the cost of upfitting.

We currently lease approximately 11,000 square feet amongst the three current facilities. In order to accommodate planned growth, we anticipated needing to procure an initial 15,000 to 20,000 square feet of office space in Easley, South Carolina. Accordingly, we have entered into a new lease with Chuck Yeager Real Estate for Suite T at 900 East Main Street in Easley, South Carolina, 29640. Due to the lessor’s requested commitment level and cost, it was determined to be more economical to procure a larger space than we would normally require in an older building than to lease a smaller space in a newer facility. Accordingly, we have entered into a lease with Chuck Yeager Real Estate for an additional 32,163 square feet. We will begin using 7,600 square feet as warehouse space, and will convert it to office space over time. This facility has room for significant additional growth into other suites should we require additional space and the suites become available. The space is leased for five years at an initial rate of $11,224 per month for the first two years. The lease escalates in years three, four and five to $11,640, $12,057 and $12,265 per month, respectively with the anticipated conversion to office space assumed under the lease terms. The office space is leased for $4.50 per square foot, and the space initially used for warehousing begins at $2.00 per square foot and escalates to $4.50 over the initial five year lease term. There are two five year options to renew, the first at $5.75 per square foot, and the second at an additional 5% or the percentage rate of lessee’s prorata share of increased building operating expenses if greater. We plan to take occupancy and move all our headquarters space from the three existing sites to this location as of April 2006. Upon occupancy we are relieved of the obligations for Suites L & M in this facility and do not plan to renew the leases of our facility at 1661 or the adjacent space at 1651 and 1653 East Main Street thereafter.

We do not own or lease any additional facilities. However, we do maintain addresses in North Carolina and Georgia through a public image package from Office Suites Plus. The North Carolina address is 6047 Tyvola Glen Circle, Charlotte, North Carolina 28217, and the monthly charge is $144. The Georgia address is 3235 Satellite Boulevard, Building 400, Suite 300, Duluth, Georgia 30096 and the monthly charge is $129.

S. VerticalBuyer, Inc.

Incorporated in Delaware on September 24, 1999, we were known as VerticalBuyer, Inc. until the February 10, 2005 reverse stock split, reverse acquisition and name change described in “—E. The Merger and Recapitalization.” Presented below is a brief history of VerticalBuyer, Inc. prior to the reverse acquisition and name change.

On March 1, 2000, VerticalBuyer issued 14,250,000 shares of common stock to shareholders of Lightseek Ltd. in exchange for all of the outstanding common stock of Lightseek Ltd. On February 15, 2001, Lightseek Ltd. acquired all the outstanding common stock of the Litech Ltd. Lightseek was principally engaged in the development of internet sites designed to take advantage of business to business e-commerce opportunities in the global commercial electrical and lighting market. Litech was a specialist designer in the manufacture of fiber optic lighting application for the entertainment, commercial and retail market. In September, 2001, VerticalBuyer discontinued the operations of both Lightseek Ltd. and Litech Ltd.

VerticalBuyer was seeking to specialize in the creation of internet based news sites dedicated to specific industries. Lightseek was the first website developed for the commercial lighting industry. Subsequently, other lighting sites were also tested, including an auction site for the global market. After the discontinuation of operations in September 2001, and prior to assuming the business operations of CSI – South Carolina, VerticalBuyer conducted no business operations of any kind.

On March 12, 2004, Maximum Ventures purchased approximately 13,950,000 of VerticalBuyer’s outstanding shares from then controlling shareholders, Leslie Kent and Timothy Rosen. Such shares represented approximately 80% of VerticalBuyer’s then outstanding shares of common stock. The purchase price was $150,000. Maximum Ventures is a New York corporation located at 1175 Walt Whitman Road, Suite 100, Melville, NY 11747.

On October 22, 2004, Mr. Kent and Mr. Rosen resigned from the board of directors of the company and the board consisted of affiliates of Maximum Ventures until Maximum Ventures sold its interest in VerticalBuyer to CSI – South Carolina on January 31, 2005. The Maximum Ventures – CSI-South Carolina transaction is described in “—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions—Purchase of Majority Interest of VerticalBuyer, Inc. by CSI – South Carolina.” During the time that Maximum Ventures held its interest in VerticalBuyer, VerticalBuyer’s board of directors and management made all filings, including past due reports, necessary to bring VerticalBuyer into compliance with the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A. Introduction

Unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the consolidated combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to the merger; and (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger.

Overview

Products and Services

We develop software and provide hardware-based technology solutions.

Through our software applications segment, we report the results of operations related to our internally developed software. Our primary software, fund accounting based financial management software, is software focused primarily on the needs of organizations that employ fund accounting. Fund accounting is used by those entities that track expenditures and investments by “fund,” or by source and purpose of the funding, and is utilized primarily by public sector and not-for-profit entities. Our client base consists principally of municipalities, school districts and local government organizations. Our clients also include public libraries, disabilities boards and other non-governmental clients.

We also provide standards based lesson planning software that allows education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards.

We report the results of operations related to our hardware-based technology solutions through our technology solutions segment. Our technology solutions include networking hardware and software, firewall and email solutions, IP telephony, video conferencing, video surveillance, distance learning and in-classroom teaching tools. These technology solutions are offered to our primary customer base, users of fund accounting. Some solutions, such as IP telephony and video conferencing, are also offered to for-profit entities as opportunities arise.

By strategically combining the sale of our fund accounting software with our ability to integrate computers and other hardware, we have been successful in providing a variety of technological solutions to over 300 clients located primarily in South Carolina, North Carolina and Georgia. Our long term strategy is to pursue a national presence, with our primary, initial focus on the southeastern region of the United States.

Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services, as a part of our solutions sales efforts. These services also generate a significant amount of revenue by increasing demand for computer hardware equipment that we sell. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve high long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers. For more information on our strategy, see “Description of Business—H. Strategy.”

Current Challenges of our Business

Processes and Procedures

Because of our focus on the public sector, many sales opportunities are subject to our having to comply with government bid requirements and other formal proposal processes. Complying with such requirements and processes can result in a significant investment of time and effort that may or may not result in a sale. We have been implementing procedures to make the bid and sales process more efficient and believe these types of improvements will aid in our ability to maintain competitiveness in the marketplace. We will also look for additional process improvement opportunities as we move through the process of documenting controls and procedures in order to comply with the Sarbanes-Oxley Act legislation. However, this process is primarily compliance-driven, will be costly, and cost-saving opportunities as a result of this process, if any, may be limited.

Prior to February 11, 2005, we were a public shell with virtually no operations and CSI – South Carolina was a private company with limited complex accounting issues. As a result neither we nor CSI – South Carolina had no need for staff with technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and began public reporting of significant operations.

Due to the time required to source, attract, negotiate and hire personnel with the necessary experience, we remained for several months without sufficient public reporting or technical expertise to resolve non-routine or complex accounting matters and public reporting requirements such as we encountered in the merger with CSI – South Carolina, Inc. It was not until May 6, 2005 that we hired a chief financial officer with prior public reporting experience who is accustomed to dealing with more complex accounting matters. Deficiencies, which constituted a material weakness arose as a result of the delay in hiring our CFO and our general shortage of internal experienced technical personnel.

As a result, we were unable to file our first and second quarterly reports on Form 10-QSB for 2005 by their initial due dates and were forced to utilize filing extensions, which we complied with. Also on August 22, 2005, we amended our first quarter Form 10-QSB to restate our financial statements for the period ended March 31, 2005. In addition, in our Form 10-QSB for the period ended September 30, 2005, we disclosed that as a result of certain reclassifications in the previously issued financial statements contained in our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2005 and March 31, 2005 should not be relied upon and that we would restate these financial statements to make the necessary accounting corrections.

Primarily as a result of our CFO’s reviews in connection with correspondence related to our filing of a Form SB-2 registration Statement on March 28, 2005 and our subsequent filing of the Form SB-2 registration statement to which this prospectus relates, and in review of GAAP and information in other Company filings, our CFO and external auditors in consultation with our Audit Committee identified certain items recorded in selling, general and administrative costs, which should have been reclassified. Such costs included certain salaries and expenses and the amortization of capitalized software development cost. These costs should have been recorded as components of cost of sales based on financial accounting standards issued. These adjustments did not affect cash flows or net income.

Due to an emerging issues task force release, we were also required to account for certain proceeds related to our issuance of preferred stock and warrants as a liability derivative financial instrument and adjust the liability to market on a periodic basis. In addition, we reclassified certain items between equity accounts related to the purchase of the shell corporation. These adjustments did not affect cash flows, however, the changes in the valuation of the derivative financial instrument did affect net income. As a result, we amended our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our subsequent Quarterly Reports on Form 10-QSB, where appropriate. The adjustments reflected a significant deficiency in our internal controls over the application of existing accounting principles to new public reporting disclosures and particularly related to the application of GAAP to new transactions, caused by the shortage of experienced technical resources. All necessary adjustments from the amendments to our previously issued financial results have been made to the financial information contained herein.

The significant deficiency in our controls related to financial reporting was determined to exist on August 16, 2005, at which time the CFO in consultation with the CEO and the audit committee of the board of directors determined the Company, following its inception of reporting as a public company and hiring of its first CFO with SEC reporting experience, still lacked sufficient internal resources to insure compliance with new emerging issues, or to fully review its compliance in all areas of financial disclosure on a timely basis. Accordingly, it was also determined until such time as we have sufficient resources, we would be unable to declare our disclosure controls with regard to new public reporting disclosures effective.

We continue to work with the chief financial officer to enlist the resources necessary to assist in the handling of complex non-routine accounting issues and to meet public disclosure requirements in a timely fashion. Following consultation with the Company’s Audit Committee and board of directors, the chief financial officer received authority to engage outside accounting experts to support management in their review, interpretation, and implementation of new disclosures and significant changes in accounting and regulatory reporting requirements, and engaged a resource in January 2006. The purpose is to provide additional technical resources (other than our independent auditors) to whom we may direct complex accounting issues for review, particularly in situations where the accounting treatment is unclear or extremely complex. In addition, in January 2006, we hired an additional staff person with public accounting and reporting experience.

Even so, due to the increasing number and complexity of pronouncements, emerging issues and releases, we expect there will continue to be some risk related to financial disclosures, albeit mitigated following implementation of the Sarbanes-Oxley Act requirements. The process of identifying risk areas and implementing financial disclosure controls required under the Sarbanes-Oxley Act may result in the identification of areas where we may need additional resources. Accordingly, we have also determined until such time as we complete this process, we may be unable to declare our controls with regard to new public reporting disclosures effective. This process has begun and we anticipate it will be completed in 2007. This process may also result in the identification and possible reporting of additional deficiencies.

While we anticipate completing the Sarbanes-Oxley Act implementation process, which includes the documentation, assessment, review and testing of internal controls will result in improvements in controls, it will not eliminate the possibility of failures or deficiencies. However, we do expect it to mitigate cost-effectively the risk failures or deficiencies will occur. The hiring and engaging of additional technical resources to address deficiencies from shortages of technical personnel and the Sarbanes-Oxley Act implementation process will be time-consuming and increase our administrative costs, and may negatively impact our profitability in comparison to previously reported historical results.

Establishment of a Telesales Department

We intend to utilize telesales as a method of marketing our lower price point standards based lesson planning software. We also believe telesales will be beneficial in promoting and providing leads for potential sales of our other products. We have not previously had a formal telesales department, and while we have engaged a consultant with significant experience in this area to help with the effort, the establishment of this area will entail some up front investment. We plan to use existing personnel to manage the telesales department, but intend to initially hire two additional employees to focus exclusively on telesales. We also expect the telesales department to assist in the identification and qualifying of additional sales opportunities for the fund accounting software. We expect, but cannot guarantee, that these efforts will generate sufficient revenues to avoid any negative impact on profitability.

Software Modifications Required by Geographic Expansion

We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. To do so, we may have to modify our existing fund accounting programs to accommodate differences in state laws, regulations and taxation. We anticipate needing to make additional investment in software development to accomplish this. However, we plan to make the changes when we have firm orders in an area in an attempt to maximize and achieve a return on investment as quickly as possible. As we are currently converting our programs to the Microsoft .Net programming and SQL database language, but do not yet have all modules ready for release, some of these changes may be required in both our current and .Net platforms until 2007, when we anticipate all modules will be converted. The costs of such changes may offset the positive impact from expanding our geographic reach in 2006.

Maintaining IP Telephony Momentum

In 2005, we continue to experience a significant increase in IP telephony sales. Among these transactions were continued sales of IP Telephony products to one of our largest customers (Greenville County Schools) which encompasses all schools in a fairly large school district. IP Telephony sales increased sales to that customer to 12% of our revenues in 2004, and represented more than 90% of the revenues from this customer in that year. The challenge going forward will be to match large opportunities or increase the number of smaller opportunities. We have increased our sales force in an effort to increase the probability of achieving consistent and increasing performance in this product niche in future periods.

Continued Improvement of Support Solutions

Historically, our software applications segment has been the most effective in providing support solutions. Going forward, we are increasing the level of support offerings available through our technology solutions segment from primarily warranty-based services to include additional support offerings. Such offerings may include additional telephone-based troubleshooting and support, real time monitoring and other proactive service offerings and guaranteed response times for customer needs.

Investment in Support and Telesales Efforts

Over the next year we will be making an investment (estimated to be as much as $500,000), consisting primarily of increased salaries and wages to support the additional technical support services and telesales efforts. Based on our past experience with prospecting and technical support agreements, we expect the additional revenue generated from the sales of technical support contracts and additional sales opportunities uncovered by telesales efforts for the fund accounting software and the new Standards Based Lesson Planner software will be sufficient to offset our investment within approximately one year, but we can give no assurances such additional services will be profitable collectively, particularly in the short-term.

Organization

Prior to January 1, 2005, the Company reported as one operating segment, with the chief operating decision-maker reviewing the results of operations of the Company as a single enterprise. Currently our business efforts are focused on two key operating segments: internally developed software applications and related service and support (our “software applications segment”), and other technology solutions and related service and support (our “technology solutions segment”). Subsequent to December 31, 2004, the Company began reporting separately for its two operating segments: the software applications segment and the technology solutions segment. Prior year amounts have been reclassified to conform to the current period presentation.

Typically, sales of software and related services generate significantly higher margins than sales of hardware. Because our revenues in our software applications segment result from sales and support of software products developed for resale, and are coupled with a relatively small volume of related hardware sales (also referred to as “software and related services”), our software applications segment produces higher margins than our technology solutions segment. Conversely, revenues in our technology solutions segment result primarily from hardware sales, and relatively smaller amount of integration services (also referred to “hardware sales and related services”). Accordingly, our technology solutions segment produces lower margins than our software applications segment. Margins for “software and related services” were 57.5% for the nine months ended September 30, 2005. Margins for our technology solutions segment were 21.8% for the same period.

For discussion of the results of the reported segments, see the section entitled “—F. Financial Performance—Results of Operations—Segment Information” below.

Our financial statements continue to include CSI Technology Resources, Inc. as a wholly-owned subsidiary. However, this subsidiary no longer has any significant operations or separate accounting. Its former operations are now accounted for within CSI, except that CSI Technology Resources, Inc. is still named in certain contracts. At a future date, these contracts may be transferred to the parent and the subsidiary deactivated, subject to a review of any tax and legal consequences.

Acquisitions

A significant reason for the merger in February 2005 was to allow for access to public capital markets as a source for funding to provide for our ability to grow through acquisitions. In addition, the merger facilitated the sale of warrants, which are a significant potential source of capital. Our competitive markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive we must take advantage of acquisition opportunities that arise that may help us achieve greater geographic presence and economies of scale, and whenever appropriate, expand our technological capabilities.

Following the merger in February 2005 described under “—B. Reverse Merger and Investment by Barron Partners LP,” we have pursued and entered into preliminary discussions with various acquisition candidates. However, the Company has not entered into agreements or understandings for any acquisitions which management deems material.

Our acquisition strategy is discussed in more detail under “Description of Business—H. Strategy.”

B. Reverse Merger and Investment by Barron Partners LP

Merger

We were previously known as VerticalBuyer, Inc. until entering into a merger transaction with CSI – South Carolina in February 2005. Incorporated in Delaware on September 24, 1999, VerticalBuyer ceased business operations of any kind in September 2001. Prior to assuming the business operations of CSI – South Carolina in the February 2005 merger, VerticalBuyer was a shell corporation without material assets or liabilities.

In the first quarter of 2005, the Company completed a series of recapitalization transactions that began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These culminated on February 11, 2005 with the merger of CSI – South Carolina into the Company, and our issuance of preferred stock, common stock, common stock warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer.” The recapitalization transactions are detailed in Note 2 to the unaudited consolidated financial statements as of September 30, 2005, and are summarized below.

Merger Accounting

The merger was accomplished through an exchange of equity interests.

Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” states that, “[I]n identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances should be considered.” SFAS No. 141 includes the following as significant factors in the decision process: which of the combining entities’ owners as a group retain the larger portion of voting rights, composition of the governing body and senior management positions, and the terms of the exchange of equity securities.

Following the merger, the five former shareholders of CSI – South Carolina as a group held 96% of the voting stock of the Company, occupied two of five board seats (with the remaining three seats being filled by independent directors) and retained senior management positions with the combined company. Preferred stock granted subsequent to the transaction, which was sold to assist with the funding of the cash merger consideration and dividends payable to the CSI – South Carolina shareholders, is convertible into common stock on a one-for-one basis. The initial Certificate of Designation provided, in part, that the preferred stock could not be converted into common stock if such conversion would result in the holder of the preferred stock beneficially owning more than 4.99% of the common stock. The limitation could be waived by the preferred stockholder upon 61 days notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt following conferences with the staff of the Securities and Exchange Commission (the “SEC”), the parties agreed to remove the waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005. Accordingly, no greater than 4.9% of our common stock is deemed beneficially owned by the preferred stockholder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

In addition, the preferred stock has no voting rights except under limited circumstances, and generally no provisions granting rights with respect to the governance of the Company. As a result, under SFAS No. 141, the merger of CSI—South Carolina into VerticalBuyer was considered to be a reverse acquisition, in which CSI – South Carolina was considered to be the acquirer. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. VerticalBuyer had no assets or liabilities at the time of acquisition. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are required to be expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and the activities of the surviving company (VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Summary of Merger Transactions

On January 31, 2005, CSI – South Carolina purchased 77%, or 13,950,000 shares, of the common stock of VerticalBuyer from its primary stockholder, Maximum Ventures, Inc., a New York corporation (“Maximum Ventures”), pursuant to a stock purchase agreement. The purchase price was $450,000. Approximately $53,000 of that amount was used to satisfy outstanding liabilities. CSI – South Carolina also reimbursed Maximum Ventures for legal and related expenses of $20,000.

Thereafter on January 31, 2005, VerticalBuyer’s board of directors approved a 40 to 1 reverse stock split, with each fractional share rounded up to one post-split share on a beneficial ownership basis, in order to facilitate a potential merger with CSI – South Carolina. The stock split was effective and payable on February 11, 2005. Following the reverse stock split, VerticalBuyer’s 453,598 outstanding shares of common stock were owned 77% or 348,750 shares by CSI – South Carolina and 23% or 104,882 shares collectively by VerticalBuyer’s approximately 120 public stockholders.

On February 11, 2005, prior to the merger, CSI – South Carolina redeemed stock options to purchase 738,195 shares of common stock for $899,144 cash, as allowed under its stock option plan. Under the plan, certain non-executive employees had been granted options to purchase a total of 1,065,746 shares of the common stock of CSI – South Carolina. The options for 738,195 shares redeemed represented 73.34% of the options for 1,006,538 shares then outstanding. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to shares of CSI – South Carolina common stock cancelled in the merger, or 268,343 shares in the aggregate. VerticalBuyer also had a stock option plan, with options shares available for award at the time of the merger. All outstanding options under the plan had expired, however, and the plan was cancelled on March 24, 2005. On April 29, 2005, our board of directors approved a new plan which allows for the award of stock-based compensation in the form of options, restricted stock or stock appreciation rights at the discretion of the board or its compensation committee, up to an aggregate of 1,100,000 shares. As of the filing date of this report, no awards have been granted or are outstanding under the new plan.

Prior to the merger, on February 9, 2005, CSI – South Carolina also declared dividends to its five shareholders totaling $3,460,000. Of this amount, $960,000 was paid immediately in cash and $2.5 million was recorded as five equal subordinated dividend notes payable to the five CSI – South Carolina shareholders. These subordinated dividend notes were repaid on February 11, 2005, out of proceeds from the preferred stock transaction, as discussed below.

On February 10, 2005, VerticalBuyer and CSI – South Carolina executed an Agreement and Plan of Merger. On February 11, 2005, CSI – South Carolina merged into VerticalBuyer. In accordance with the Agreement and Plan of Merger, all shares of the common stock of CSI – South Carolina, and the shares of VerticalBuyer common stock owned by CSI – South Carolina, were cancelled. In exchange for these shares of common stock in CSI – South Carolina, the five shareholders of CSI – South Carolina received the following consideration:

•	2,526,904 shares of our common stock;

•	subordinated notes totaling $3,624,800; and

•	subordinated notes totaling $1,875,200.

Immediately following the transaction, our outstanding common stock totaled 2,631,786 shares. The former shareholders of CSI – South Carolina owned 96% or 2,526,904 shares. The remaining 4% or 104,882 shares was held by the approximate 120 public stockholders of VerticalBuyer, whose number of shares owned was not affected by the merger.

Sale of Preferred Stock and Warrants and Use of Proceeds of Preferred Stock Sale

On February 10, 2005, VerticalBuyer entered into a Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, we issued to Barron 7,217,736 shares of our newly created Series A Convertible Preferred Stock and two warrants to purchase, in the aggregate, 7,217,736 shares of our common stock. In exchange for the preferred stock and the warrants, Barron paid cash of $5,042,250. The exercise prices of the warrants are $1.3792 and $2.0958 per share, subject to anti-dilution adjustments, each warrant exercisable for half of the total warrant shares. The terms and conditions of the warrants are identical except as to exercise price.

In addition to the cash payment for the preferred stock and the warrants, Barron advanced an additional $1,875,200 to the Company in the form of a subordinated note. The Barron subordinated note is subordinated to the other non-subordinated debt of the Company and is due in full on or before May 10, 2006.

The funds from the sale of the preferred stock and the Barron subordinated note were used to repay the notes totaling $3,624,800 issued to the five former shareholders of CSI – South Carolina in the merger and the subordinated notes totaling $2,500,000 issued pre-merger as a dividend to the five CSI – South Carolina shareholders. Also, $275,000 was paid by the Company to Liberty Company, LLC, a transaction broker engaged by Barron, pursuant to the terms of the Preferred Stock Purchase Agreement. Approximately $250,000 was paid to the Company’s legal counsel for services rendered with respect to the merger and related transactions, and approximately $260,000 was retained by the Company for working capital.

Following the application of the proceeds of the preferred stock and the Barron subordinated note described above, two subordinated notes remained outstanding: the Barron note in the amount of $1,875,200, and five notes payable to the five former CSI – South Carolina shareholders in the amount of $375,040 each, aggregating an amount equal to the Barron Note. Amounts outstanding under the Barron and stockholder notes totaled $2,250,400 as of September 30, 2005.

Registration Rights

In conjunction with the Preferred Stock Purchase Agreement, we granted to Barron registration rights with respect to the resale of the shares of common stock underlying the warrants and preferred stock purchased by Barron. Pursuant to a Registration Rights Agreement with Barron dated February 10, 2005, we agreed to file a Registration Rights Agreement within 45 days. We also agreed to use our best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the Registration Rights Agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. The Registration Rights Agreement originally provided for cash liquidated damages. The agreement was amended on November 7, 2005 to substitute liquidated damages payable in additional shares of Series A Convertible Preferred Stock. This change was effected primarily in order to avoid the adverse accounting treatment discussed under “—C. Recent Developments—Significant Accounting Issue and Subsequent Event Affecting Basis of Presentation.” The Registration Rights Agreement is discussed in more detail under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions.”

Outstanding Shares Following Recapitalization

As a result of our reverse stock split, merger and preferred stock transactions, we had approximately 2.6 million shares of common stock outstanding as of September 30, 2005. On a diluted basis, assuming the conversion of the preferred stock and exercise of outstanding warrants and options, approximately 17.3 million shares of common stock were outstanding on such date.

C. Recent Developments

Significant Accounting Issue and Subsequent Event Affecting Basis of Presentation

In the series of transactions referred to in “—B. Reverse Merger and Investment by Barron Partners LP” above and in Note 2 to our unaudited consolidated financial statements as of September 30, 2005, CSI issued warrants to Barron in connection with the issuance of preferred stock. The holder of the preferred stock and the warrants has rights under a Registration Rights Agreement. As discussed under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions,” the initial agreement contained a liquidated damages clause which required cash penalties equal to 25% of Barron’s investment per annum if we did not file a registration statement and cause it to become and remain effective within the time periods required. This included causing the registration statement to become effective by July 11, 2005. Since the liquidated damages were payable in cash, under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration statement became effective. Accordingly, at September 30, 2005, the entire proceeds of the preferred stock issuance except for the par value was allocated to the warrants and recorded as a liability on the balance sheet. The par value of preferred stock was classified as temporary equity on the balance sheet. As a result of this treatment, our net shareholders’ equity as of September 30, 2005 was reported as a deficit of $7.1 million. Under the initial agreement, this accounting treatment would have remained in place until the Company’s registration statement became effective or the liquidated damages provision expired in February 2007. For a more detailed discussion of this accounting treatment see Note 6 to our unaudited consolidated financial statements as of September 30, 2005.

On November 7, 2005 Barron and the Company entered into an amendment to the Registration Rights Agreement to replace cash liquidated damages with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amended Registration Rights Agreement, we will be subject to an aggregate payment of up to 1,082,736 shares of preferred stock in lieu of cash at the previous 25% rate.

EITF 00-19 states that “[t]he initial balance sheet classification of the contracts [are] generally based on the concept that contracts that require net-settlement in cash are generally recorded as liabilities and contracts that require net-settlement in shares are equity instruments,” and includes other requirements for equity treatment, primarily that the payment must be in a set number of shares and the number of shares must not fluctuate or be tied to or based on the share market price (for example, there are no “top-off” or “make whole” provisions). Because the amendment to the Registration Rights Agreement changed the liquidated damages penalty from settlement in cash to settlement in a set number of shares that is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date and subsequent to the date of the unaudited consolidated financial statements as of September 30, 2005, the fair value of the warrants will be reclassified from a liability to permanent equity. The temporary equity will also be reclassified to permanent equity. These reclassifications, assuming continued net income to that date, will eliminate the deficit in shareholders’ equity. If the amendment and reclassifications had occurred as of September 30, 2005, the amount reported in our net shareholders’ equity would have been a net deficit of $0.1 million instead of the $6.3 million deficit reported in our unaudited consolidated financial statements as of September 30, 2005.

D. Critical Accounting Policies and Estimates

Basis of Presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. We use the accrual basis of accounting. Interim financial statements included in this report are unaudited. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made.

We employ accounting principles generally accepted in the United States (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates and assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. It is important that the reader of our financial statements understand that actual results could differ materially from these estimates, assumptions, projections and judgments.

Certain accounting policies, methods and estimates are particularly sensitive because of their significance to the financial statements and of the possibility that future events affecting them may differ markedly from management’s current judgments. While there are a number of accounting policies, methods and estimates affecting our financial statements, we believe the following accounting policies are particularly critical to understanding our historical and future performance, as these are the most significant involving management’s judgments and estimates: revenue recognition policies, the valuation of long-lived assets, income taxes, and fair value of financial instruments.

Disclosure Regarding Segments

Prior to January 1, 2005, the Company reported as one operating segment, with the chief operating decision-maker reviewing the results of operations of the Company as a single enterprise. During the first quarter of 2005, in part because of the reverse acquisition, the Company began reporting its operations under two operating segments: the software applications segment and the technology solutions segment. Prior-year amounts have been reclassified to conform to the current period presentation.

Revenue Recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment.

Technology revenues are generated primarily from the sale of hardware. In accordance with Emerging Issues Task Force (EITF) 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Service/Support Revenues

Service revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

Our suppliers generally warrant the products distributed by us and allow returns of defective products, including those that have been returned to us by its customers. We do not independently warrant the products it distributes, but we do warrant our services with regard to products that we configure for our customers and products that we build from components purchased from other sources. Warranty expense is not material to our financial statements.

Long-lived Assets

Long-lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with Statement of Financial Accounting Standards “SFAS” No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Depreciation and Amortization

Depreciation expense relates to property and equipment and is provided using accelerated depreciation methods over the estimated useful lives of such property and equipment. Amortization expense relates to capitalized computer software costs. Computer software costs consist of internal software production costs capitalized under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” and are amortized over the economic life of the product, generally three years, using the straight-line method.

Computer Software Costs

Computer software costs consist of internal software production costs capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products and enhancements are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and other financial instruments associated with the issuance of the common stock warrants attributable to the preferred stock capital investment in the Company in February 2005. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amount of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

The Company’s financial instruments as of September 30, 2005 also include a financial instrument relating to the warrants issued to Barron which are subject to a registration rights agreement that contained a cash liquidated damages provision. Accordingly, a fair-value option pricing model is used to determine the initial fair value and the fair values of each reporting period of those warrants that are classified as a financial instrument in the current liabilities section of the consolidated balance sheet. The accounting for the warrants is discussed further in Note 1, “Summary of Significant Accounting Policies and Activities” and Note 6, “Financial Instrument (Related to warrants)” to our unaudited consolidated financial statements for the nine months period ended September 30, 2005.)

Related Party Transactions and Off-Balance Sheet Arrangements

We have not entered into any significant transactions with related parties. We do not use off-balance-sheet arrangements with unconsolidated related parties, nor do we use other forms of off-balance-sheet arrangements such as research and development arrangements.

E. Recent Accounting Pronouncements

In December 2004, the FASB published SFAS No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Statement 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. Public Entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005 (the fourth quarter of fiscal 2005 for the Company). In January 2005, we adopted the provisions of SFAS No. 123 (R). As our only active stock plan was already being accounted for using the fair value method prescribed in SFAS No. 123, “Accounting for Stock Based Compensation,” and related interpretations, including the recognition of compensation cost at the time of grant in the financial statements, and we were not using the disclosure only provisions of SFAS No. 123, the adoption of SFAS No. 123(R) has not had a material impact on the financial statements.

F. Financial Performance

Overview of Financial Performance

Overview – Nine Months Ended September 30, 2005 Versus Nine Months Ended September 30, 2004

Our revenues for the first nine months of 2005 were $18,342,082, $523,436 or 2.9% higher than the first nine months of 2004. The increase was due to the significant sale of lower margin products in the current quarter, partially offset by the sale of printers and fax machines in the second quarter of the prior year which did not reoccur in the current year. A decline in new software sales and related services resulted from a temporary decline in sales personnel and management efforts diverted by the merger. The sales effort has now been refocused with an increase in sales personnel. However, our past experience and relatively long sales cycle for software compared to hardware would indicate a possible six to twelve months lag before we see a significant impact. The decline in new software sales was partially offset by an increase in software support revenues from greater support offerings. The overall decline in software and related services partially offset the gain in hardware sales.

The improvement in product mix in the second quarter more than offset the impact of the lower margin product sales in the third quarter and sale of significant hardware near the end of the quarter without delivery of related services. However, this improvement in product mix was offset by the decline in margin from reduced sales of new software and related services. The net impact was a decline in gross profit for the nine months of $163,722 or 3.1% over the prior year period to $5,127,196.

Operating income for the nine months ended September 30, 2005 decreased from the prior year by $1,529,870 or 79.9% to $384,894 due to the legal and professional fees and option compensation incurred in the first quarter of 2005 in connection with the reverse acquisition (detailed below) and continuing compliance costs. These increases in expenses were partially offset by a decline in salaries and wages from the absence of executive level bonuses in the current year, which were paid in the prior year.

Net income for the nine months ended September 30, 2005 decreased $2,273,249 or 190.9% to a net loss of $1,082,735 as a result of the significant reverse acquisition, share registration efforts and compliance costs, and an unrealized loss on warrants to purchase common stock. Of this charge, $3,193,188 occurred in the prior quarters of 2005 and included the initial markup of the warrants to market following their issuance on February 11, 2005. A gain of $1,190,926 was recorded in the third quarter, for a total charge of $2,002,262 for the nine months ended September 30, 2005.

Overview – Twelve Months Ended December 31, 2004 Versus Year Ended 2003

Our revenues for the 2004 fiscal year were $22,481,235, $3,240,019, or 16.8%, higher than revenues for the 2003 fiscal year. The increase came almost equally from an increase in software sales and related service agreements, and increased hardware sales. The increase in technology sales came from an increase in sales force and customer contacts and penetration with new technologies into the existing customer base. The increase in software sales was due to a continued push with the new Microsoft Windows operating-system based fund accounting software version and an increase in support pricing with the final wave of customers having moved from the Microsoft DOS operating system-based version to the Windows version and the continued push to expand our geographic reach. The improvement from the software side edged ahead of hardware revenues by approximately $150,000. The favorable change in sales resulted in an increase in gross profit of $1,355,609, or 23.7%, to $7,068,746. Operating income increased from the prior year by $740,535, or 41.3%, to $2,533,594 due to the improvement in sales. The gross profit improvement was partially offset by an increase in operating expenses, primarily salaries and benefits, from increased bonus compensation. Net income also increased $429,595, or 39.3%, to $1,521,540, also primarily as a result of the improvements flowing through the income statement from increased sales.

Results of Operations

Nine Months Ended September 30, 2005 Versus Nine Months Ended September 30, 2004

The following table and discussion set forth the change in sales and the major items impacting the change in operating income for the nine month period ended September 30, 2005 compared to the nine month period ended September 30, 2004.

	Nine Months Ended
	September 30, 2005	September 30, 2004	Increase (Decrease)
Net Sales And Service Revenue	$18,342,082	$17,818,646	$523,436
Gross Profit	5,127,196	5,290,918	(163,722)
Operating Income	384,894	1,914,764	(1,529,870)

Significant Items That Increased (Decreased) Operating Income
Gross Profit:
Sales			$523,436
Purchased hardware and software components			6,731
Salaries, wages and benefits			(632,488)
Other			(61,401)

			(163,722)
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			592,647
Reverse acquisition costs			(759,283)
Stock option compensation			(631,174)
Professional and legal compliance costs			(381,561)
Travel and mobile costs			(41,872)
Other SG&A expenses			(144,905)

			$(1,529,870)

Revenue

Our revenues for the first nine months of 2005 were $18,342,082, $523,436 or 2.9% higher than the first nine months of 2004. The change resulted primarily from an increase in hardware sales and an increase in support revenues for both hardware and software, which were partially offset by declines in hardware commissions and new software sales. Sales of higher margin internet-protocol based telephony equipment and instructional hardware increased substantially through the first, second and third quarters, but were partially offset in the second quarter by a drop in lower margin printing and fax machine sales due to a large order in the prior year which did not reoccur in the current year. An increase in services by the technology solutions segment and increased sales of higher margin products offset the absence of the similar order in 2005. The decline in new software sales resulted from a temporary decline in sales personnel and management’s attention being diverted to the merger. The third quarter was the first quarter with the additional sales people in place for the entire quarter. However, the impact of additional staff has not yet been realized, given the relatively long sales cycle for software, which can routinely range from six to twelve months. Also, we believe that the effects of the new sales personnel in new geographic areas for us will take longer to yield significant results than in our core geographic markets.

Gross Profit

Gross profit was $5,127,196 for the first nine months of 2005, a decrease of $163,722 or 3.1% over the same period of the prior year. The gross margin was 28.0% for the first nine months of 2005 versus 29.7% for the same period of 2004. An increase in margin before offsets was attributable to a favorable change in product mix. The decline in sales of lower margin products coupled with the significant change in product mix from lower to higher margin products resulted in an increase in technology hardware costs of only $55,220 or 0.5%, compared to an increase in technology sales of $523,436 or 2.9%. However, this improvement from product mix was offset by increases in salaries and wages in connection with the handling of more complex products, a significant volume of hardware sold near the end of the quarter with some potential benefit from services to follow in a future quarter, and the decline in new software sales partially offset by increased support revenues. While the increase in salaries and wages had the biggest impact on the decline in gross profit, the decline in hardware commissions from the reduction of lower margin product, which is recorded with no corresponding cost, had the largest impact on the reduction in the margin percentage.

Operating Expenses

Operating expenses were $4,742,302 for the first nine months of 2005, an increase of $1,366,148 or 40.5% over the same period of the prior year. The above table analyzes the major items that account for this increase. The majority of the increase is reflected in two non-recurring costs associated with the merger and recapitalization of CSI. These items and the related impact on Other selling, general and administrative expenses are discussed in “Reverse Acquisition Costs” and “Stock Option Compensation” below. The addition of legal and professional compliance costs in connection with the Company becoming a public reporting entity in early 2005 added to the increase. Salaries and wages decreased, primarily due to the absence of senior executive bonus compensation in early 2005 compared to bonuses given in 2004. The absence of the bonus in 2005 was in consideration of other monies received by the senior executives in connection with the Company’s merger in early 2005. This reduction was partially offset by an increase from additional sales personnel staffing.

Reverse acquisition costs included $275,000 in fees paid to a financial advisor and finder retained by Barron, Liberty Company, LLC. The amount of Liberty’s compensation was based on a percentage of Barron’s investment. No commission or fee was paid to Barron, the investment group which purchased the preferred stock and received the warrants. The remaining $484,283 consisted of merger related fees paid principally for legal and accounting services.

Stock option compensation represents cost incurred to redeem certain stock options held by key management employees of CSI – South Carolina in connection with the merger. In August 2000, CSI – South Carolina approved and implemented an equity incentive plan pursuant to which eight non-executive employees were granted options to purchase 1,065,746 shares of common stock of CSI – South Carolina, of which 59,208 had been previously cancelled and 1,006,538 were outstanding as of December 31, 2004. Immediately prior to the merger, CSI – South Carolina cancelled options to purchase 797,403 shares and paid the option holders $899,144 as compensation for the cancellation, and reduced unearned stock compensation for the redemption by $267,970, for net compensation expense of $631,174 during the period. Employer FICA and medicare, additional expenses related to this transaction totaling $47,766, were also paid by CSI – South Carolina and are included in “Other selling, general and administrative costs” in our unaudited Consolidated Statements of Operations for the nine months ended September 30, 2005.

Operating Income

Operating income for the nine months ended September 30, 2005 was $384,894, a decline of $1,529,870 or 79.9% compared to the same period of the prior year. The decline was due primarily to the significant increases in costs related to the reverse merger related costs and public reporting activities.

Segment Information

Software Applications Segment

	Nine Months Ended
	September 30, 2005	September 30, 2004	Increase (Decrease)
Net Sales And Service Revenue	$3,162,511	$3,326,353	$(163,842)
Gross Profit	1,817,419	2,335,404	(517,985)
Segment Income	474,027	679,576	(205,549)

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$(163,842)
Purchased components			61,951
Salaries, wages and benefits			(419,867)
Other miscellaneous			3,773

			(517,985)
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			379,896
Other miscellaneous			(67,460)

			$(205,549)

Software applications segment sales decreased primarily due to lower software sales, partially offset by an improvement in sales of enhanced support agreements. The lower new software sales were due to the previously discussed temporary reduction in sales staff late in the prior year and through the merger.

Salaries and wages in cost of sales increased primarily due to the addition of the .Net Microsoft SQL (application programming language and database conversion) team in mid-2004. While these costs are generally capitalized, the amortization of previously capitalized costs roughly offset the capitalized portion, leaving a net increase in overall wage related costs in cost of sales. Salaries and wages in operating expenses declined due to senior executive level bonuses in the prior year not being repeated in the current year, partially offset by an increase in salaries and wages from reflecting the increased sales staff.

Technology Solutions Segment

	Nine Months Ended
	September 30, 2005	September 30, 2004	Increase (Decrease)
Net Sales And Service Revenue	$15,179,571	$14,492,293	$687,278
Gross Profit	3,309,777	2,955,514	354,263
Segment Income	1,730,651	1,235,188	495,463

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$687,278
Purchased components			(55,220)
Salaries, wages and benefits			(212,621)
Travel and mobile costs			(52,805)
Other miscellaneous			(12,369)

			354,263
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			229,753
Other miscellaneous			(88,553)

			$495,463

Technology solutions segment sales increased for the first nine months of 2005 versus the same period of 2004 due primarily to additional engineering and support services sold. A significant decrease in printer and fax sales in the second quarter and other commissions from hardware sales was offset by increased sales of higher margin products, primarily internet-protocol based telephony solutions and instructional hardware. The shift in product mix to higher margin products resulted in a modest rise in hardware costs compared to the improvement in segment revenue.

Salaries, wages and benefits increased in connection with increased engineering services sold, partially offset by a temporary decline in salaries, wages and benefits in operating expenses from the absence of senior executive level bonuses which were paid in the prior year.

The following tables summarize the segment information discussed above to the consolidated amounts reported and previously discussed. The table also presents the segment assets information. Increases in segment assets came primarily from increases in accounts receivable and capitalized software costs for the software applications segment and from increases in accounts receivable in the technology solutions segment. The increases in accounts receivable were due primarily to the increases in sales and changes in operating performance previously discussed.

The following tables reconcile information about segment profit and loss for the nine month periods ended September 30, 2005 and 2004 and assets allocated to segments as of September 30, 2005 and 2004.

	Software Applications	Technology Solutions	Total Company
Nine months ended September 30, 2005:
Net sales and service revenue	$3,162,511	$15,179,571	$18,342,082
Gross profit	1,817,419	3,309,777	5,127,196
Segment income	474,027	1,730,651	(	*)
Segment assets	2,575,707	5,971,862	8,547,569

Nine months ended September 30, 2004:
Net sales and service revenue	$3,326,353	$14,492,293	$17,818,646
Gross profit	3,335,404	2,955,514	5,290,918
Segment income	679,576	1,235,188	(	*)
Segment assets	2,054,751	5,378,569	7,433,320

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

Certain non-recurring items (those items occurring for reasons which have not occurred in the prior 2 years and are not likely to reoccur in 2 years), stock-based compensation costs and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. The following reconciliation presents separately those costs related to the merger and compliance costs, which have not been included in the analysis of segment income. Detailed discussions related to the merger costs have been previously discussed under “Summary of Merger Transactions.” In addition, due to the public reporting requirements, we have incurred significant compliance-related professional and legal costs. These costs were not incurred in the prior years because CSI-South Carolina was not a reporting company at that time.

	Nine Months Ended
	September 30, 2005	September 30, 2004
Segment income:
Software applications segment	$474,027	$679,576
Technology solutions segment	1,730,651	1,235,188

TOTAL SEGMENT INCOME	2,204,679	1,914,764
Less: Merger-related and compliance costs
Stock option compensation from stock option redemption in connection with merger	(631,174)	—
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	(47,766)	—
Reverse acquisition costs	(759,283)	—
Professional and legal compliance costs	(381,561)	—

OPERATING INCOME Per consolidated Statements of Operations	$384,894	$1,914,764

Interest and Other Income and Expenses

Interest expense increased $191,199 in the first nine months of 2005 compared to the first nine months of 2004 due to the addition of borrowings in connection with the reverse acquisition. As of September 30, 2005, we had outstanding draws of $1,771,000 under our bank credit facility bearing interest at 6.44% (Libor plus 0.275%). We also had outstanding subordinated notes payable to Barron and the five former CSI-South Carolina shareholders totaling $2,250,400 and bearing interest at 8.75% (the Prime Rate as reported by Bank of America plus 2%). The Company had no funded debt at September 30, 2004. Unrealized loss on warrants to purchase common stock was $2,002,262 for the first nine months of 2005 due to an increase in the market valuation (calculated using the Black Scholes method) of the financial instrument liability related to the warrants since their issuance in the first quarter of 2005. The accounting for the warrants is discussed further in Note 1, “Summary of Significant Accounting Policies and Activities” and Note 6, “Financial Instrument (Related to Warrants)” to our unaudited consolidated financial statements for the nine months period ended September 30, 2005. No loss on warrants was recorded in 2004 as no warrants were outstanding at that time.

Income Taxes

Income taxes were recorded as a net benefit of $719,709 for the first nine months of 2005, and declined $1,454,626 compared to the first nine months of 2004. The decline was due primarily to the loss resulting from the expenses related to the reverse acquisition activity, and the warrants, as discussed previously.

Net Income (Loss) and EPS

Net income decreased $2,273,249 or 190.9% to a net loss of $1,082,735 as a result of the significant reverse acquisition, share registration efforts and compliance costs, and an unrealized loss on warrants to purchase common stock. Of this charge, $3,193,188 occurred in the first six months of 2005 and included the initial markup of the warrants to fair market value following their issuance on February 11, 2005. A $1,190,926 gain was recorded in the third quarter, for a total net charge of $2,002,262 for the nine months ended September 30, 2005.

Basic earnings per share declined from income of $0.45 per share in the first nine months of 2004 to a loss of $0.41 in the first nine months of 2005, with improvements in gross profit overshadowed by increases in compliance costs and the unrealized loss on warrants. For the same reasons, on a fully diluted basis, earnings per share declined from $0.45 per share in the first nine months of 2004 to a loss of $0.41 per share for the first nine months of 2005. The additional preferred stock and warrants issued in connection with the merger in February 2005 were not included in the calculation of diluted earnings per share for 2005, as the effect was anti-dilutive.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Prior to January 1, 2005, CSI – South Carolina reported as one operating segment, with the chief operating decision-maker reviewing the results of operations of the Company as a single enterprise. Subsequent to December 31, 2004, CSI – South Carolina, and as a result of the merger, CSI, began reporting its operations under two operating segment. In the following discussion, prior-year amounts have been reclassified to conform to the most recent reporting period segment presentation. Costs related to the reverse acquisition are excluded from segment results, as no significant operations were added in connection with the reverse acquisition.

See “—A. Introduction—Organization” above for a description of the types of products and services from which each reportable segment derives its revenues.

The following table and discussion sets forth the change in sales and the major items impacting the change in operating income for the twelve month period ended December 31, 2004 compared to the twelve month period ended December 31, 2003.

	Twelve Months Ended
	December 31, 2004	December 31, 2003	Increase (Decrease)
Net Sales And Service Revenue	$22,481,235	$19,241,216	$3,240,019
Gross Profit	7,068,746	5,713,137	1,355,609
Operating Income	2,533,594	1,793,059	740,535

Significant Items That Increased (Decreased) Operating Income
Gross Profit:
Sales			$3,240,019
Purchased hardware and software components			(1,791,122)
Salaries, wages and benefits			(194,497)
Other			101,209

			1,355,609
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(386,496)
Other SG&A expenses			(228,578)

			$740,535

Revenue

Our revenues for the 2004 fiscal year were $22,481,235, $3,240,019 or 16.8%, higher than sales for the 2003 fiscal year. The increase came almost equally from an increase in software sales and related service agreements and hardware sales. The improvement from our software business and related services edged ahead of the improvement in hardware sales by approximately $150,000. The increase in technology sales came from an increase in sales force and customer contacts and penetration with new technologies into the existing customer base. The increase in software sales was due to a continued effort with the new Microsoft Windows operating-system based fund accounting software version and an increase in support pricing with the final wave of customers having moved from the Microsoft DOS operating system-based version to the Windows version and the continued effort to expand our geographic reach.

Gross Profit

Gross profit increased $1,355,609, or 23.7% to $7,068,746, driven by the improvement in sales. The sales increase had a modest impact on gross margin from product mix. The gross margin increased from 29.7% in 2003 to 31.4% in 2004.

Operating Expenses

Operating expenses were $4,535,152 for the 2004 fiscal year, an increase of $615,074 or 15.7% over the same period of the prior year. The majority of the increase is reflected in salaries, wages and benefits from increased bonus compensation. Other SG&A expenses increased across a variety of areas due to the sales increase and growth of the business in general. These areas of expense increase included: supplies, equipment, rent and maintenance, dues and subscriptions, taxes and insurance, facilities costs and legal and professional costs.

Operating Income

Operating income for 2004 was $2,533,594, an increase in 2004 over 2003 of $740,535 or 41.3% compared to the 2003 year. This significant increase was due primarily to the impact of the increase in sales flowing through the income statement, partially offset by the smaller increase in operating expenses.

Segment Information

Software Applications Segment

	Twelve Months Ended
	December 31, 2004	December 31, 2003	Increase (Decrease)
Net Sales And Service Revenue	$4,676,578	$2,981,456	$1,695,122
Gross Profit	3,063,323	1,763,273	1,300,050
Segment Income	824,322	(127,331)	951,653

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$1,695,122
Purchased software components			(380,457)
Salaries, wages and benefits			(62,615)
Other			48,000

			1,300,050
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(288,285)
Other miscellaneous			(60,112)

			$951,653

Software applications segment sales increased in 2004 over 2003 primarily from increases in both software sales and support agreements. Software costs increased primarily from costs associated with the increase in support agreements. The increase in software sales was due to a continued push with the new Microsoft Windows operating-system based fund accounting software version and an increase in support pricing with the final wave of customers having moved from the Microsoft DOS operating system-based version to the Windows version and the continued push to expand our geographic reach.

Salaries and wages in cost of sales increased primarily due to the addition of the .Net and Microsoft SQL (application programming language and database conversion) team. The reduction of miscellaneous costs in “Other” is due to an increase in the credit to cost of sales for the amount of salaries and wages capitalized in capitalized software development costs, partially offset by amortization of previously capitalized amounts. The increased salaries and wages in operating expenses came from sales and engineering personnel, and an increase in bonus compensation. The improvement in segment income came from economies of scale. Selling costs included in operating expenses are generally charged directly to the segment for which they are performed, while general management and operating overhead are allocated between segments based on an estimate as to where management spends their time and the overhead consumed by each segment. Current year gross profit was sufficient to cover these allocated costs, while prior year margins were not sufficient to cover the allocation.

Technology Solutions Segment

	Twelve Months Ended
	December 31, 2004	December 31, 2003	Increase (Decrease)
Net Sales And Service Revenue	$17,804,657	$16,259,760	$1,544,897
Gross Profit	4,005,423	3,949,864	55,559
Segment Income	1,709,272	1,920,390	(211,118)

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$1,544,897
Purchased hardware components			(1,410,665)
Salaries, wages and benefits			(131,882)
Other			53,209

			55,559
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(94,479)
Other miscellaneous			(172,198)

			$(211,118)

Technology solutions segment sales increased in 2004 versus 2003 due primarily to an increase in lower margin hardware products, including an organization-wide upgrade of printers and faxes by a major customer. This sales increase was partially offset by a modest decline in engineering services revenues.

The increase in hardware costs corresponds with the increase in hardware sales. Salaries, wages and benefits increased as some of our engineers were compensated for securing additional technical certifications, thereby making the Company eligible for increased future discounts on certain hardware purchases. Changes in product mix toward higher margin product offset the increases in engineering compensation. Salaries, wages and benefits in operating expenses also grew due to efforts spent sourcing new products and from increased bonus compensation. Other miscellaneous expenses increased across a variety of areas due to the sales increase and growth of the business in general. These areas of expense increase included: supplies, equipment, rent and maintenance, dues and subscriptions, taxes and insurance, facilities costs and legal and professional costs.

The following table summarizes the segment information discussed above to the consolidated amounts reported and previously discussed. The table also presents the segment assets information. Increases in segment assets came primarily from increases in cash, accounts receivable and capitalized software costs for the software applications segment and from increases in cash and accounts receivable in the technology solutions segment. The increases in accounts receivable and cash were due primarily to the increases in sales and changes in operating performance previously discussed.

	Software Applications	Technology Solutions	Total Company
Fiscal year ended December 31, 2004:
Net sales and service revenue	$4,676,578	$17,804,657	$22,481,235
Gross profit	3,063,323	4,005,423	7,068,746
Segment income	824,322	1,709,272	2,533,594
Segment assets	2,086,321	4,841,206	6,927,527

Fiscal year ended December 31, 2003:
Net sales and service revenue	$2,981,456	$16,259,760	$19,241,216
Gross profit	1,763,273	3,949,864	5,713,137
Segment income	(127,331)	1,920,390	1,793,059
Segment assets	1,247,123	3,092,411	4,339,534

Interest and Other Income and Expenses

We had no interest bearing debt during the years 2004 and 2003, and maintained a net cash balance. Accordingly, we reported interest income of $21,342 for 2004, an increase of $11,867, or 125.2%, over the prior year. No loss on warrants was recorded in 2004 or 2003, as no warrants were outstanding.

Income Taxes

Income taxes of $1,032,850 were recorded for 2004, an increase of $320,750 from 2003. The increase in income taxes corresponds with the increase in income before taxes.

Net Income (Loss) and Earnings Per Share

Net income increased $429,595, or 39.3%, to $1,521,540 for 2004, as a result of the significant increase in sales, partially offset by increases in operating expenses.

Earnings per share increased from $0.41 per share in 2003 to $0.58 in 2004, on both a basic and fully diluted basis.

G. Liquidity and Capital Resources

First Quarter 2005 Recapitalization

Prior to the February 2005 reverse acquisition, the Company had funded operations through cash flow from operations. As of December 31, 2004, the Company had $3.7 million in cash and cash equivalents and no outstanding loans.

Events in the first quarter of 2005 related to the merger and recapitalization of CSI – South Carolina have had a significant impact on our liquidity and capital resources. These events are described in more detail under “—B. Reverse Merger and Investment by Barron Partners LP” and “—C. Recent Developments” above. Substantially all of our cash at the time of the reverse acquisition was applied to the acquisition related dividend, redemption of stock options and merger consideration and costs. The Company issued preferred stock and warrants and borrowed funds, both from its bank lender and subordinated debt from the preferred stock investor, to provide the remaining cash requirements of the merger. As a result, cash declined from $3,656,477 at December 31, 2004 to zero ($0) at September 30, 2005. Debt increased from zero ($0) at December 31, 2004 to borrowings at September 30, 2005 of $1,771,000 under our bank revolving line of credit and $2,250,400 in subordinated notes (owed equally to the preferred stock investor and the five former CSI – South Carolina shareholders). Due to the significant use of cash in the reverse acquisition, funds for working capital are now provided under our $3.0 million revolving line of credit.

Cash From Operating Activities

Net cash provided by operating activities was $2,575,879 for the year ended December 31, 2004 and $1,991,753 for the year ended December 31, 2003. Net cash provided by operating activities in each period reflects net income, adjusted for changes in working capital and non-cash expenses including depreciation and amortization, stock-based compensation and deferred income taxes.

Significant changes to balance sheet items from December 31, 2003 to December 31, 2004, related to operating activities included a $1.9 million increase in cash generated from the cash flows from operations, a $0.6 million increase in accounts receivable from the increase in sales year over year, offset by a corresponding increase in accounts payable with additional vendor activity to support the increase in sales.

Cash used for operating activities totaled $1,533,989 in the first nine months of 2005 compared to cash provided by operating activities of $1,736,404 in the first nine months of 2004. The decrease of $3,270,393 is due in part to $759,283 in one-time legal and professional fees, stock option compensation and taxes related to the reverse acquisition and which resulted in a net loss for the period.

In addition to the effect of one-time items, operating cash decreased from significant changes in the payables and receivables operating liability and asset. Accounts payable decreased due to the reductions in sales of low margin products, previously discussed, and accounts receivable increased as a result of increased sales in general. A significant portion of such accounts receivable consisted of accounts federally funded through the E-Rate (schools and libraries division (or “SLD”)) program, which generally has a longer turnaround time for receipt of funds. We have not found it necessary to increase our reserves as a result of the longer funding turnaround time, as this has come primarily from a backlog of paperwork processing and related payments from the SLD. It appears that the SLD is moving ahead to reduce this processing backlog based on information received from the SLD, and subsequent cash receipts.

Changes at September 30, 2005 from year end December 31, 2004 to balance sheet items related to operating activities are as follows:

Increases in accounts receivable ($4.0 million) and accounts payable ($1.0 million) resulted from the increased hardware sales and related purchases and slow collection of E-Rate receivables previously discussed. Increased hardware demand and timing of sales also resulted in an increase in inventories. The increase in deferred revenue ($0.5 million) is in connection with a significant increase in support agreements previously discussed, which are deferred over the life of the agreement. Deferred tax assets were recorded in the current year period related to the non-cash charge for recording of the financial instrument (warrants), new this year from the merger, to market value. This amount is added back in the cash flows statement as a reconciling item as this amount did not affect the decrease in cash flows.

Cash from Investing Activities

Net cash used in investing activities was $675,126 for the year ended December 31, 2004 and $566,385 for the year ended December 31, 2003. Net cash used in investing activities reflects additions to property and equipment and capitalized software costs.

Cash used for investing activities totaled $828,170 in the first nine months of 2005 compared to $508,987 in the first nine months of 2004. Of the increase, $115,187 is due primarily to the continued investment in development in the .Net version of CSI’s major software modules, and is reflected in the increase in computer software costs in the consolidated balance sheet. The additional $203,996 represents capital additions to support the increase in the business, primarily an increase in sales, engineering and .Net team personnel, and solutions offerings, including the ability for customers to run our fund accounting software over the internet on our owned equipment (typically referred to as an ASP or automated service provider model). Assets purchased included computers, office cubicles, networking and development servers and related equipment and additional software licenses for support and customer management.

Cash from Financing Activities

Net cash used in financing activities was zero for the years ended December 31, 2004 and 2003, as the Company had no debt and funded its operations through cash flow from operations. Cash used for financing activities netted to $1,294,318 in the first nine months of 2005 compared to no financing needs or repayments in the first nine months of 2004. The increase of $1,294,318 is due entirely to activities related to the reverse acquisition, which have been summarized earlier in management’s discussions above and in Note 2 to the Consolidated Financial Statements, except for a net additional borrowing of $271,000 on the line of credit facility’s initial balance of $1,500,000 drawn in connection with the merger. Changes in the balance sheet line items for other assets (from deferred financing fees), bank line of credit, subordinated notes payable to shareholders and shareholders’ equity (deficit) are all a result of the merger related transactions detailed in Note 2 above and in the consolidated statement of changes in shareholders’ equity (deficit).

In addition to the changes related to the merger transaction, a significant non-cash change impacted the balance sheet. The financial instrument (warrants) was increased significantly ($2.0 million before tax provision of $0.8 million) from the initial allocation of proceeds from the preferred stock and warrants issuance and an increase in the fair market value of the warrants, as previously discussed.

The significant merger related activity in the order it occurred is as follows:

Purchase of majority interest in VerticalBuyer shell company by CSI – South Carolina	$(415,024	)(1)
CSI – South Carolina’s redemption of options	(899,144)
Initial cash payment of portion of CSI – South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock warrant proceeds	(2,500,000)
Payment on one of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Payment on second set of shareholder notes and Barron’s note from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	Consists of $450,000 aggregate agreed-upon purchase price (including approximately $5,000 used to satisfy outstanding liabilities of VerticalBuyer) and an additional $20,000 paid to Maximum Ventures to offset its legal and accounting expenses, net of the $50,000 contribution by Barron and a $5,000 allowance to help defray our legal and professional expenses.

In addition to the cash used for financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees which were expensed and are included in the discussion of cash used for operating activities above.

Also, the Company has $2,250,000 in notes outstanding, of which $1,125,000 is payable to Barron Partners, LLP and the remaining $1,125,000 is payable in equal amounts to the five former shareholders of CSI – South Carolina, which are due and payable in May 2006 and accrue interest at the Bank of America’s prime rate plus 2%. If these amounts are not paid at such time, the interest rate on these obligations will increase to 16% per annum. Prior cash flow patterns indicate a reasonable ability to fund this payment or a significant portion thereof but not without the renewing of our line of credit facility. In addition, our line of credit facility restricts payments of subordinated debt if it would cause us to violate covenants under the line of credit. If we are unable to renew our credit facility and/or pay the entire portion of the notes as they come due either from availability under our line and operating cashflows or proceeds from a warrant exercise, the increase in the rate of interest will increase our financing costs and reduce earnings.

Credit Arrangements

During the first quarter, in order to support the activities of the reverse acquisition and provide working capital, we entered into a $3,000,000 line of credit facility whereby we can borrow up to 80% of eligible accounts receivable balances, not to exceed the total facility limit of $3,000,000. Eligible accounts receivable balances essentially include all of our trade accounts receivable except for those accounts which are more than 90 days past due. Certain other accounts are excluded from eligibility for borrowing including: (i) such accounts due from affiliates; (ii) accounts which we have already determined to be of doubtful collectability; and (iii) accounts due from any one of our customers if such accounts constitute more than 20% of the total eligible accounts. Loans bear interest at Libor rate plus 0.275% (6.44% at September 30, 2005), payable monthly, and mature on March 17, 2006. However, since the facility is a revolving line of credit, the lender can accelerate the maturity of the loans at any time and can also accelerate the maturity of the loans if we fail to comply with our covenants under the facility, discussed in more detail below. Upon entering into the loan agreement on March 17, 2005, we borrowed $1,500,000 which was used to pay down a portion of the subordinated notes issued in connection with the merger.

Loans under the facility are secured by a first priority lien on all of our personal property to the lender, including all accounts, equipment, inventory, contract rights, intangibles and other personal property. Under the facility, we are subject to restrictive covenants, the primary terms of which restrict incurring debt, making loans, changing approved executive compensation arrangements or making distributions or investments which would violate the restrictive covenants in the loan agreement. The agreement with our lender also requires the achievement of a debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio of not more than 2.5:1, measured on a quarterly rolling twelve months basis, by June 30, 2005, EBITDA of not less than $2,000,000 by year-end 2005 and a minimum tangible net worth of $1,500,000 (including subordinated debt) by year-end 2005. As of September 30, 2005, we complied with the debt to EBITDA ratio but would not have met the minimum tangible net worth requirements. There can be no assurance that we will comply with such covenants by the effective dates prescribed in the covenants. We have received a temporary waiver as discussed below. Were the lender to accelerate the maturity of the loans, whether due to our not being able to meet our covenants or to receive a waiver from complying with those covenants or any other reason, we could be forced to seek other financing to prevent the lender from foreclosing on the assets of the Company to satisfy the loans. If we could not secure other financing or capital in the event of an acceleration of the loans, and the lender foreclosed on the Company’s assets, we would likely be forced to cease active business operations. The Company also has significant commitments under the subordinated notes payable to the original five shareholders of CSI – South Carolina and Barron, as a result of the reverse acquisition, totaling $2,250,400, which will be due and payable in May of 2006.

During the preparation of our first quarter unaudited financial statements to be included in its Form 10-QSB, we determined that pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the value of the warrants issued in conjunction with our preferred stock in February 2005 should be recorded as a current liability on our consolidated balance sheet until the Company obtained an effective registration statement pursuant to the terms of the Registration Rights Agreement. This accounting treatment is explained in more detail in “—C. Recent Developments” above and in Notes 1, 2, and 6 to our unaudited consolidated financial statements as of September 30, 2005.

As a result of accounting for the warrants as a liability, our net worth at September 30, 2005 was reduced from approximately $0.1 million to a deficit of nearly $6.3 million. When we entered into our $3.0 million bank revolving credit facility on March 17, 2005, the accounting for the warrants described above was not anticipated. As a result, the Company, as a condition to such loan arrangement, represented that it had a net worth of $600,000 or greater, counting as equity for the purposes of such calculation subordinated indebtedness of $2.3 million. Taking into account the new accounting treatment for the warrants, we now believe that the representation of a minimum net worth of $600,000 made at the closing of the credit facility was not correct and that we may have been in technical default under our bank credit facility. The bank has granted us a waiver with respect to any such default until November 30, 2005. Pursuant to the waiver, we are obligated to achieve a minimum net worth of $600,000 or more as of such date and at quarter end thereafter, again counting subordinated debt as equity for the purposes of such calculation.

As described under “—C. Recent Developments—Significant Accounting Issue and Subsequent Event Affecting Basis of Presentation,” the Company and Barron entered into an amendment to the Registration Rights Agreement on November 7, 2005. The amendment replaced cash liquidated damages with liquidated damages payable in the form of a fixed number of additional shares of Series A Convertible Preferred Stock. In accordance with EITF 00-19, the amendment has the effect of causing the fair value of the warrants to be reclassified from a liability to equity as of the amendment date and subsequent to the date of the unaudited consolidated financial statements as of September 30, 2005. This reclassification, assuming continued net income to date, will eliminate the deficit in shareholders’ equity. Accordingly, we were in compliance with the minimum net worth covenant as of the amendment date.

As of September 30, 2005, and at December 31, 2005, there were outstanding draws totaling $1,771,000 and $1,701,000, respectively, under our bank credit facility. The increase in draws on our bank credit facility is primarily the result of a significant increase in accounts receivable, primarily from the portion of sales that are federally funded through the E-Rate or SLD Program. SLD generally has a longer turnaround time for receipt of funds, but we have experienced for the last couple of quarters somewhat longer than usual turnaround time from a backlog in paperwork processing and related payments from the SLD, as discussed above. While we do not expect this will have a significant impact on future operations or liquidity, we cannot assure that it will not. Any such delay in funding could require us to pursue additional funding sources which could include either additional debt or equity financing. Pursuant to our agreements with the bank, upon an event of default, it may accelerate and require the repayment of all amounts under the credit facility. It may also decline to make further advances. At September 30, 2005 and December 31, 2005, approximately $1.2 million and $1.3 million respectively, were available for future advances under the facility.

We do not believe that any related default or adverse effect was triggered under any other material agreement of the Company as a consequence of any potential loan default under our bank credit facility described above.

Future Capital Needs and Resources

General

Since inception, and prior to the merger, the Company has funded its operations through cash flow from operations.

Ongoing capital resources depend on a variety of factors, including our existing cash balance, availability under our line of credit facility, the cash flow generated from our operations and external financial sources that may be available. As of December 31, 2004, our capital resources included $3.7 million of cash, which was impacted by the merger and related transactions described above. As a result, at September 30, 2005 our cash balance was zero, and we were funding our operations through the use of $1,771,000 of our $3 million line of credit. Our ability to generate sufficient operating cash flow is dependent upon, among other things:

•	the amount of revenue we are able to generate and collect from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers;

•	our ability to continue to grow our customer base;

•	our ability to renew the line of credit or obtain replacement financing; and

•	our ability to collect accounts receivable timely, in particular federally funded receivables.

Factors Affecting Capital Needs and Resources

Set forth below are factors which management believes could have a significant impact on our future cash capital needs and resources.

Customer Support Billings. We historically bill a significant portion of our service contracts late in the second quarter of the year. Historically, this amount has exceeded $2,000,000. While revenue for service contracts is deferred over the life of the contract (typically over a year) significant cash is generated in the third quarter as a result of the service payments being billed and collected as payment for the entire future year’s service. The Company borrows through its line of credit based on availability tied to its receivables. Cash collections are first used to pay down the line of credit. Thereafter, funds are available to be borrowed again based on our receivables position and line of credit limit as detailed below. Only if the line of credit were paid down and working capital needs met would we have significant cash on our balance sheet.

Burden of Professional and Legal Compliance Costs. For the nine months ended September 30, 2005, professional and legal compliance costs totaled $381,561. These related primarily to compliance costs for the Company’s transition to a public company, as well as legal and accounting costs for the registration of shares pursuant to the registration rights agreement. Management anticipates that the current level of expenses should abate upon the completion of the registration process and the effectiveness of the Company’s registration statement with the Securities and Exchange Commission. Although the Company is hopeful that such registration can be completed in 2005, there can be no assurances that this will in fact occur and cost savings realized. Also, the compliance costs associated with public company status is significant, and management is uncertain as to the magnitude of any cost savings when and if the registration statement were to go effective.

Further, we were involved in litigation which is described in “Description of Business—Q. Legal Proceedings.” Through September 30, 2005, the legal expenses associated with such lawsuit totaled approximately $220,000. Although management believes the lawsuit was without merit, it was unable to project defense costs, which could have been significant. As noted in “Description of Business—Q. Legal Proceedings”, while we continued to believe the lawsuit was without merit, to avoid ongoing legal expense, we settled this lawsuit for $200,000. Total legal expenses surrounding this matter, from inception to settlement totaled approximately $420,000.

Bank Credit Facility. Absent a significant cash inflow from the cash exercise of the warrants or otherwise, for the foreseeable future, we will rely on our $3.0 million line of credit facility whereby the Company can borrow up to 80% of its receivable balance, not to exceed the total facility limit of $3.0 million. As of September 30, 2005, our facility allowed for borrowing up to $3.0 million (based on adjustments for eligible receivables) of which $1,771,000 was outstanding and approximately $1.2 million was available for additional loan advances. At December 31, 2005, there was approximately $1.3 million available.

The bank facility matures on March 17, 2006. Management believes that cash flow from operations may not be sufficient to repay both the bank credit facility in full as of such date and the subordinated promissory notes payable to shareholders in an aggregate amount of $2.3 million which are due May 10, 2006. Management anticipates renewing the bank credit facility prior to its expiration date. In the alternative, the Company would attempt to refinance the credit facility with another lender. Although management currently believes that its existing lender will agree to a renewal of the facility, there can be no assurance that the Company’s bank will in fact agree to a renewal or that replacement financing could be procured by the Company on favorable terms. Without the existing credit facility or a replacement, management also believes that the ability of the Company to fund working capital to support additional sales growth could be adversely affected.

Subordinated Promissory Notes. At September 30, 2005, subordinated promissory notes payable to shareholders totaled approximately $2.3 million. As discussed above under “Bank Credit Facility,” management believes that operating cash flow may not be sufficient to both repay the bank credit facility in March upon its maturity and repay in full all of the subordinated promissory notes on the May 10, 2006 due date. As discussed above, management anticipates renewing the bank credit facility. If the Company were unable to do so, or replace such facility on acceptable terms, it may not be able to repay the subordinated notes. There can be no assurance as to what adverse collection actions the subordinated noteholders might take, whether the noteholders would agree to an extension and on what terms, and the impact such a default might otherwise have on the Company’s other creditors and its financial condition.

Short Term Capital Requirements. We currently anticipate that our capital needs will principally consist of $800,000 for software development and $500,000 for capital expenditures.

Acquisitions. We are examining the potential acquisition of companies and businesses within our industry. We are unable to predict the nature, size or timing of any such acquisition, and accordingly are unable to estimate the capital resources which may be required. Any acquisition would be subject to our utilizing sources in addition to those described above. These alternative sources could include the issuance of our common stock or other securities in an acquisition, seller financing, and bank and other third party financing, among other things. We can give no assurance that, should the opportunity for a suitable acquisition arise, we will be able to procure the financial resources necessary to fund any such acquisition or that we will otherwise be able to conclude and successfully integrate any acquisition.

Potential Capital Inflow from Warrants Exercise. A significant amount of cash and capital for the Company would be generated by the exercise by Barron of its common stock warrants. The exercise of Warrant A, with an exercise price of $1.3972, would generate approximately $5 million. The exercise of Warrant B, with an exercise price of $2.0958, would generate approximately $7.6 million. The complete exercise of the warrants is in the sole discretion of Barron, subject to the restrictions in the preferred stock and the warrants prohibiting Barron from beneficially holding greater than 4.9% of our outstanding common stock at any time. Although we presume any decision by Barron to exercise the warrants or any portion would depend upon our stock price, results of operations and the long term outlook for the development of our business, among other things, we cannot predict if and when Barron may exercise the warrants. Accordingly, there can be no assurance that Barron will exercise the warrants and that we will receive any resulting capital.

The warrants may be exercised on a cashless basis, in which case the Company would receive no cash proceeds. However, Barron is prohibited from electing a cashless exercise until February 11, 2006, and is thereafter prohibited so long as there is an effective registration statement with respect to the shares underlying the warrants. Accordingly, it will be important in the future for us to maintain the effectiveness of the registration statement covering the warrant shares in order to assure the receipt of equity capital from the exercise of the warrants.

Adequacy of Liquidity and Capital Resources

Based on the foregoing, our management believes that our cash flow from operations and existing bank credit facility will be adequate to fund our short term liquidity and capital needs. We believe that our current business plan for the organic growth of our business will not require any additional external funding and that we will be able to operate and grow our business while servicing our debt obligations. As previously noted, any acquisition would be dependent upon additional funding sources.

In making our assessments of a fully-funded business plan, we have considered:

•	cash and cash equivalents on hand or available to our operations through our line of credit of $1.2 million at September 30, 2005;

•	expected cash flow from operations;

•	the anticipated level of capital expenditures of $500,000;

•	software development costs of $800,000; and

•	our scheduled debt service.

If our business plans change, including as a result of changes in our products or technology, or if we decide to expand into additional markets, or if economic conditions in any of our markets generally arise and have a material effect on the cash flow or profitability of our business, or if we have a negative outcome for the debt covenants and are unable to obtain a waiver, then the anticipated cash needs of our business as well as the conclusions presented as to the adequacy of available sources of cash and timing of our ability to generate net income could change significantly. A decision not to exercise warrants or a cashless exercise of the warrants could result in the necessity to pursue other funding.

Any of these events or circumstances could involve significant additional funding needs in excess of the identified current available sources, and could require us to raise additional capital to meet these needs. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

There is no guarantee that CSI could obtain access to additional funding or at reasonable rates. Our failure to meet covenant requirements, raise capital through the exercise of the warrants or find or obtain other funding at reasonable rates, could have a negative impact on our liquidity, capital requirements and business operations.

MANAGEMENT

Directors and Officers

Our board of directors consists of five directors. Three are non-employee directors who were appointed to the board on January 31, 2005 concurrently with the purchase by CSI-South Carolina of approximately 77% of the stock of VerticalBuyer prior to the merger of CSI-South Carolina into VerticalBuyer on February 11, 2005. These non-employee directors, who are “independent” pursuant to the standards of the Nasdaq National Market, are Anthony H. Sobel, Thomas V. Butta and Shaya Phillips. The remaining two directors, Nancy K. Hedrick and Thomas P. Clinton, were principals of CSI-South Carolina. With the exception of David B. Dechant, our officers are the former officers of CSI-South Carolina. Mr. Dechant was hired on May 6, 2005 to succeed Joe G. Black as CFO. Mr. Black had agreed to serve as interim CFO until a permanent CFO could be retained. Mr. Black continues to serve in a consulting capacity to the Company. All directors shall serve for a term of approximately one year until our next annual meeting of stockholders, their successors are elected and duly qualified, or their death, resignation, disqualification or removal from office, whichever is earlier.

Set forth below is the name of each of our executive officers and directors, the principal positions and offices he or she holds with us, and a brief description of that person’s business experience during the past five (5) years:

NAME	AGE	TITLE
Anthony H. Sobel	50	Chairman of the Board, Director
Thomas V. Butta	48	Director
Shaya Phillips	45	Director
Nancy K. Hedrick	55	Director, President and CEO
Thomas P. Clinton	41	Director, Vice President of Sales
David B. Dechant	41	Chief Financial Officer
Beverly N. Hawkins	41	Secretary, Vice President of Product Development
William J. Buchanan	40	Treasurer, Vice President of Delivery and Support

ANTHONY H. SOBEL, has served as a director and Chairman of the Board since January 31, 2005. Since January 1996, he has been the CEO of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company located in Des Plaines, Illinois. Mr. Sobel is chairman of the board’s audit committee and a member of its compensation and special litigation committees.

THOMAS V. BUTTA, has served as a director since January 31, 2005. Since June 2004, he has served as Vice-chairman of the Board of Directors of a21, Inc., an Exchange Act reporting company engaged in the stock imaging business. He has been a director of a21 since July 2001. Since December 2004, Mr. Butta has served as President of a21 and Chief Executive Officer of SuperStock, Inc. SuperStock is a subsidiary of a21 and is also in the stock imaging business. From June 2004 to December 2004, Mr. Butta served as a21’s Chief Strategic Officer, and served in an advisory capacity to a21 from February 2001 to May 2004. From November 2001 to May 2003, Mr. Butta was employed by Parametric Technology Corporation as its Executive Vice President in charge of marketing. Parametric Technology Corporation is in the business of producing product lifecycle management software. Mr. Butta has also served as Chief Marketing Officer for two other software companies. From August 2000 to August 2001, he worked for CommerceQuest, Inc., and from June 1999 to June 2000, he worked for Red Hat, Inc. CommerceQuest, Inc. produces business-to-business software, and Red Hat, Inc. provides operating system software along with middleware, applications and management solutions. Mr. Butta is a member of the board’s audit, compensation and special litigation committees.

SHAYA PHILLIPS, has served as a director since January 31, 2005. From March 2002 until the present, Mr. Phillips has been the Assistant Vice President of Information Technology at the Fashion Institute of Technology of the State University of New York. The Fashion Institute of Technology is a public institution of higher education with an emphasis on design, fashion and business education. From January 2000 to March 2002, Mr. Phillips was a consultant for CSSP, an unincorporated association that was engaged in the business of network consulting. From January to November 2001, Mr. Phillips was the Chief Operating Officer and Chief Technology Officer of Global Broadband, Inc. a telecommunications company. From March 1998 to January 2001, Mr. Phillips was the Director of Enterprise Technology for St. Johns University. Mr. Phillips is chairman of the board’s compensation and special litigation committees, and a member of its audit committee.

NANCY K. HEDRICK, has served as President and Chief Executive Officer since January 31, 2005. She has served as a director since February 2005. Prior to the Company’s February 2005 merger, Ms. Hedrick held the position of President of CSI-South Carolina for approximately fifteen years. Ms. Hedrick was a founder of CSI-South Carolina.

THOMAS P. CLINTON, has served as Vice President of Sales since January 31, 2005. He has served as a director since February 2005. Mr. Clinton served as Vice-President of Sales for CSI-South Carolina from February 1999 to February 2005. Mr. Clinton oversees the Company’s sales efforts both in the Software Applications Segment as well as the Technology Solutions Segment.

DAVID B. DECHANT, has served as Chief Financial Officer since May 6, 2005. Mr. Dechant succeeded the former interim CFO, Joe G. Black, who had agreed to remain with the Company following its February 2005 merger until a permanent CFO could be retained.

Prior to his appointment as CFO of CSI, Mr. Dechant was employed from October 2004 until May 2005 as the CFO of NTM, Inc., a manufacturer in Greenville, SC providing performance enhancement and recycling of PET (polyethylene terephthalate) polymer. Previously, he consulted with Bowater, Incorporated from May 2004 to October 2004, providing implementation support for meeting the requirements of the Sarbanes-Oxley legislation. Bowater, headquartered in Greenville, SC, is a manufacturer of newsprint, coated and specialty papers and pulp and forest products.

From January 2004 to April 2004, Mr. Dechant was the CFO/COO and supported succession planning activities in a short-term role with Millenium Manufacturing, LLC and its affiliates, manufacturers of steel arch and specialty chemical storage buildings. Millenium Manufacturing is located in Boone, NC. From November 2002 to January 2004, Mr. Dechant served Bowater as the Acting Manager of the Compliance Department, which position involved overseeing the drafting and coordinating of SEC filings and other public disclosures. From January 2002 to June 2002, Mr. Dechant recruited and placed financial personnel in management roles while working as a recruiting manager in Greenville, SC for Robert Half International Inc., a specialized financial recruiting service.

From July 2000 to the present, Mr. Dechant has been a minority shareholder of, and has acted in a management and consulting capacity for, Legal Eagle, Inc, and its affiliates. In this role, Mr. Dechant has provided financial management services and support for strategic decision making, customer proposals, presentations of services, and software demonstrations and design. Mr. Dechant assisted the company with the establishment of its first satellite office, and at times has supported the business on a full-time basis when not heavily engaged in other business or consulting activities. Legal Eagle and its affiliates, headquartered in Greenville, SC, provide duplication, imaging and paralegal services and software primarily to the legal and corporate communities.

Prior to working for Legal Eagle, Mr. Dechant consulted for PowerCerv Corporation from April 2000 to June 2000. PowerCerv, located in Anderson, SC, was a developer of Enterprise Resource Planning (“ERP”) Software. As a senior business consultant for PowerCerv, Mr. Dechant was responsible for the design and specification of systems and enhancements to the PowerCerv ERP products, with an emphasis on the Financial Module, and its Executive Information Dashboard.

BEVERLY N. HAWKINS, has served as Vice-President of Product Development since January 1, 2006. In this role, Ms. Hawkins oversees the software development activities of the Company. From January 31, 2005 through December 31, 2005, Ms. Hawkins served as Vice President of Support Services, in which role she oversaw the provision of customer service and support solutions for the Company’s software and technology products. Ms. Hawkins has served as Secretary of the Company since January 31, 2005. Ms. Hawkins previously served as Vice-President of Support Services of CSI – South Carolina from February 1999 until February 2005. From January 1990 until February 1999, she served as Vice President. Ms. Hawkins was a founder of CSI-South Carolina.

WILLIAM J. BUCHANAN, has served as Vice-President of Delivery and Support since January 1, 2006. In this role, Mr. Buchanan oversees the provision of the Company’s engineering services and customer support services for the Technology Solutions Segment and the Software Applications Segment. From January 31, 2005 through December 31, 2005, Mr. Buchanan served as Vice President of Engineering. Mr. Buchanan has served as Treasurer of the Company since January 31, 2005. From January 1999 to February 2005, Mr. Buchanan held the position of Vice President of Engineering with CSI-South Carolina.

Effective February 11, 2005, all of the executive officers above, except for Mr. Dechant, entered into employment agreements with the Company. Mr. Dechant entered into his employment agreement with the Company on May 6, 2005. These agreements are described under “—Employment Agreements” below. Joe Black, as previously agreed, is currently providing consulting services to the Company. The terms of his consulting agreement are also described in “—Employment Agreements.”

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of December 31, 2005, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the board of directors, by each of the executive officers identified in the “—Summary Compensation Table” below, by all directors and executive officers as a group, and by each other person who to our knowledge owns more than five percent of our common stock.

The business address of each named person or group is 1661 East Main Street, Easley, South Carolina 29640.

Name	Common Stock Beneficially Owned(1)	Approximate Percentage of Class(2)
Nancy K. Hedrick	505,381	19
Thomas P. Clinton	505,381	19
Beverly N. Hawkins	505,381	19
William J. Buchanan	505,381	19
Anthony H. Sobel(3)	-0-	-0-
Thomas V. Butta(3)	-0-	-0-
Shaya Phillips(3)	-0-	-0-
All present executive officers and directors as a group (8 persons)	2,021,524	76
Joe G. Black(4)	505,381	19

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by footnote, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.
(2)	Based on 2,631,786 shares outstanding as of December 31, 2005.
(3)	The three independent directors of the Company, Anthony H. Sobel, Thomas V. Butta and Shaya Phillips, do not as of the date of this prospectus beneficially own any Company common stock. However, we anticipate granting the three directors shares of restricted common stock under our 2005 Incentive Compensation Plan. The potential grant is discussed in more detail under “—Director Compensation.”
(4)	Mr. Black served as our interim chief financial officer until May 6, 2005. He currently serves as a consultant to the Company.

Security Ownership of Barron

Barron beneficially holds 7,217,736 shares of our Series A Convertible Preferred Stock which is convertible into common stock at any time on a one for one basis, subject to adjustments. The preferred stock is non-voting, except for certain events adversely affecting the rights of holders of such preferred stock and as otherwise provided under Delaware law with respect to class voting. In addition, Barron holds warrants to purchase 7,217,736 shares of our common stock. Both the preferred stock and the warrants contain prohibitions that restrict Barron from beneficially owning more than 4.9% of our common stock at any time. Therefore, based on 2,631,786 shares of common stock outstanding as of December 31, 2005, Barron on such date was the beneficial owner of 135,601 shares of common stock.

The general partner of Barron is Barron Capital Advisors, LLC. Barron’s address is 730 Fifth Avenue, 9th Floor, New York, New York 20019. The managing member of Barron Capital Advisors, LLC is Andrew Barron Worden.

Potential for Change of Control

As of December 31, 2005, our outstanding shares of common stock totaled 2,631,786, 2,021,524 of which were owned by management. Accordingly, as of such date, our management effectively possessed control of the Company. However, pursuant to this prospectus, Barron may sell up to 15,295,728 shares of common stock. Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, one or more investors could acquire enough shares in or subsequent to this offering so as to effect a change of control of the Company. We are currently unaware of any plan or arrangement to effect a change of control of us.

Director Compensation

Employee directors do not receive any compensation for serving on our board of directors. Non-employee directors do not receive any cash compensation for serving on the board, but are reimbursed for incidental expenses related to attendance at board meetings.

It is the intention of the Company to compensate the non-employee directors with awards of restricted common stock under our 2005 Incentive Compensation Plan. The awards have not yet been made, pending confirmation of final terms. However, it is anticipated that the aggregate number of shares awarded would be approximately 196,992.

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2004, 2003 and 2002, the cash compensation that we paid, as well as certain other compensation paid or accrued for those years, to the named executive officers of VerticalBuyer, Inc., in all capacities in which they served in the year 2004.

Summary Compensation Table

Name and Principal Position	Annual Compensation
	Year	Salary ($)	Bonus ($)
Timothy Rosen Chief Executive Officer (1/1/2004 – 10/22/2004)	2004 2003 2002	-0- -0- -0-	-0- -0- -0-
Abraham Mirman Chief Executive Officer (10/22/2004 – 12/31/2004)	2004 2003 2002	-0- -0- -0-	-0- -0- -0-

The table below sets forth, for the fiscal years ended December 31, 2004, 2003 and 2002, the cash compensation for the executive officers of CSI – South Carolina. The individuals listed below serve in the same capacities with our company as they did with CSI – South Carolina.

Summary Compensation Table

Name and Principal Position	Annual Compensation
	Year	Salary ($)	Bonus ($)
Nancy K. Hedrick President and Chief Executive Officer	2004 2003 2002	160,200 120,000 113,100	125,000 180,000 140,000
Joe G. Black(1) Interim Chief Financial Officer	2004 2003 2002	160,200 120,000 113,100	125,000 180,000 140,000
Beverly N. Hawkins Secretary and V.P. of Product Development	2004 2003 2002	160,200 120,000 113,100	125,000 180,000 140,000
Thomas P. Clinton V.P. of Sales	2004 2003 2002	160,200 120,000 113,100	125,000 180,000 140,000
William J. Buchanan Treasurer and V.P. of Delivery and Support	2004 2003 2002	160,200 120,000 113,100	125,000 180,000 140,000

(1)	Mr. Black was the permanent Chief Financial Officer of CSI – South Carolina.

Predecessors’ Stock Option Plans

In March 2000, the board of directors of VerticalBuyer adopted a non-statutory stock option plan. The plan, which was administered by the board, provided for the grant of options to our officers, employees, consultants and advisers. The options granted under the plan were non-statutory options, and were not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. As of July 13, 2004, all stock options granted had expired. The plan was terminated by our board on March 24, 2005.

In August 2000, CSI – South Carolina approved and implemented an equity incentive plan pursuant to which eight non-executive employees were granted options to purchase shares of common stock of CSI – South Carolina. Options totaling 9,000 (1,065,746, as restated in our consolidated financial statements) shares were granted. Prior to the February 11, 2005 merger, CSI – South Carolina redeemed stock options for 6,234 (738,195, as restated in our consolidated financial statements) shares of its common stock in exchange for $899,144 cash. The redeemed options represented 73.3% of then outstanding options for 8,500 (1,006,538, as restated in our consolidated financial statements) shares. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to the shares of CSI – South Carolina common stock cancelled in the merger. Following the merger, the remaining options were exercisable for 268,343 shares of the Company’s common stock. As of the date of this prospectus, none of such options have been exercised. The weighted average exercise price of the outstanding stock options under the assumed CSI – South Carolina options is $0.12 per share.

2005 Equity Incentive Compensation Plan

On April 29, 2005, our board of directors adopted the 2005 Computer Software Innovations, Inc. Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan authorizes the Compensation Committee of the board of directors (the “Committee”) to grant one or more of the following awards to directors, officers, key employees, consultants and advisors to the Company and its subsidiaries who are designated by the Committee:

•	Non-qualified stock options;

•	stock appreciation rights (“SARs”); and

•	stock awards.

We are authorized to issue under the Incentive Plan up to 1,100,000 shares of common stock pursuant to exercise of options and SARs and grants of stock awards. Awards that are substituted in connection with a corporate transaction or that are made to an individual outside of the Incentive Plan do not count against the limit.

Generally, if an award is terminated, the shares allocated to that award under the Incentive Plan may be reallocated to new awards under the Incentive Plan. Shares surrendered pursuant to the exercise of a stock option or other award or in satisfaction of tax withholding requirements under the Incentive Plan may also be reallocated to other awards.

The Incentive Plan provides that if there is a stock split, stock dividend or other event that affects the Company’s capitalization, appropriate adjustments will be made in the number of shares that may be issued under the Incentive Plan and in the number of shares and price of all outstanding grants and awards made before such event.

Grants and Awards Under the Incentive Plan

The principal features of awards under the Incentive Plan are summarized below.

Stock Options

The Incentive Plan permits the grant of non-qualified stock options. The exercise price for options will not be less than the fair market value of a share of common stock on the date of grant. Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of grant. The period in which an option may be exercised is determined by the Committee on the date of grant, but may not exceed ten years. Payment of the option exercise price may be in cash, in a cash equivalent acceptable to the administrator, using a cashless exercise with a broker, with shares of common stock or with a combination of cash and shares of common stock. The Incentive Plan provides that a participant may not be granted options in a calendar year for more than 100,000 shares of common stock.

Stock Appreciation Rights

SARs may be granted either independently or in combination with underlying stock options. Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of common stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of common stock on the date of grant of the SAR. Other than in connection with a corporate recapitalization, the initial value of any SAR may not be reduced after the date of grant. At the discretion of the Committee, all or part of the payment in respect of a SAR may be in cash, shares of common stock or a combination thereof. The maximum period in which a SAR may be exercised is ten years from the date of its grant. No participant may be granted SARs in a calendar year covering more than 100,000 shares of common stock. For purposes of this limitation and the individual limitation on the grant of options, a SAR and a related option are treated as a single award.

Stock Awards

The Company may also grant stock awards that entitle the participant to receive shares of common stock. A participant’s rights in the stock award will be forfeitable or otherwise restricted for a period of time or subject to conditions set forth in the grant agreement as determined by the administrator. The administrator may, in its discretion, waive the requirements for vesting or transferability for all or part of the stock awards in connection with a participant’s termination of employment or service. The Incentive Plan provides that no participant may be granted stock awards in any calendar year for more than 400,000 shares of common stock.

Change of Control Provisions

The Incentive Plan provides that in the event of a “Change of Control” (as defined in the Incentive Plan), unless the award is assumed, replaced or converted to the equivalent award by the continuing entity, all outstanding awards will become fully exercisable and the applicable restrictions on such awards will lapse. Replacement awards will be earned, vested or exercisable if the participant is terminated within 24 months of a change in control. Under the Incentive Plan, the term “Change of Control” generally includes a merger, consolidation or reorganization of the Company in which the Company’s shareholders prior to such event do not constitute a majority of the shareholders of the surviving entity following such event; the sale by the Company of substantially all of its assets; the approval by the stockholders of the Company of a complete liquidation or dissolution; or a determination by the Board of Directors that a “Change of Control” has occurred. The conversion of the Company’s Series A Convertible Preferred Stock or the exercise of the common stock warrants issued in connection with such Preferred Stock would not constitute a Change of Control under the Incentive Plan.

Employment Agreements

On February 11, 2005, we entered into written employment agreements with four of our executive officers: Nancy K. Hedrick, President and Chief Executive Officer; Thomas P. Clinton, Vice President of Sales; William J. Buchanan, Vice President of Engineering; and Beverly N. Hawkins, Vice President of Support Services. All such employment agreements are identical except for name and job title. They provide for: a term of three years, expiring on February 10, 2008, with automatic renewals of one year thereafter in the absence of either party giving 30 days advance notice; compensation at a rate of $185,000 a year, plus such bonuses and raises as our board of directors in its discretion may determine; provisions prohibiting us from modifying the executives’ job responsibilities and duties in a manner inconsistent with the executive’s job position and prohibiting us from relocating the executive’s principal location of employment in Easley, South Carolina to more than thirty miles away; termination by us for cause; provisions prohibiting the executive from competing with us, soliciting our customers or suppliers, or employing any of our employees, at our election, for the longer of one year after termination of employment or the remainder of the initial three year term plus one year upon a voluntary termination of employment; confidentiality; severance benefits in the event of termination by us without cause equaling 18 months of base salary; and consideration for the non-compete provisions, to be paid over a one year period following termination of employment, equal to 75% of the average of the employee’s base salary and bonuses during the period of his or her employment. The employment agreements also contain other standard provisions for employment agreements of this type.

On May 6, 2005, the Company entered into a written employment agreement with David B. Dechant, whereby Mr. Dechant will serve as Chief Financial Officer of the Company. The Employment Agreement provides for: at-will employment terminable by either party upon 30 days written notice; compensation at a rate of $110,000 a year, plus such bonuses and raises as the Board of Directors in its discretion may determine; provisions prohibiting the executive from competing with the Company, soliciting its customers or suppliers, or employing any of its employees, at its election, for one year after termination of employment; confidentiality; and severance benefits in the event of termination by the Company without cause (which would include the Company materially modifying the executive’s job responsibilities or relocating the executive’s principal location of employment from Easley, South Carolina to more than thirty miles away) equaling six months of base salary plus one additional month of such base salary for each year of service with the Company, not to exceed eighteen months. The Employment Agreement also contains other standard provisions for employment agreements of this type.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Maximum Ventures Purchase of Controlling Interest in VerticalBuyer

On March 12, 2004, Maximum Ventures purchased 13,950,000 shares of VerticalBuyer common stock from controlling shareholders Leslie Kent and Timothy Rosen for $150,000. At the time, the purchase represented the transfer of approximately 80% of VerticalBuyer’s outstanding common stock. In the stock purchase transaction, Maximum Ventures assumed certain liabilities of VerticalBuyer. In August 2004, Joseph Donahue resigned from the board of directors, and on August 16, 2004, Chris Kern was appointed as a director of VerticalBuyer. On October 22, 2004, Messrs. Kent and Rosen resigned as officers and directors of VerticalBuyer. Mr. Kern then appointed Abraham Mirman, President of Maximum Ventures, as director and CEO of VerticalBuyer. Mr. Kern subsequently resigned from the board and was appointed Interim CFO on November 17, 2004.

Participants in the Merger and Related Transactions

Immediately prior to the merger, CSI – South Carolina owned of record and beneficially approximately 77% of all of the issued and outstanding capital stock of VerticalBuyer. As previously disclosed, these shares were purchased on January 31, 2005 from Maximum Ventures pursuant to a stock purchase agreement dated January 31, 2005. A portion of the consideration for the purchase of such shares was approximately $450,000 plus $20,000 paid for reimbursement of Maximum Ventures’ legal expenses. Of the total paid to Maximum Ventures by CSI – South Carolina, approximately $56,387.50 was applied against VerticalBuyer’s outstanding liabilities. A portion of the consideration was paid out of cash of CSI – South Carolina, and $50,000 was advanced by Barron. The purchase of the shares from Maximum Ventures was arranged by Barron, which subsequently purchased certain shares of our preferred stock and warrants. None of our directors or executive officers is affiliated with Barron, and Barron’s relationship with us is otherwise limited to its ownership of the Series A non-voting convertible preferred stock, certain warrants to purchase common stock, a subordinated loan to us of approximately $1.9 million and related agreements. Barron received no finder’s or other fee with respect to its role in the transaction with Maximum Ventures.

Two of our directors, Nancy K. Hedrick and Thomas P. Clinton, were formerly directors, executive officers and shareholders of CSI – South Carolina. Likewise, our current officers, with the exception of David B. Dechant, are the former officers of CSI – South Carolina. During the period following the January 31, 2005 purchase by CSI – South Carolina of a controlling interest in VerticalBuyer from Maximum Ventures until immediately prior to the merger, the following principals of CSI – South Carolina served in the following officer positions with VerticalBuyer: Nancy K. Hedrick, President and CEO; Joe G. Black, Interim Chief Financial Officer; Beverly N. Hawkins, Secretary; and William J. Buchanan, Treasurer. Upon the consummation of the merger on February 11, 2005 the following former shareholders and officers of CSI – South Carolina became executive officers of the Company, as follows: Nancy K. Hedrick, President and CEO; Thomas P. Clinton, Vice President of Sales; Beverly N. Hawkins, Secretary and Vice President of Product Development; William J. Buchanan, Treasurer and Vice President of Delivery and Support; and Joe G. Black, Interim CFO. On July 5, 2005, Mr. Black resigned his position as Interim CFO and became a consultant to the Company.

On February 10, 2005, VerticalBuyer entered into an Agreement and Plan of Merger with CSI – South Carolina. At that time, CSI – South Carolina owned approximately seventy-seven percent (77%) of VerticalBuyer’s issued and outstanding common stock. The Agreement and Plan of Merger provided that, upon the terms and conditions set forth in the agreement, CSI – South Carolina would merge into VerticalBuyer, and that VerticalBuyer would continue as the surviving corporation. The merger and related transactions were consummated on February 11, 2005.

Pursuant to the Agreement and Plan of Merger, in the merger and related CSI – South Carolina dividend transactions, the former shareholders of CSI – South Carolina received certain consideration in exchange for their shares of common stock in CSI – South Carolina. Specifically, they received approximately $7.1 million of cash, subordinated notes aggregating approximately $1.9 million to be repaid over the next fifteen months and 2,526,904 shares of our common stock. The five shareholders included Nancy K. Hedrick, our current Chief Executive Officer and Director; Thomas P. Clinton, Vice President of Sales and Director; William J. Buchanan, Treasurer and Vice President of Delivery and Support; Beverly N. Hawkins, Secretary and Vice President of Product Development; and Joe G. Black, our former interim Chief Financial Officer. The consideration received by the five former shareholders of CSI – South Carolina in the merger and related transactions is described in more detail under “Description of Business—E. The Merger and Recapitalization—Summary of Consideration Received by Participants in Merger and Related Transactions.”

As described under “—Employment Agreements,” Ms. Hedrick, Ms. Hawkins and Messrs Clinton and Buchanan entered into employment agreements with the Company. As also described in “—Consulting Arrangements,” Mr. Black has entered into a consulting agreement with the Company.

Lease

We lease approximately 4800 square feet of office space from our former Interim Chief Financial Officer, Joe Black. The total rent paid to Mr. Black in the 2005 and 2004 fiscal years was approximately $30,000 per year. We believe the leasing arrangement with Mr. Black is competitive with similar arms length leasing arrangements in Easley, South Carolina. See “Description of Business—R. Properties” for additional information on the lease.

Consulting Arrangements

Robert F. Steel and Kenneth A. Steel

We have entered into a consulting arrangement with Robert F. Steel and Kenneth A. Steel of Lamont, Illinois, for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies, and to assist management in seeking out and analyzing potential acquisition opportunities. Although the parties have not yet reached or executed a definitive agreement, the general terms of the arrangement call for a term of three years. In exchange for such services, we anticipate compensating Messrs. Steel in the form of shares of common stock, equal to, in the aggregate, approximately 3.5% of the outstanding common and preferred stock of the Company following the consummation of the February 2005 merger and recapitalization. We are continuing to negotiate a definitive agreement with respect to the consulting arrangement, and anticipate reaching a final agreement in the next 60 days.

Robert F. Steel has more than fifteen years of management and consulting experience with public and private companies in a variety of industries, including technology companies. He is President, CEO, Director and a shareholder of K.A. Steel Chemicals, Inc., a Chicago, Illinois based chemical manufacturing and distribution company. He is also Chairman, Director, and a co-owner of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company located in Des Plaines, Illinois. Mr. Steel holds a Bachelor of Science degree in Accounting and Finance from Georgetown University and a Master’s in Business Administration from the University of Chicago. He also did one year of post-graduate work in international marketing and finance at the Oxford Center of Management at Oxford University, England.

Kenneth A Steel is Executive Vice President, Director and a shareholder of K.A. Steel Chemicals, Inc. He is also President, Director and co-owner of San Francisco Foods, L.L.C., a San Francisco, California based branded food company. Mr. Steel has been involved as a consultant and/or as management in initial public offerings for several entities.

Messrs. Steel are investors in Barron Partners LP, which holds our Series A Convertible Preferred Stock, the warrants and some of our subordinated debt.

Joe G. Black

We have entered into a consulting agreement with Joe G. Black to provide financial and accounting consulting services to us with a compensation of $75 an hour during the term of the consulting agreement. The consulting agreement provides for an initial term of one year, which began on July 5, 2005. The consulting agreement also contains provisions prohibiting Mr. Black from competing with us, soliciting our customers or suppliers, or employing any of our employees for a period of one year following expiration of the consulting agreement. The initial term of the consulting agreement is renewable in one year increments upon mutual agreement with the same compensation.

DESCRIPTION OF SECURITIES

The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. It is subject to the full texts of those documents.

General

As of December 31, 2005, we had 55,000,000 shares of capital stock authorized. This authorized capital stock consists of:

•	40,000,000 shares of common stock, par value $0.001 per share, 2,631,786 of which were outstanding; and

•	15,000,000 shares of preferred stock, par value $0.001 per share, 7,217,736 of which were outstanding.

Board of Directors

According to our Amended and Restated Bylaws, the board of directors must be composed of at least three and no more than nine directors. The board currently consists of five members. The number of directors may be changed from time to time by resolution of the board of directors, acting by the vote of not less than a majority of the directors then in office. No resolution decreasing the number of directors shall have the effect of shortening the term of any incumbent director and the number of directors may not be increased by more than fifty percent in any twelve-month period without the approval of at least 66 2/3% of the members of the board of directors then in office. None of the directors need be one of our stockholders. Directors are elected by a plurality of the votes cast at meetings of stockholders, and each director so elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. A director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such director. Vacancies and newly created directorships resulting in any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The board of directors may, by resolution passed by a majority of the whole board, designate such committees as the board deems appropriate. Currently, there is an audit committee, a compensation committee and a litigation committee.

Common Stock

Voting

Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends and Redemption

Subject to the limitations on the declaration of dividends imposed by the Delaware General Corporation Law (the “DGCL”) or the rights of holders of any preferred stock then outstanding, the holders of common stock are entitled to dividends and other distributions in cash, property or shares of our stock as may be declared thereon by our board of directors from time to time out of our assets or funds legally available for such purpose. No dividends are payable with respect to the common stock while the Series A Convertible Preferred Stock is outstanding, pursuant to the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock. The terms of our credit facility with RBC Centura Bank also restrict our ability to pay dividends. Specifically, we are not permitted to pay dividends (other than dividends or distributions of capital stock) if the payment of dividends would cause us to violate any of the covenants under the credit facility.

The common stock may not be redeemed while the Series A preferred stock is outstanding. Holders of common stock have no conversion or redemption rights.

Liquidation

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Preemptive Rights

Our Amended and Restated Certificate of Incorporation, as amended, does not grant stockholders pre-emptive rights to acquire additional shares of stock of any class which we may elect to issue or sell. However, the Preferred Stock Purchase Agreement between the Company and Barron grants the five former shareholders of CSI – South Carolina and Barron the right to participate in any subsequent funding of the Company on a pro rata basis at 80% of the offering price. This right remains in place until all of the Series A Convertible Preferred Stock is converted into common stock of the Company.

Preferred Stock

On February 11, 2005, we issued to Barron 7,217,736 shares of Series A Convertible Preferred Stock. The preferred stock was issued pursuant to a Preferred Stock Purchase Agreement between VerticalBuyer and Barron. Until November 7, 2005, the terms of the preferred stock were governed by a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Original Certificate”) filed with the Delaware Secretary of State on February 11, 2005. The Original Certificate authorized the issuance of 7,217,736 shares of Series A Convertible Preferred Stock.

On November 7, 2005, the Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed with the Delaware Secretary of State.

By the Amended and Restated Certificate, we made the following changes to the preferred stock:

•	Increased the number of authorized shares of Series A Convertible Preferred Stock to 8,300,472, in order to accommodate the issuance of additional shares of preferred stock pursuant to the revised liquidated damages provisions of the Registration Rights Agreement;

•	Provided that the 4.9% beneficial ownership limitation may only be amended or waived with the unanimous consent of the holder of the preferred stock and a majority of the non-affiliate holders of outstanding common stock. For the purposes of this provision of the Certificate of Designation, the class of non-affiliated holders would not include any holders of common stock who were also holders of preferred stock, and either of the warrants issued to Barron Partners LP;

•	Created an exception to the 4.9% beneficial ownership limitation in the event of a change in control, as described under “Conversion” below;

•	Provided a mechanism by which a preferred stockholder could elect liquidation treatment and recover its investment in the preferred stock upon a change in control or similar stock sales and business combination transactions (e.g., tender offer, compulsory share exchange), as described under “Liquidation” below.

The preferred stock, as amended, is described in more detail below. The terms of the Series A Convertible Preferred Stock are described in their entirety in the Certificate of Designation. Also, certain obligations of the Company relating to the preferred stock are contained in the Preferred Stock Purchase Agreement, which is described under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions.”

Dividends and Redemption

No dividends are payable with respect to the Series A Convertible Preferred Stock. We may not pay any dividends on our common stock while the Series A Convertible Preferred Stock is outstanding. Also, while the preferred stock is outstanding, we are not permitted to redeem any shares of our common stock.

The Certificate of Designation does not provide for redemption of the preferred stock by the Company, mandatory or otherwise. As described under “Liquidation” below, upon certain acquisition related events, a holder may elect liquidation treatment for his preferred stock.

Voting Rights

Generally, the Series A Convertible Preferred Stock has no voting rights. However, so long as any shares of the preferred stock are outstanding, we may not take the following actions without the affirmative approval of all holders of the preferred stock then outstanding: (a) alter or amend the Certificate of Designation or otherwise alter or adversely change the rights given to the preferred stock; (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or of equal rank with the preferred stock, or any class of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the preferred stock; or (c) increase the authorized number of Series A Convertible Preferred Stock;

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive for each share of Series A Convertible Preferred Stock, an amount equal to $0.6986 before any distribution or payment is made to holders of any junior securities. If our assets are insufficient to pay in full such amounts, then all assets to be distributed to the holders of preferred stock will be distributed among the holders of preferred stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable with respect to such shares were paid in full.

Pursuant to the terms of the Certificate of Designation, the preferred stockholders may elect to treat a change in control and certain other transactions as a liquidation and be repaid their original investment. A change in control refers to (i) a consolidation or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. Other transactions triggering the liquidation election are (i) any tender offer or exchange offer completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and (ii) our effecting any reclassification of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property.

Conversion

The preferred stock is convertible only at the election of the holder. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, subject to adjustment as described under “Adjustments” below. Additionally, all of the outstanding shares of Series A Convertible Preferred Stock will automatically be converted into common shares if we should undergo a “change in control,” described under “Liquidation” above. Except with respect to the automatic conversion, no conversion may be effected if the holder would beneficially own in excess of 4.9% of the number of common shares then outstanding after the conversion. The beneficial ownership limitation may only be waived or amended with the consent of holders of a majority of the shares of our outstanding common stock who are not affiliates (excluding for such purposes any holder of the preferred stock or either of the two warrants issued to Barron) and the holders of shares of Series A Convertible Preferred Stock.

We are subject to liquidated damages in the event we refuse to issue common stock upon delivery of a proper notice of conversion delivered by the preferred stockholder. Additionally, we are subject to liquidated damages if, upon conversion, we do not timely deliver to the preferred stockholder certificates evidencing the common stock underlying the converted preferred stock. Specifically, we are obligated to pay liquidated damages on a sliding scale beginning two trading days after the date on which we are required to deliver shares of common stock to the holder after a proper conversion. Damages begin to accrue at rate of $50 per $5,000 of preferred stock converted, with the rate increasing to $100 after three trading days and $200 after six trading days. Additionally, if we fail to timely deliver shares of common stock upon a proper conversion and the preferred stockholder purchases shares of common stock to cover the number of shares he would have received upon conversion, we are obligated to pay to the preferred stockholder the difference between the amount he paid to purchase those shares and the effective sale price associated with the conversion.

We are not required to issue certificates representing fractional shares of common stock with respect to any conversion of preferred stock.

Adjustments

The conversion value of the Series A Convertible Preferred Stock, which is the ratio that determines the number of common shares into which each share of preferred stock is convertible, will be appropriately adjusted to reflect (i) any stock split or stock dividend we may declare; (ii) any subdivision of outstanding shares of common stock into a larger number of shares; (iii) any combination of outstanding shares of common stock into a smaller number of shares or (iv) any issue by reclassification of shares of the common stock. The conversion value will also be adjusted if the company distributes to common stockholders evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security.

Antidilution

While any of the Series A Convertible Preferred Stock remains outstanding, we are prohibited generally from issuing any of our common stock or any derivative securities at a price per share that is less than the original price paid by Barron for the preferred stock, which was $0.6986 per share.

Notices

If the conversion value is adjusted, we must promptly mail a notice to the preferred stockholder(s) setting forth the conversion value after the adjustment and the facts requiring the adjustment. We must also mail notice to each preferred stockholder in the event (i) we declare a dividend or distribution on the common stock; (ii) we declare a redemption of common stock; (iii) we grant rights or warrants to purchase shares of capital stock, (iv) the approval of any stockholders of the company is required for any reclassification of common stock or a fundamental transaction, including a merger, substantial sale of company assets, a tender offer or exchange offer, or any compulsory share exchange. Any such notice must be mailed at least 30 calendar days prior to the applicable record or effective date of the action for which notice is being given.

Transferability

The preferred stock is subject to restrictions on transfer, which prohibit its transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Any preferred stock transferred that has not been registered must bear a restrictive legend indicating that it has not been registered.

Warrants

Pursuant to the terms of a Preferred Stock Purchase Agreement with Barron Partners LP, we issued to Barron two warrants to purchase 7,217,736 shares of our common stock. The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for 3,608,868 shares. Warrant exercises may be accomplished in one or a series of transactions, subject to the 4.9% beneficial ownership restriction. The terms and conditions of the warrants are identical except with respect to the exercise price.

The holder of the warrants may not exercise its warrants to purchase shares of common stock if and to the extent its beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, defined as (i) our consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the warrant holder 30 days notice prior to a change in control.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. However, the warrant holder may not effect a cashless exercise prior to February 11, 2006. Also, so long as we maintain our effective registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

The warrants expire on the earlier to occur of February 10, 2010 or 18 months after the effective date of a registration statement covering the resale of the shares of common stock underlying the warrants. The 18-month period will be extended by one month for each month or portion of a month during which a registration statement’s effectiveness has lapsed or been suspended.

Transferability

The warrants are subject to restrictions on transfer, which prohibit their transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Unregistered warrants that are transferred must bear a restrictive legend indicating they have not been registered.

Possible Anti-Takeover Effects

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make an acquisition of us by means of a tender offer, a proxy contest or otherwise, more difficult. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change of control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Stockholder Actions and Special Meetings

Our Amended and Restated Bylaws provide that the chairman of the board, the chief executive officer or the president may call a special meeting of the stockholders by providing written notice of the special meeting to each stockholder not less than ten nor more than sixty days before the date fixed for the meeting. The notice must state the time, place, date and purpose(s) of the special meeting.

In accordance with Delaware law, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if the action is consented to by holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Advance Notice Provisions for Shareholder Proposals and Stockholder Nomination of Directors

Our Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting. Separate provisions based on public notice by us specify how this advance requirement operates if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date. The notice to stockholders must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any desired to brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us no later than ten days after the day on which the notice was mailed or public announcement of the special meeting is made, whichever first occurs, of a notice that complies with the above requirements. Although our Amended and Restated Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our Amended and Restated Bylaws:

•	may have the effect of precluding a nomination of the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

•	may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Computer Software Innovations, Inc., even if the conduct of the solicitation or such attempt might be beneficial to Computer Software Innovations, Inc. and our stockholders.

Indemnification and Limitation on Liability of Officers and Directors

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability related to the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchase or redemption of stock as described in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of our officers and directors to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws includes the right to be paid expenses in the event of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director of officer are in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Under our Amended and Restated Bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have had to power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We maintain customary liability insurance on our officers and directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 30, 2005, we had outstanding 2,631,786 shares of our common stock, of which only approximately 104,882 are freely tradable. Our affiliates hold 2,526,904 of those shares subject to the resale provisions of Rule 144, which are described below. These affiliates, who are executive officers and/or former shareholders of CSI – South Carolina and received their shares of our common stock in the merger, are also subject to restrictions on resale contained in the Preferred Stock Purchase Agreement which prohibit them from selling any of their shares prior to February 11, 2007.

As of September 30, 2005, we had outstanding options to purchase 268,343 shares of our common stock, all of which were exercisable at a weighted average price of $0.12 per share. Upon exercise, all of these shares are freely tradable pursuant to Rule 701 under the Securities Act of 1933, as amended.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

Shares that our affiliates hold may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144, subject to the resale restrictions contained in the Preferred Stock Purchase Agreement.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

LEGAL MATTERS

Leatherwood Walker Todd & Mann, P.C., counsel to the Company, has rendered its opinion that the common stock offered and sold pursuant to the terms of this registration statement, will be legally issued, fully-paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

EXPERTS

Except as set forth below, the consolidated financial statements of CSI – South Carolina as of December 31, 2004 and 2003 included in this prospectus and the registration statement have been audited by Elliott Davis, LLC, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein. They have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE OF INDEPENDENT ACCOUNTANTS

On January 31, 2005, our board of directors engaged Elliott Davis, LLC as our new independent registered public accounting firm to replace Sherb & Co., LLP for the fiscal year ended December 31, 2004. On such date, CSI – South Carolina acquired approximately 77% of the issued and outstanding shares of our common stock. Elliott Davis was the existing public accountant of CSI – South Carolina. Accordingly, in the interest of economy and in order to avoid duplication, our board of directors voted to dismiss Sherb & Co., LLP and engage Elliott Davis, LLC as our new independent accountant.

The report of Sherb & Co., LLP on our consolidated financial statements for the fiscal year ended December 31, 2002 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The report of Sherb & Co., LLP on the consolidated financial statements of the Company for its fiscal year ended December 31, 2003 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but was modified to reflect the existence of certain conditions that raised substantial doubt about our ability to continue as a going concern.

In connection with its audits for the two fiscal years ended December 31, 2003 and through the interim period through January 31, 2005, there were no disagreements with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Sherb & Co., LLP would have caused them to make reference thereto in their report on our consolidated financial statements for such years.

During the two most recent fiscal years and through January 31, 2005 there were no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)).

During the two most recent fiscal years and through January 31, 2005, we did not consult with Elliott Davis, LLC regarding either the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.csi-plus.com, which contains information relating to us and our business. The information contained on our website does not constitute a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Computer Software Innovations, Inc. and Subsidiary

Easley, South Carolina

We have audited the accompanying consolidated balance sheets of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

As discussed in Note 13, the Company’s consolidated financial statements have been restated and reissued for certain reclassifications.

/s/ Elliott Davis, LLC

Greenville, South Carolina

October 21, 2005, except for the last paragraph of Note 6, as to which the date is December 28, 2005.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,656,477	$1,755,724
Accounts receivable	2,362,304	1,816,838
Prepaid expenses	8,007	—

Total current assets	6,026,788	3,572,562
PROPERTY AND EQUIPMENT, net	143,451	149,343
COMPUTER SOFTWARE COSTS, net	756,788	617,129
OTHER ASSETS	500	500

	$6,927,527	$4,339,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$773,825	$136,949
Deferred revenue	1,212,898	952,108
Deferred tax liability	212,630	174,397
Taxes payable	309,753	198,488

Total current liabilities	2,509,106	1,461,942

STOCKHOLDERS’ EQUITY
Common stock - $0.001 par value; 40,000,000 shares authorized; 2,631,786 shares issued and outstanding	2,632	2,632
Additional paid-in-capital	77,368	77,368
Retained earnings	4,070,451	2,548,911
Unearned stock compensation	267,970	248,681

	4,418,421	2,877,592

	$6,927,527	$4,339,534

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2004	2003
REVENUES
Software applications division	$4,676,578	$2,981,456
Technology solutions division	17,804,657	16,259,760

Net sales and service revenue	22,481,235	19,241,216
COST OF SALES
Software applications division:
Cost of sales, excluding depreciation, amortization and capitalization	1,732,997	1,290,922
Depreciation	19,917	24,501
Amortization of capitalized software costs	420,188	362,017
Capitalization of software costs	(559,847)	(459,257)

Total software applications division cost of sales	1,613,255	1,218,183

Technology solutions division:
Cost of sales, excluding depreciation	13,767,607	12,271,829
Depreciation	31,627	38,067

Total technology solutions division cost of sales	13,799,234	12,309,896

Total cost of sales	15,412,489	13,528,079

Gross profit	7,068,746	5,713,137
OPERATING EXPENSES
Salaries, wages and benefits	3,494,785	3,127,578
Travel and mobile costs	324,346	339,391
Depreciation	68,888	80,351
Other selling, general and administrative expenses	647,133	372,758

Total operating expenses	4,535,152	3,920,078

Operating income	2,533,594	1,793,059
OTHER INCOME (EXPENSE)
Interest income	21,342	9,475
Loss on disposal of property and equipment	(739)	(1,528)
Other	193	3,039

Net other income	20,796	10,986

Income before income taxes	2,554,390	1,804,045
INCOME TAX EXPENSE	1,032,850	712,100

Net income	$1,521,540	$1,091,945

BASIC EARNINGS PER SHARE	$0.58	$0.41

DILUTED EARNINGS PER SHARE	$0.58	$0.41

WEIGHTED AVERAGE SHARES OUTSTANDING – Basic	2,631,786	2,631,786

WEIGHTED AVERAGE SHARES OUTSTANDING – Diluted	2,640,646	2,640,313

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock	Additional paid-in capital	Retained earnings	Unearned stock compensation	Total
Balances at December 31, 2002	$80,000	$—	$1,456,966	$229,392	$1,766,358
Retroactive restatement upon reverse acquisition:
Exchange and cancellation of CSI common stock	(80,000)	80,000	—	—	—
Addition of VerticalBuyer shares as a result of reverse acquisition accounting	454	(454)	—	—	—
Exchange and cancellation of VerticalBuyer stock held by CSI prior to merger	(349)	349	—	—	—
Issuance of VerticalBuyer common stock in exchange for CSI common stock and CSI’s pre-merger VerticalBuyer stock	2,527	(2,527)	—	—	—

Restated balances at December 31, 2002	2,632	77,368	1,456,966	229,392	1,766,358
Stock option compensation	—	—	—	19,289	19,289
Net income	—	—	1,091,945	—	1,091,945

Balances at December 31, 2003	2,632	77,368	2,548,911	248,681	2,877,592
Stock option compensation	—	—	—	19,289	19,289
Net income	—	—	1,521,540	—	1,521,540

Balances at December 31, 2004	$2,632	77,368	$4,070,451	$267,970	$4,418,421

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2003
OPERATING ACTIVITIES
Net income	$1,521,540	$1,091,945
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	540,620	504,936
Stock option compensation	19,289	19,289
Deferred income taxes	38,233	35,112
Loss on disposal of fixed assets	739	1,528
Changes in deferred and accrued amounts
Decrease (increase) in accounts receivable	(545,466)	730,975
Decrease (increase) in inventories	—	31,845
Decrease (increase) in prepaid expenses	(8,007)	—
(Decrease) increase in accounts payable	636,876	(437,039)
Increase in deferred revenue	260,790	49,275
(Decrease) increase in taxes payable	111,265	(36,113)

Net cash provided by operating activities	2,575,879	1,991,753

INVESTING ACTIVITIES
Purchase of property and equipment	(115,279)	(107,128)
Capitalization of computer software	(559,847)	(459,257)

Net cash used for investing activities	(675,126)	(566,385)

Net increase in cash and cash equivalents	1,900,753	1,425,368
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,755,724	330,356

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,656,477	$1,755,724

SUPPLEMENTAL INFORMATION
Interest paid	$1,508	$861

Income taxes paid	$883,352	$713,101

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Description of business

Computer Software Innovations, Inc. and Subsidiary, (the “Company” or “CSI”), a South Carolina corporation, was incorporated on January 12, 1990. The Company is engaged in the business of development and sales of internally developed software, and sales and distribution of computers and accessories. The Company is also engaged in providing a wide range of technology consulting services, including network and systems integration, along with providing computer support and maintenance services. The Company currently markets its products and services to a wide variety of governmental and not-for-profit entities in the Southeastern United States. The majority of the Company’s business is with local governmental agencies.

Basis of presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly owned subsidiary. Intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The Company uses the accrual basis of accounting.

Disclosure regarding segments

The Company reports its operations under two operating segments: the software applications segment and the technology solutions segment.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At times balances may exceed federally insured amounts.

Inventories

Inventories which consist of computer parts and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out method and market represents the lower of cost or estimated net realizable value.

Computer software costs

Computer software costs consist of internal software production costs capitalized under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products and enhancements are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method.

Revenue recognition

Revenue generated from products shipped is recognized when the risk and rights of ownership have passed to the customer. The Company, under certain conditions, permits its customers to return or exchange products. The provision for sales returns is recorded concurrently with revenue recognition.

Revenues generated from service and support activities are recognized as the services are performed. Revenue generated from support service block contracts and maintenance contracts, generally collected in advance, are deferred and recognized as income when services are performed or on a straight line basis over the contractual life of the maintenance agreement. Deferred amounts are reported in deferred revenue.

The Company recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2 “Software Revenue Recognition,” as amended and modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” The Company recognizes license revenues when a non-cancelable license agreement has been signed, the product has been shipped or the access codes that allow for immediate possession of the software have been provided to the customer (collectively “delivered”), the fees are fixed or determinable, collectibility is probable and vendor-specific objective evidence (VSOE) of fair value exists to allocate the fee to the undelivered elements of the arrangement. VSOE is based on the price charged when an element is sold separately. In the case of an element not yet sold separately, the price, which does not change before the element is made generally available, is established by authorized management. If an acceptance period is required, the Company recognizes revenue upon customer acceptance or the expiration of the acceptance period after all other revenue recognition criteria under SOP 97-2 have been met. The Company’s standard agreements do not contain product return rights.

In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company records revenues as net when the Company serves as an agent whereby the Company’s supplier pays a commission to the Company but acts as the primary obligor in a transaction and retains all the credit risk associated with such transaction. The Company records revenues as gross when the Company serves as a principal whereby the Company acts as the primary obligor in a transaction, has the latitude for establishing pricing, and retains all the credit risk associated with such transaction.

Warranties

The Company’s suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes; however, the Company does warrant its services with regard to products that it configures for its customers and products that it builds from components purchased from other sources. Warranty expense is not material to the Company’s financial statements.

Property and equipment

Property and equipment is carried at cost. Depreciation of property and equipment is provided using accelerated depreciation methods over the following useful lives:

Classification	Useful life (years)
Furniture	7
Computer equipment	5
Office equipment	3
Leasehold improvements	3

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditure for maintenance and repairs are charged to expense as incurred.

Allowance for doubtful accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, as well as credit history and current financial condition. Credit is granted to substantially all customers on an unsecured basis.

Vendor programs

The Company receives volume incentives and rebates from certain manufacturers related to sales of certain products, which are recorded as a reduction of cost of goods sold when earned. The Company also receives manufacturer reimbursement for certain promotional and marketing activities that offset expenses incurred by the Company.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or refundable plus deferred income tax assets and liabilities. Deferred income tax assets and liabilities are recorded to recognize the income tax effect of the temporary differences in the method of reporting various items of income and expenses for financial reporting purposes and income tax purposes. The deferred income tax assets and liabilities at the end of the year are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable.

Advertising

Advertising costs are expensed as incurred. Such costs amounted to $54,669 and $66,804 in 2004 and 2003, respectively.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares for the years ended December 31, 2004 and 2003 were 8,860 and 8,527, respectively.

Stock-based compensation

The Company has a stock based employee compensation plan as of December 31, 2004 which is described more fully in Note 7, “Stock Compensation Plan.” The Company accounts for this plan using the fair value method prescribed in SFAS No. 123, “Accounting for Stock Based Compensation”, and related interpretations. Accordingly, the Company has recognized compensation cost for its fixed stock option plan as all options granted under the plan have an exercise price less than the estimated market price of the underlying common stock on the date of grant.

The Company utilizes the Black-Scholes model to estimate the fair value of options granted.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable and accounts payable. The carrying values of these items approximate their fair values because of the short maturity of these instruments.

NOTE 2 – ACCOUNTS RECEIVABLE

	2004	2003
Billed receivables	$2,297,663	$1,653,052
Unbilled receivables	—	162,900
Commission receivable and other	94,641	886
Allowance for doubtful accounts	(30,000)	—

	$2,362,304	$1,816,838

NOTE 3 – PROPERTY AND EQUIPMENT

	2004	2003
Furniture	$72,418	$69,364
Computer equipment	53,468	48,938
Office equipment	438,546	369,053
Leasehold improvements	29,169	29,169

Total	593,601	516,524
Less: Accumulated depreciation	450,150	367,181

Property and equipment, net	$143,451	$149,343

Depreciation expense charged to operations was $120,432 and $142,918 for the years ended December 31, 2004 and 2003, respectively.

NOTE 4 – COMPUTER SOFTWARE COSTS

	2004	2003
Capitalized computer software costs	$2,281,760	$1,721,913
Accumulated amortization	1,524,972	1,104,784

Computer software costs, net	$756,788	$617,129

Amortization expense charged to cost of sales for the software applications segment was $420,188 and $362,018 for the years ended December 31, 2004 and 2003, respectively.

NOTE 5 – DEFINED CONTRIBUTION PLAN

The Company maintains a Simple IRA savings plan for the benefit of its employees. Employees of the Company may participate in the plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. The Company’s contributions to the plan, as determined by management, are discretionary and are allocated among the participants based on the participants’ contributions. Management has the authority to establish a funding policy and to review such policy annually. Contributions to the Plan were $63,779 and $60,731 for the years ended December 31, 2004 and 2003, respectively.

NOTE 6 – COMMITMENTS

Operating leases

The Company leases certain facilities and equipment under various operating leases. At December 31, 2004, future minimum lease payments under non-cancelable leases are:

2005	$38,544
2006	2,060

Total	$40,604

Rent expense for the years ended December 31, 2004 and 2003 was $60,231 and $58,060, respectively.

Consulting arrangement

Computer Software Innovations, Inc., a Delaware corporation and successor to the Company (hereinafter referred to as “New CSI”) has entered into a consulting arrangement with Robert F. Steel and Kenneth A. Steel. Although a definitive agreement has yet to be executed, the general terms of the arrangement call for those individuals to advise New CSI on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies, and to assist management in seeking out and analyzing potential acquisition opportunities. It is anticipated that Messrs. Steel would provide such services for a period of three years. In exchange for such services, it is anticipated that Messrs. Steel will receive shares of common stock equal to 3.5 percent in the aggregate of the outstanding common and preferred stock of New CSI following the consummation of the February 2005 merger (see Note 15).

United States Department of Justice Subpoena

On April 27, 2005, the United States Department of Justice served New CSI with a subpoena requesting New CSI’s production of documents relating to the federal E-Rate Program. The E-Rate Program is a government program that provides funding for telecommunications, internet access and internal connections for schools that have very high free and reduced lunch rate counts. No allegations concerning any impropriety by New CSI have been made. However, the collection of information from the many subpoenas issued to various E-Rate Program affiliates may eventually result in further inquiry or possible antitrust and/or related allegations. New CSI has produced all requested information and intends to comply with all further direction. New CSI does not anticipate any allegations as a result of these inquiries.

Integrated Tek Solutions Lawsuit

On April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against New CSI alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff conducted negotiations relating to a potential acquisition of the Company’s common stock. The defendants in the lawsuit included some of New CSI’s officers and directors. The complaint sought damages up to $60 million in the aggregate.

On December 28, 2005, the suit was settled by all parties involved. As part of the settlement, the plaintiff released all claims against all defendants in exchange for payment of $600,000. New CSI contributed $200,000 toward this payment with each of the five former officers of the Company contributing $20,000. The remaining $300,000 was paid by the other defendants in the suit. Although New CSI maintained the suit was without merit, New CSI believed the settlement was prudent in view of the cost of continuing litigation. None of the portion of the settlement payment made by New CSI was covered by any of New CSI’s insurance policies.

NOTE 7 – STOCK COMPENSATION PLAN

At December 31, 2004, the Company has a stock-based compensation plan which is described below. The compensation cost that has been charged to income for the plan totaled approximately $19,000 for each of the years ended December 31, 2004 and 2003.

The Company has one fixed stock option plan under which it may grant options to purchase common stock, with a maximum term of ten years, at the option price on the date of grant. Options for 9,000 shares have been granted to employees under the plan. Management determines at the time of grant whether options vest immediately or at the end of a three year vesting period.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2003: dividend rate of zero percent for all years; risk-free interest rate of 4.8 percent; expected lives of ten years; and volatility of 0.35 percent.

A summary of the status of the plan at December 31, 2004 and 2003 and changes during the years ended on those dates is as follows:

	2004		2003
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	9,000	$15	9,000	$15
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	9,000	15	9,000	15

Exercisable at end of year	8,000		8,000
Weighted-average fair vale per option of options granted during the year	N/A		N/A

NOTE 8 – LINE OF CREDIT

The Company has available an uncollateralized bank line of credit of up to $500,000 expiring June 2, 2005, with interest at the bank’s prime rate (4.75 percent and 4.25 percent as of December 31, 2004 and 2003, respectively) payable quarterly. There were no borrowings outstanding under the line at December 31, 2004 and 2003.

NOTE 9 – INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003
Current payable:
Federal	$858,819	$574,145
State	135,798	102,843

Total current	994,617	676,988

Change in deferred income taxes:
Federal	38,233	35,112
State	—	—

Total deferred	38,233	35,112

Income tax expense	$1,032,850	$712,100

The gross amounts of deferred tax assets (liabilities) as of December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Depreciation	$15,978	$—
Unearned stock compensation	93,790	82,283

Gross deferred tax assets	109,768	82,283

Deferred tax liabilities:
Allowance for doubtful accounts	11,250	—
Computer software costs	295,148	240,680
Other	16,000	16,000

Gross deferred tax liability	322,398	256,680

Net deferred tax liability	$212,630	$174,397

Reconciliation between income tax expense and the amount computed by applying the federal statutory rate of 34 percent to income before income taxes for the years ended December 31, 2004 and 2003 is as follows:

	2004	2003
Tax expenses at statutory rate	$868,493	$613,375
State income tax, net of federal income tax benefit	89,823	67,894
Change in net deferred tax liability	38,233	35,112
Permanent items and other	36,301	(4,281)

	$1,032,850	$712,100

NOTE 10 – SEGMENT INFORMATION

The Company reports its operations under two operating segments. The segments are managed separately because of the different products each one develops, supports, services and distributes. Through its software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

There are no significant transactions between reportable segments. The total of Segment net sales and service revenue from all segments is equal to Net sales as reported in our Consolidated Income Statements. Sales and Cost of sales are included in each segment’s income as reported in our Consolidated income statements. Operating expenses are allocated to segment income based on estimate of sales and administrative time spent on each segment. None of the income or loss items following Operating income in our Consolidated Statements of Operations are allocated to our segments, since they are reviewed separately by management. Accordingly, the total of Segment income from all segments is equal to Operating income as reported in our Consolidated Income Statements.

The total of Segment assets for all segments is equal to Total Assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g. cash, accounts receivable and inventory) based on each segments percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the software segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment as discussed above), since support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same bases.

The following summarizes information about segment profit and loss for the years ended December 31, 2004 and 2003 and assets allocated to segments as of those dates.

	Software Applications	Technology Solutions	Total Company
Fiscal year ended December 31, 2004:
Net sales and service revenue	$4,676,578	$17,804,657	$22,481,235
Gross profit	3,063,323	4,005,423	7,068,746
Segment income	824,322	1,709,272	2,533,594
Segment assets	2,086,321	4,841,206	6,927,527

Fiscal year ended December 31, 2003:
Net sales and service revenue	$2,981,456	$16,259,760	$19,241,216
Gross profit	1,763,273	3,949,864	5,713,137
Segment income	(127,331)	1,920,390	1,793,059
Segment assets	1,247,123	3,092,411	4,339,534

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company rents its offices in Easley, South Carolina from an officer/stockholder. The Company is required to maintain the premises in good repair, pay all taxes and assessments, furnish all utilities and carry adequate fire and liability insurance. Rent expense under this lease was $28,800 for each of the years ended December 31, 2004 and 2003, respectively.

NOTE 12 – CONCENTRATION OF CREDIT RISK

For the year ended December 31, 2004, approximately 25 percent of the Company’s sales were to two customers. At December 31, 2004, approximately 30 percent of the Company’s net accounts receivable were due from two customers. For the year ended December 31, 2003, approximately 32 percent of the Company’s sales were to two customers. At December 31, 2003, approximately 40 percent of the Company’s net accounts receivable were due from a single entity. Potential losses from concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the number of the customers comprising the customer base, including significant amounts to be paid through government funding, and the Company’s ongoing credit evaluations of its customers.

For the years ended December 31, 2004 and 2003, approximately 65 percent and 67 percent, respectively, of the Company’s purchases were from three vendors. At December 31, 2004, approximately 13 percent of the Company’s accounts payable were due to these three customers. There were no amounts due these three customers at December 31, 2003.

NOTE 13 - REISSUANCE OF FINANCIAL STATEMENTS

On February 11, 2005, the Company completed a recapitalization transaction (see Note 15) which resulted in new common shares outstanding of 2,631,786, after giving effect of cancellation of shares in the transaction and reissuance per the related merger agreement. As required by accounting guidance, authorized shares, issued and outstanding shares and per share amounts have been retroactively restated throughout these consolidated financial statements and the accompanying notes.

During 2005, the Company began reporting its operations under two operating segments and, consequently, adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. As a result, the consolidated statements of income for all periods presented have been restated and the disclosures in Note 10 have been added to conform to the provisions of SFAS No. 131 regarding segment presentation.

Certain expenses totaling $2,466,848 and $2,431,730 for the years ended December 31, 2004 and 2003, respectively, which management subsequently deemed more appropriately reported as cost of sales, have been reclassified from operating expenses.

NOTE 14 - RECENTLY ISSUED ACCOUNTING STANDARDS

In 2003, the FASB issued FASB Interpretation (FIN) 46, Consolidation of Variable Interest Entities. FIN 46 defines a variable interest entity (VIE) as a corporation, partnership, trust, or any other legal structure that does not have equity investors with a controlling financial interest or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires consolidation of a VIE by the primary beneficiary of the assets, liabilities, and results of activities. FIN 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. The Company is currently evaluating the potential impact of the adoption of this interpretation on their consolidated financial position or results of operations.

In December 2004, the FASB published SFAS No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Statement 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. Public Entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005 (the fourth quarter of fiscal 2005 for the Company). The impact of this Statement could result in additional expense to the Company when stock options are issued in the future.

NOTE 15—SUBSEQUENT EVENT (UNAUDITED)

Change of Control. On January 31, 2005, the Company acquired ownership of approximately 77 percent of the common stock of VerticalBuyer, Inc. (“VerticalBuyer” or “VBYR”) which has been maintained as a corporate shell since it discontinued operations in September 2001.

Reverse Stock Split. On January 31, 2005, the board of directors of VerticalBuyer approved a 40 to 1 consolidation of shares or reverse stock split of its common stock in contemplation of a potential merger of the VBYR with CSI. The reverse stock split was paid effective February 11, 2005 to shareholders of record as of February 10, 2005. Pursuant to the reverse stock split, every 40 shares of the VBYR’s common stock issued and outstanding on the record date was converted and combined into one share of post-split shares. The par value of all shares of common stock was maintained at $0.001 per share. No fractional shares were issued, nor any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next higher number of post-split shares and the same issued to any beneficial holder of such post-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of the common stock will have the right to receive at least one post-split share.

Name Change. On February 10, 2005, VBYR changed its name from “VerticalBuyer, Inc” to “Computer Software Innovations, Inc.”, referred to herein as “New CSI”.

Merger Agreement. On February 10, 2005, New CSI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CSI. The Merger Agreement provided that, upon the terms and conditions set forth in the agreement, CSI would merge into New CSI, with New CSI continuing as the surviving corporation. The merger and related transactions were consummated on February 11, 2005. Additionally, as New CSI had substantially no assets prior to the Merger Agreement, the transaction will be accounted for as a recapitalization of CSI rather than a business combination. As such, the historical financial statements of New CSI will be the historical financial statements of the Company.

Pursuant to the Merger Agreement, in the merger and related CSI dividend transactions, the former stockholders of CSI received, in exchange for their shares of common stock, approximately $7.1 million of cash, subordinated notes aggregating approximately $1.9 million to be repaid over the next fifteen months and approximately 2,527,000 shares of common stock of the Company. The shares of the Company’s common stock previously held by CSI, representing approximately 77 percent of its issued and outstanding capital stock, were cancelled. The remaining stockholders of the Company retained their existing shares, subject to the 40 to 1 reverse stock split.

Preferred Stock Purchase Agreement. In connection with the merger, New CSI entered into a Preferred Stock Purchase Agreement dated February 10, 2005 (the “Preferred Stock Agreement”) with Barron Partners LP (“Barron”), whereby New CSI agreed to issue 7,217,736 shares of its newly created series of Series A convertible, non-voting preferred stock to Barron in exchange for the payment of $5,042,250. Each share of preferred stock is convertible into one share of common stock, subject to certain anti-dilution adjustments.

Warrants. Pursuant to the Preferred Stock Agreement, Barron was issued two warrants to purchase 7,217,736 shares of CSI’s common stock (the “Warrant Shares”). The respective exercise prices of the warrants are $1.3972 and

$2.0958 per share, with each warrant exercisable for half of the total Warrant Shares. The terms and conditions of the warrants are identical except with respect to exercise price. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of New CSI common stock would exceed 4.9 percent.

Subordinated Promissory Notes. In connection with the merger, New CSI issued six subordinated promissory notes payable, respectively to Barron and the five former shareholders of CSI. All such notes are pari passu and rank equally in right of payment in the event of bankruptcy or liquidation of New CSI, or similar events, and are subordinated in right of payment to all other non-subordinated debt of New CSI. Payments of principal and interest may be paid as agreed under such subordinated notes, so long as, generally, the Company is not in default under any of its senior indebtedness.

The Barron note provides that New CSI will pay to Barron $1,875,200, with interest accruing at the prime rate plus two percent. The principal on the note must be paid in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15 percent per annum until paid in full.

The aggregate principal sum borrowed under the notes payable to the five former shareholders of New CSI is $1,875,000, or $375,040 per individual. Other than the principal amount borrowed, the terms of the notes are substantially identical to the note payable to Barron.

On March 17, 2005, New CSI entered into a loan with a financial institution. Fees for the transaction were $275,000. The loan is a $3,000,000 revolving line of credit, collateralized by up to 80 percent of accounts receivable balances. The loan bears interest at libor rate plus .275, payable monthly and matures on March 17, 2006. Immediately upon entering into the loan agreement, the Company borrowed $1,500,000.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months Ended
	September 30, 2005	September 30, 2004
REVENUES
Software applications segment	$3,162,511	$3,326,353
Technology solutions segment	15,179,571	14,492,293

Net sales and service revenue	18,342,082	17,818,646
COST OF SALES
Cost of sales excluding depreciation, amortization and capitalization	1,443,232	1,081,881
Depreciation	28,313	13,460
Amortization of capitalized software costs	366,910	315,494
Capitalization of software costs	(493,363)	(419,886)

Software applications segment	1,345,092	990,949

Cost of sales excluding depreciation	11,834,586	11,513,940
Depreciation	35,208	22,839

Technology solutions segment	11,869,794	11,536,779

Total cost of sales	13,214,886	12,527,728

Gross profit	5,127,196	5,290,918
OPERATING EXPENSES
Salaries and wages and benefits (excluding stock-based compensation)	2,133,977	2,726,624
Stock option compensation	631,174	—
Reverse acquisition transaction costs	759,283	—
Professional and legal compliance costs	381,561	—
Travel and mobile costs	273,199	231,327
Depreciation	56,479	53,348
Other selling, general and administrative expenses	506,629	364,855

Total operating expenses	4,742,302	3,376,154

Operating income	384,894	1,914,764
OTHER INCOME (EXPENSE)
Interest income	6,023	10,667
Interest expense	(191,199)	—
Gain on disposal of property and equipment	100	—
Unrealized gain (loss) on financial instrument	(2,002,262)	—

Net other income (expense)	(2,187,338)	10,667

Income (loss) before income taxes	(1,802,444)	1,925,431
INCOME TAX EXPENSE (BENEFIT)	(719,709)	734,917

NET INCOME (LOSS)	(1,082,735)	1,190,514

BASIC EARNINGS (LOSS) PER SHARE	$(0.41)	$0.45

DILUTED EARNINGS (LOSS) PER SHARE	$(0.41)	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	2,631,786	2,631,786

– Diluted	2,631,786	2,640,438

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and equivalents	$—	$3,656,477
Accounts receivable	6,388,320	2,362,304
Prepaid expenses	116,245	8,007
Deferred Income Taxes	800,905	—

Total current assets	7,305,470	6,026,788
PROPERTY AND EQUIPMENT, net	318,358	143,451
COMPUTER SOFTWARE COSTS, net	923,241	756,788
OTHER ASSETS	500	500

	$8,547,569	$6,927,527

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,761,472	$773,825
Deferred revenue	1,723,864	1,212,898
Deferred tax liability	280,397	212,630
Taxes payable	23,232	309,753
Bank line of credit	1,771,000	—
Subordinated notes payable to shareholders	2,250,400	—
Financial instrument	7,037,294	—

Total current liabilities	14,847,659	2,509,106

PREFERRED STOCK - $0.001 par value; 15,000,000 shares authorized; 7,217,736 shares issued and outstanding	7,218	—
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock - $0.001 par value 40,000,000 shares authorized; 2,631,786 shares issued and outstanding	2,632	2,632
Additional paid-in capital	(337,656)	77,368
Retained earnings (deficit)	(5,972,284)	4,070,451
Unearned stock compensation	—	267,970

Total shareholders’ equity (deficit)	(6,307,308)	4,418,421

	$8,547,569	$6,927,527

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Unearned Stock Compensation	Total
Balances at December 31, 2004	$2,632	$77,368	$4,070,451	$267,970	$4,418,421
Purchase of VerticalBuyer shell	—	(415,024)	—	—	(415,024)
Stock option compensation	—	—	—	631,174	631,174
Redemption of stock options	—	—	—	(899,144)	(899,144)
Dividends paid	—	—	(3,460,000)	—	(3,460,000)
Purchase of stock from shareholders upon Merger	—	—	(5,500,000)	—	(5,500,000)
Net loss for nine months ended September 30, 2005	—	—	(1,082,735)	—	(1,082,735)

Balances at September 30, 2005	$2,632	$(337,656)	$(5,972,284)	$—	$(6,307,308)

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2005	September 30, 2004
OPERATING ACTIVITIES
Net income (loss)	$(1,082,735)	$1,190,514
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and amortization	486,910	405,141
Stock option compensation expense	631,174	—
Deferred income taxes	(733,138)	—
Gain on disposal of fixed assets	(100)	—
Unrealized loss on financial instrument	2,002,262	—
Changes in deferred and accrued amounts
Accounts receivable	(4,026,016)	(1,905,048)
Inventories	—	152,785
Prepaid expenses and other assets	(24,438)	(10,261)
Accounts payable	987,647	971,661
Deferred revenue	510,966	902,212
Taxes payable (receivable)	(286,521)	29,400

Net cash provided by (used for) operating activities	(1,533,989)	1,736,404

INVESTING ACTIVITIES
Purchase of property and equipment	(294,807)	(90,811)
Capitalization of computer software	(533,363)	(418,176)

Net cash used for investing activities	(828,170)	(508,987)

FINANCING ACTIVITIES
Net borrowings under line of credit	1,771,000	—
Payment of debt issuance costs	(83,800)	—
Proceeds from notes payable to shareholders	1,875,200	—
Repayments under notes payable to shareholders	(1,500,000)	—
Dividends paid	(3,460,000)	—
Redemption of stock options	(899,144)	—
Purchase of VerticalBuyer shell	(415,024)	—
Payments for purchase of stock from shareholders	(3,624,800)	—
Proceeds from issuance of preferred stock and related warrants	5,042,250	—

Net cash used for financing activities	(1,294,318)	—

Net decrease in cash and cash equivalents	(3,656,477)	1,227,417
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,656,477	1,755,724

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$2,983,141

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	29,362	—
Income Taxes	$308,500	$536,508

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Description of business

Computer Software Innovations, Inc. (“CSI,” “Company,” “we” or “us”) develops software and provides hardware-based technology solutions. We monitor our business results as two segments, the software applications segment and the technology solutions segment, but operate the business collectively, taking advantage of cross-selling and integration opportunities. By strategically combining our internally developed software with our ability to integrate computer and other hardware, we have been successful in providing a variety of technological solutions to over 300 clients located in South Carolina, North Carolina and Georgia. We are pursuing a national presence with a primary, initial focus on the southeast region of the United States. Our client base consists primarily of municipalities, school districts and local governments, although we continue to increase the products and services we provide to corporate and other non-governmental entities.

Our internally developed software consists of fund accounting based financial management software and standards based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities which track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired a standards based lesson planning software. The software is designed to allow education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. Our results of operations related to our internally developed software, including the allocation of related overheads are reported through our software applications segment.

Our technology solutions are provided to more than 200 organizations. These solutions include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring and distance and classroom learning projects. The technology solutions segment also provides subsequent support and maintenance of equipment and systems. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products.

Organization

CSI (formerly VerticalBuyer, Inc.), a Delaware corporation, was incorporated on September 24, 1999. The Company currently trades in the over the counter market and is reported on the OTC Bulletin Board under the symbol “CSWI.OB.”

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer.”

The series of transactions was accounted for as a reverse acquisition, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. The assets of CSI – South Carolina as the accounting acquirer were recorded at their historical costs. The assets and liabilities of VerticalBuyer as the acquiree would have been recorded at fair value, but no assets or liabilities existed at the date of acquisition; accordingly, no goodwill was recorded in connection with the reverse acquisition. Costs associated with the reverse merger are expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and our activities are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the transaction.

The series of transactions culminating in the reverse acquisition and related financing are detailed in Note 2, “Acquisition and Merger.”

Basis of presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. CSI Technology Resources, Inc. was acquired by CSI on May 1, 2000 and became the technology services segment of CSI. This subsidiary no longer has any significant operations or separate accounting, as all activities are now accounted for within CSI, except that certain vendor contracts are still in the name of CSI Technology Resources, Inc. At a future date, the name on these contracts may be converted and the subsidiary deactivated, subject to a review of any tax or legal implications. The consolidated balance sheet and the related consolidated Statements of Operations, changes in shareholders’ equity (deficit) and cash flows are unaudited. Intercompany balances and transactions have been eliminated. The Company uses the accrual basis of accounting. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates, assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. It is important that the reader of our financial statements understand that actual results could differ materially from these estimates, assumptions, projections and judgments.

Certain accounting policies, methods and estimates are particularly sensitive because of their significance to the financial statements and of the possibility that future events affecting them may differ markedly from management’s current judgments. While there are a number of accounting policies, methods and estimates affecting our financial statements, we believe the following accounting policies are particularly critical to understanding our historical and future performance, as these are the most significant involving management’s judgments and estimates: revenue recognition policies, the valuation of long-lived assets, and income taxes, and fair value of financial instruments. We recommend you also review our other accounting policies as disclosed in our annual financial statements filed under Form 10-KSB.

Recent Developments

Significant Accounting Issue and Potential Subsequent Event Affecting Basis of Presentation.

In the series of transactions referred to in “Organization” above and in Note 2, CSI issued warrants to Barron Partners LP (“Barron”) in connection with the issuance of preferred stock. The preferred stock transaction was entered into in accordance with a registration rights agreement. The initial agreement contained a liquidated damages clause which required cash penalties equal to 25% of Barron’s investment per annum if the Company’s registration of stock did not become effective by June 11, 2005. Since the liquidated damages were payable in cash, under Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration was made effective. EITF 00-19 and current guidance consider the liquidated damages as an embedded part of the financial agreement creating the warrants. Accordingly, the entire proceeds of the preferred stock issuance, except for the par value, have been allocated to the warrants and recorded as a liability under the caption “Financial instrument” on the consolidated balance sheet until the Company’s registration statement on Form SB-2 becomes effective. In addition, the Company is required to adjust the warrants to fair market value as of the end of each period. The difference is reported as “Unrealized gain (loss) on financial instrument” in the consolidated statements of operations. The par value of the preferred stock has been classified as temporary equity on the balance sheet. Accordingly, our net shareholders’ equity as a result of this treatment is reported as a deficit of $6.3 million. Under the initial agreement, this accounting treatment would have remained in place until the Company’s registration statement became effective or the liquidated damages provision expired in February 2007. See Note 6, “Financial Instrument (Related to Warrants)” for a more detailed discussion of this accounting treatment.

It was not the intent by either party to the transaction (CSI or Barron) that the registration rights agreement result in the majority of the proceeds from the preferred stock issuance and warrants being recorded as a liability rather than equity. Extra time had been required of the Company to consult with accounting, valuation and regulatory experts due to the recent accounting guidance related to the registration rights agreement and its liquidated damages clause. In recognition of the changes in guidance and the Company’s efforts to address them, Barron extended the deadline by which the Company’s registration should become effective to avoid cash penalties. On November 7, 2005 Barron and the Company entered into an amendment to the Registration Rights Agreement to replace cash liquidated damages with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amended Registration Rights Agreement, we will be subject to an aggregate payment of up to 1,082,736 shares of preferred stock in lieu of cash at the previous 25% rate. Also, in exchange for a payment of $50,000, Barron agreed to waive liquidated damages through November 30, 2005.

EITF 00-19 states that “The initial balance sheet classification of the contracts is generally based on the concept that contracts that require net-settlement in cash are generally recorded as liabilities and contracts that require net-settlement in shares are equity instruments,” and includes other requirements for equity treatment, primarily that the payment must be in a set number of shares and the number of shares must not fluctuate or be tied to or based on the share market price (for example, there are no “top-off” or “make whole” provisions). Because the amendment to the Registration Rights Agreement changes the liquidated damages penalty from settlement in cash to settlement in a set number of shares which is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date and subsequent to the date of the unaudited consolidated financial statements as of September 30, 2005, the fair value of the warrants will be reclassified from a liability to permanent equity. The par value of preferred stock in temporary equity will also be reclassified to permanent equity. These reclassifications, assuming continued net income, will eliminate the deficit in shareholders’ equity. If the amendment and reclassifications had occurred as of September 30, 2005, the amount reported in our net shareholders’ equity would have been a net deficit of $0.1 million instead of the $6.3 million deficit reported in our unaudited consolidated financial statements as of September 30, 2005.

New Product Acquisition

In September 2005, we acquired the Standards Based Lesson Planning software from Eric Levitt of Carolina Education Services. Mr. Levitt was paid $40,000 for the software and provided a commission plan and consulting agreement that will continue until December 31, 2012. Under the consulting arrangement, Mr. Levitt will assist us with the promotion and enhancement of the software. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and reports generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal legislation, the “No Child Left Behind Act” has focused greater attention on schools’ AYP (adequate yearly progress), and meeting curriculum standards is an important component of these measurements. The software was recorded as an asset purchase at cost and will be amortized over the estimated life of the current product (estimated by us to be 3 years, less than the period of the commission plan due to the amount of additional enhancements anticipated for the product to remain competitive). Consulting services will be expensed or capitalized in accordance with the company’s policies on capitalization of software development costs (as discussed below). Commissions will be recorded when the sales of software upon which the commissions are based occur.

Disclosure regarding segments

Prior to January 1, 2005, the Company reported as one operating segment, as the chief operating decision-maker reviewed the results of operations of the Company as a single enterprise. During the first quarter of 2005, in part because of the reverse acquisition, the Company began reviewing the results of its operations under two operating segments: the software applications segment and the technology solutions segment. Prior-year amounts have been reclassified to conform to the current period presentation.

Revenue recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer, and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment.

Technology revenues are generated primarily from the sale of hardware. In accordance with EITF 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Service/Support Revenues

Services revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

The Company’s suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes; however, the Company does warrant its services with regard to products that it configures for its customers and products that it builds from components purchased from other sources. Warranty expense is not material to the Company’s consolidated financial statements.

Vendor programs

The Company receives volume incentives and rebates from certain manufacturers related to sales of certain products, which are recorded as a reduction of cost of goods sold when earned. The Company also receives manufacturer reimbursement for certain promotional and marketing activities that offset expenses incurred by the Company.

Long-Lived Assets

Long-Lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Depreciation and Amortization

Depreciation expense relates to property and equipment and is provided using accelerated depreciation methods over the estimated useful lives of such property and equipment. Amortization expense relates to capitalized computer software costs. Computer software costs consist of internal software production costs capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” and are amortized over the economic life of the product, generally three years, using the straight-line method.

Computer Software Costs

Computer software costs consist of internal software production costs capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products where the technological feasibility is unknown and enhancements are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, to date, through our software solutions segment, we have spent no material efforts on technological innovation for which the feasibility has been unknown.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets and liabilities are established for the temporary difference between the financial reporting and income tax basis of items in the financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The deferred income tax assets and liabilities are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Related Party Transactions and Off-Balance-Sheet Arrangements

We have not entered into any significant transactions with related parties. We do not use off-balance-sheet arrangements with unconsolidated related parties, nor do we use other forms of off-balance-sheet arrangements such as research and development arrangements.

Fair value of financial instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and other financial instruments associated with the issuance of the common stock warrants attributable to the preferred stock capital investment in the Company in February of 2005. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amount of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

The Company’s financial instruments also include a financial instrument in which a valuation for the warrants from the Barron preferred stock financing agreement contained a registration rights agreement which contained a liquidated damages provision. Accordingly, a fair-value option pricing model was used to determine the fair value of those warrants which are classified as a financial instrument in the current liabilities section of the consolidated balance sheet. (See also Note 1 and Note 6.)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (loss) per share

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common stock shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common and potential common shares outstanding during the period. All share amounts have been adjusted to give effect for the reverse stock split and change in number of shares in connection with the exchange of equity interests as a result of the reverse acquisition, by including all shares issued in the transaction as outstanding in the calculations for all periods presented, except where inclusion is anti-dilutive. Potential common shares were 9,437,794 for the quarter ended September 30, 2005 (consisting of shares underlying the preferred stock, warrants and options of 7,217,736, 1,965,329 and 254,729, respectively), and 9,648,435 for the nine months ended September 30, 2005 (consisting of shares underlying the preferred stock, warrants and options of 7,217,736, 2,175,426 and 255,273, respectively). The shares underlying the outstanding warrants and options of 7,217,736 and 268,343, respectively, were outstanding for both the quarterly and nine month periods ended September 30, 2005 and are reduced by application of the treasury stock method which assumes the proceeds from the exercise of the warrants and options are used to buy back shares off the market thereby reducing the number of outstanding shares for the earnings per share calculation. GAAP requires that in the case of thinly traded stock, management assess among other factors whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include the issuance of significant additional shares in dilutive transactions. Following consultation with accounting and valuation experts and applying the principle of conservatism, which is a basis of the dilution calculation under GAAP, management uses the higher of a cashflow based stock value computation based on comparisons to peer public companies, or the quoted market price, on a weighted average basis, for the repurchase of shares in the diluted earnings per share calculation. Once management, in consultation with its accounting and financial experts considers the stock no longer thinly traded, management will use the quoted market price exclusively.

The 9,648,435 potential common shares are not used in the calculation of diluted loss per share for the nine months period ended September 30, 2005 as the effect would be anti-dilutive. As a result of the merger prior period per share amounts have been restated to reflect the stock split, issuances and cancellations of common stock. Accordingly, the potential common shares for the nine month period ended September 30, 2004 are 2,631,786. The number of shares used in the diluted per share calculation for the nine month period ended September 30, 2004 is 2,640,438 and includes the dilutive effect of options outstanding at that time. The dilutive effect of the preferred stock and warrants has not been included in the diluted earnings per share calculation for the nine month periods of the prior year as the preferred stock and warrants were not outstanding at that time.

Stock-based compensation

The Company has stock based employee compensation plans, which are described more fully in Note 3, “Stock-based Compensation Plan, Warrants and Additional Paid-In Capital.” The Company accounts for stock based compensation using the fair value method prescribed in SFAS No. 123, “Accounting for Stock Based Compensation,” and related interpretations.

No options or awards have been granted under the current plans. The Company accelerated the vesting and assumed the outstanding options of the predecessor plan (“fixed stock option plan”) of CSI – South Carolina in connection with the reverse merger. No additional options will be issued under this fixed stock option plan. The Company has recognized compensation cost for its fixed stock option plan as all options granted under the plan had an exercise price less than the estimated market price of the underlying common stock on the date of grant.

The Company utilizes the Black-Scholes model to estimate the fair value of options granted.

NOTE 2 – ACQUISITION AND MERGER

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, and our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer” or “VBYR.”

The significant merger related cash activity in the order it occurred is as follows:

Purchase of VerticalBuyer shell company(1)	$(415,024)
CSI – South Carolina redemption of options for common stock	(899,144)
Initial cash payment of portion of CSI - South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock warrant proceeds	(2,500,000)
Payment of the first of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Partial payment on second set of shareholder ($1,875,200) and Barron’s ($1,875,200) notes, from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	The net cash purchase cost of VerticalBuyer consisted of an agreed to purchase price of $450,000 and legal costs of approximately $20,000, net of $50,000 waived reimbursement for the advisory fee previously paid by Barron to Maximum Ventures as earnest money and a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the upcoming 2004 audit.

In addition to the cash used for the purchase of VerticalBuyer and other financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees, which were expensed.

The above transactions are described in more detail below.

Change of Control. On January 31, 2005, approximately 77% of the ownership of the Company, known then as VerticalBuyer, Inc., which had been maintained as a corporate shell since it discontinued operations in September 2001, was acquired by CSI – South Carolina for $415,024.

Reverse Stock Split. On January 31, 2005, the board of directors of VerticalBuyer approved a 40 to 1 consolidation of shares or reverse stock split of its common stock in contemplation of a potential merger of VBYR with CSI – South Carolina. The reverse stock split was paid effective February 11, 2005 to shareholders of record as of February 10, 2005. Pursuant to the reverse stock split, every 40 shares of the VBYR’s common stock issued and outstanding on the record date was converted and combined into one share of post-split shares. The par value of all shares of common stock was maintained at $0.001 per share. No fractional shares were issued, nor was any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next higher number of post-split shares and the same issued to any beneficial holder of such post-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of the common stock had the right to receive at least one post-split share.

Redemption of Options. Prior to the merger, CSI – South Carolina, for $899,144, redeemed options to purchase 738,195 shares, as allowed for under a stock option plan which had provided to certain non-executive employees options to purchase 1,065,746 shares of common stock. The 738,195 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Pursuant to the plan, the option holders retained the remaining portion of their options.

Declaration of Dividends. Prior to the merger, CSI – South Carolina also declared dividends to its five shareholders totaling $3,460,000, of which $960,000 was paid immediately in cash and $2.5 million was recorded as subordinated dividend notes payable to each stockholder. These subordinated dividend notes payable were paid subsequent to the closing of the transaction and prior to the end of the first quarter from the proceeds of the issuance of preferred stock and warrants discussed below.

Name Change. On February 10, 2005, the VBYR changed its name from “VerticalBuyer, Inc” to “Computer Software Innovations, Inc.,” referred to herein as “CSI” or the “Company.”

Merger Agreement. On February 10, 2005, VBYR entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CSI – South Carolina. The Merger Agreement provided that, upon the terms and conditions set forth in the agreement, CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. The merger and related transactions were consummated on February 11, 2005 via the surrender (and cancellation) of CSI – South Carolina’s shares in VerticalBuyer, representing 77% ownership of the common stock of VerticalBuyer before the merger, and an exchange by the five shareholders of CSI – South Carolina of their shares in CSI – South Carolina for shares in the surviving corporation representing 96% ownership in VerticalBuyer (now known as CSI) following the merger, and the issuance of notes payable to the shareholders, and cash (as detailed below).

SFAS No. 141 states that, “In identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances should be considered,” and includes the following as significant factors in the decision process: which of the combining entities’ owners as a group retain the larger portion of voting rights, composition of the governing body and senior management positions, and the terms of the exchange of equity securities.

Following the merger, the former majority shareholders of CSI – South Carolina as a group held 96% of the voting stock of the Company, occupied two of five board seats with the remaining three seats being filled by independent directors, and retained senior management positions of the combined company. Preferred stock issued subsequent to the merger sold to assist with the payment for shares and dividends payable to the CSI – South Carolina shareholders cannot be converted to common stock in excess of 4.9% ownership, except in the event of a change in control, defined as (i) a consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of the assets of our company to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give Barron (or any subsequent holder of preferred stock) thirty days notice prior to a change in control. In addition, the preferred stock has no voting rights (except under limited circumstances under Delaware law) and generally no provisions granting rights with respect to the governance of the Company. Accordingly, under SFAS No. 141 the merger of CSI – South Carolina into us was considered to be a reverse acquisition, whereby CSI – South Carolina is considered to be the acquirer even though it is not the surviving corporation. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. The assets and liabilities of VerticalBuyer would have been recorded at fair value, but no assets or liabilities existed at the time of acquisition; therefore, no goodwill was recorded. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and our activities (activities of VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI-South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Pursuant to the Merger Agreement, in the merger and related CSI – South Carolina dividend transactions, the former shareholders of CSI – South Carolina received, in exchange for their shares of common stock, approximately $6.7 million of cash, subordinated notes aggregating approximately $2.3 million to be repaid over the next eight months and 2,526,904 shares of common stock of the Company. The shares of VerticalBuyer’s common stock previously held by CSI – South Carolina, representing approximately 77 percent of VerticalBuyer’s issued and outstanding capital stock, were cancelled, as was the common stock of CSI – South Carolina. The remaining shareholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split.

Preferred Stock Purchase Agreement. In connection with the merger, CSI entered into a Preferred Stock Purchase Agreement dated February 10, 2005 (the “Preferred Stock Agreement”) with Barron, whereby CSI agreed to issue 7,217,736 shares of its newly created Series A convertible, non-voting preferred stock to Barron in exchange for payment of $5,042,250. Each share of preferred stock is convertible into one share of common stock, subject to certain anti-dilution adjustments. The proceeds of the preferred stock issuance were used to pay the outstanding dividends declared by CSI – South Carolina and a portion of the subordinated notes. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the

Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4.9%, except in the case of a change in control as discussed previously.

GAAP requires that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include having significant additional shares and liquidity in the market. Following consultation with accounting and valuation experts, management has used a cashflow based stock value computation based on comparisons to peer public companies and the market value of their shares near the date of the Company’s preferred stock and warrant transaction. The Company has used these comparables to calculate a per share market value of its shares as a public company with significant stock liquidity (the “Adjusted Market Value”).

The Adjusted Market Value of the shares has been used in the Black-Scholes calculation for valuing the warrants. Because the registration rights agreement contains a liquidated damages clause, the warrants are considered a liability under derivative accounting (see further discussion under the “Warrants” section below). The principles used under SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” require that the proceeds be allocated first to the liability portion of an instrument based on its fair market value and the remaining proceeds assigned to the equity portion. As the fair market value of the warrants exceeded the proceeds from the preferred shares and warrants offering, no proceeds, except for the par value of $7,218 were allocated to the preferred stock. In addition, the par value of the preferred stock has been recorded as temporary equity on the Company’s balance sheet.

Warrants. Pursuant to the Preferred Stock Agreement, Barron was issued two warrants to purchase 7,217,736 shares of CSI’s common stock (the “Warrant Shares”). The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for half of the total Warrant Shares. The terms and conditions of the warrants are identical except with respect to exercise price. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4.9%, except for a change in control event as previously discussed.

As a result of the registration rights agreement that contains a liquidated damages clause, the Company is required to follow EITF 00-19 (see Note 6). In light of the required accounting treatment under EITF 00-19, the amount of proceeds allocated to the issuance of warrants (as discussed in the section entitled “Preferred Stock Purchase Agreement” immediately above) was recorded as a liability as of the date of the transaction. In addition, the difference between the amount allocated to the issuance of warrants and the fair market value of the warrants based on the Black-Scholes valuation method as of March 31, 2005 was recorded in the consolidated Statements of Operations in the line “Unrealized gain (loss) on financial instrument” and as an adjustment to the line “Financial Instrument” in our consolidated Balance Sheet, to restate the warrants to fair market value as of that date. In each period thereafter, including the current quarter, and up to the date of the amendment to the registration rights agreement, whereby the cash liquidated damages provision was converted to damages payable by the issuance of a set number of preferred shares (See Note 1), the financial instrument is marked to market and changes in the value are recorded as adjustments in the Statements of Operations (see also Note 6).

Subordinated Promissory Notes. In connection with the merger and sale of preferred stock, CSI issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina. All such notes rank equally in right of payment in the event of the bankruptcy or liquidation of CSI, or similar events, and are subordinated in right of payment to all other non-subordinated debt of CSI. Payments of principal and interest may be paid as agreed under such subordinated notes so long as, generally, CSI is not in default under any of its senior indebtedness.

The Barron note provides that CSI will pay to Barron $1,875,200, with interest accruing at the prime rate plus two percent. The principal on the note must be paid in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. The amount outstanding under this note totaled $1,125,200 at September 30, 2005.

The aggregate principal sum borrowed under the notes payable by CSI to the five former shareholders of CSI – South Carolina is $1,875,200, or $375,040 per individual. Other than the principal amount borrowed, the terms of the notes are substantially identical to the note payable to Barron. Amounts outstanding under these notes totaled $1,125,200 at September 30, 2005.

Also in connection with the merger, CSI issued five promissory notes payable to the five former shareholders of CSI – South Carolina as additional consideration related to the equity exchange totaling $3,624,800. These amounts were paid immediately following the merger from proceeds from the issuance of the preferred stock and warrants and the $1,875,200 subordinated note issued to Barron.

Merger Expenses and Other. Expenses for the merger consisted of legal and professional fees, commissions and compensation expense related to the merger. Of the $759,283 in fees, $275,000 was paid to a third-party broker, Liberty Company, LLC, as a commission for its assistance in the preferred stock sale and warrant issuance. No commission was paid to Barron, the investment group which purchased the preferred stock and received the warrants. The remaining fees of $484,283 consisted of merger related fees paid principally for legal and accounting services.

Compensation expense related to the early redemption of stock options was $631,174, consisting of $899,144 cash compensation less unearned compensation expense of $267,970 eliminated upon the redemption. Related payroll benefit costs of $47,766, were also paid by CSI – South Carolina. The $631,174 is included in the line item “Stock option compensation” and the $47,766 is included in the line item “Other selling, general and administrative expenses” in CSI’s Consolidated Statements of Operations for the nine months ended September 30, 2005.

NOTE 3 – STOCK-BASED COMPENSATION PLAN, WARRANTS AND ADDITIONAL PAID-IN-CAPITAL

The Company assumed in the merger the stock-based compensation plan of CSI- South Carolina as described below. The compensation cost that had been charged to income (loss) for the plan totaled approximately $15,000 for the nine months ended September 30, 2004. No compensation cost was recorded for the nine month periods ended September 30, 2005, as all compensation cost related to the 1,006,538 options outstanding as of the beginning of the period had previously been expensed.

At the time of the merger, the CSI – South Carolina plan provided for the granting of options to purchase common stock, with a maximum term of ten years, at the option price on the date of grant. Management determined at the time of grant whether options vested immediately or at the end of a three-year vesting period. Under the plan, options for 1,065,746 shares had been granted to employees, of which 59,208 options were cancelled and 1,006,538 were outstanding under the plan at the time of merger.

In connection with and immediately prior to the merger with VerticalBuyer, CSI – South Carolina for $899,144 redeemed options to purchase 797,403 shares pursuant to the terms of the plan. Under such plan, certain non-executive employees had been awarded options to purchase 1,065,746 shares of common stock. The 797,403 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Compensation expense related to the early redemption of stock options was $631,174, consisting of the $899,144 cash payment less unearned compensation expense of $267,970 eliminated upon the redemption. Employer FICA and medicare, and additional expenses related to this transaction totaling $47,766, were also paid by CSI – South Carolina. Pursuant to the plan, the option holders retained the remaining 268,343 options. The board of directors of the surviving corporation, CSI, at its discretion, provided that the options would be assumed and exercisable for shares of CSI common stock at the exchange ratio applicable to the five CSI – South Carolina shareholders in the merger.

The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2003: dividend rate of zero percent for all years, risk-free interest rate of 4.8 percent, expected lives of 10 years, and volatility of 0.35 percent.

VerticalBuyer also had an option plan, with shares available for issuance at the time of the merger. However, all options under the plan had expired, and the plan was cancelled on March 24, 2005. Subsequent to the end of the first quarter, our board of directors approved a new plan for the award of stock-based compensation to employees, directors and consultants. The plan provides for the award of options, restricted stock or stock appreciation rights at the discretion of the compensation committee of the board of up to an aggregate of 1,100,000 shares. As of the filing date of this report, no awards have been granted or are outstanding under the new plan.

In February of 2005, the Company issued two warrants exercisable for 7,217,736 shares of common stock to Barron as part of a preferred stock financing. The warrants have a term of five years. The Company used a fair-value option pricing model to value these stock warrants. Pursuant to EITF 00-19, the value of these warrants has been recorded as a liability in the current liabilities section of the consolidated balance sheet until the Company has obtained an effective registration statement. Upon the effectiveness of the registration statement, the value of the shares may be recorded as additional paid-in capital.

The following tables summarize the stock-based compensation, warrants and Additional paid-in capital for the period:

(a) Stock options

No options were issued or exercised during the nine month periods ended September 30, 2005 or 2004. As of September 30, 2005 and 2004, the Company had the following stock options outstanding:

Detail	Number of Options	Weighted Average Exercise Price	Expiration
Options assumed in reverse merger	268,343	$0.12	November 1, 2012

(b) Warrants

The following summarizes the warrant activity for the affected periods:

Detail	Black-Scholes Valuation ($)	Number of Warrants	Exercise Price	Expiration
Balance December 31, 2004		—
Barron Warrant Group 1	$3,969,756	3,608,868	$1.3972	February 11, 2010
Barron Warrant Group 2	3,067,538	3,608,868	$2.0958	February 11, 2010

Balance September 30, 2005	$7,037,294	7,217,736

(c) Additional paid-in-capital

Included in additional paid-in-capital are the following items:

Detail
Additional paid-in capital related to common stock	$77,368
Purchase of VerticalBuyer shell	(415,024)
Warrants(1)	—

Balance September 30, 2005	$(337,656)

(1)	Recorded in the Company’s Balance Sheet as a liability under the line item “Financial instrument” due to a cash liquidated damages penalty in a Registration Rights Agreement entered into in connection with the issuance of the warrants. The registration rights agreement was subsequently amended to remedy this accounting treatment as discussed previously and in Note 6 below.

NOTE 4 – LONG-TERM AND SHORT-TERM DEBT AND OFF-BALANCE SHEET INSTRUMENTS

On March 17, 2005, CSI entered into a revolving credit facility with a financial institution. Fees for the transaction were $83,800. The $3,000,000 facility allows the Company to borrow up to 80% of accounts receivable balances. The total balance borrowed may not exceed $3,000,000. Loans bear interest at Libor rate plus 0.275% (6.44% at September 30, 2005), payable monthly and mature on March 17, 2006. The facility is collateralized by substantially all of the assets of the Company. Immediately upon entering into the loan agreement, the Company borrowed $1,500,000, which was used for the paydown of a portion of the subordinated notes issued in connection with the merger. There was $1,771,000 outstanding and approximately $1.2 million available under the facility as of September 30, 2005. Under the facility, CSI is subject to restrictive covenants, the primary terms of which restrict incurring debt, making loans, changing approved executive compensation arrangements or making distributions or investments which would violate the restrictive covenants in the loan agreement. The agreement with our lender also requires the achievement of a debt to EBITDA (“Earnings Before Interest Taxes, Depreciation and Amortization” a non-GAAP, financial measure which takes GAAP net income (loss) and adds back in interest, taxes, depreciation and amortization) ratio of not more than 2.5:1 measured on a quarterly rolling twelve months basis by June 30, 2005, EBITDA of not less than $2,000,000 by year-end 2005 and a minimum tangible net worth of $1,500,000 including subordinated debt by year-end 2005. As of the end of the current quarter, the Company would not have met the minimum tangible net worth requirements, due to the classification of the warrants as a liability as described below.

During the preparation of its first quarter unaudited consolidated financial statements, the Company determined that pursuant to EITF 00-19, the value of the warrants issued in conjunction with our preferred stock in February 2005 should be recorded as a current liability on our consolidated balance sheet until the Company has obtained an effective registration statement pursuant to the terms of the registration rights agreement entered into with the holder of the warrants and the preferred stock at the time of issuance. This accounting treatment is explained in more detail in footnotes 1, 2, and 6 to our unaudited consolidated financial statements, and in Item 2. Such information is incorporated into this note by reference.

As a result of such accounting treatment for the warrants as a liability, our net worth was reduced at September 30, 2005 from a net deficit of $0.1 million to a deficit of $6.3 million. When we entered into our $3 million bank revolving credit facility on March 17, 2005, the accounting for the warrants described above was not anticipated. As a result, the Company, as a condition to such loan arrangement, represented that it had a net worth of $600,000 or greater, counting as equity for the purposes of such calculation subordinated indebtedness of $2.3 million. Taking into account the new accounting treatment for the warrants, we now believe that the representation of a minimum net worth of $600,000 made at the closing of the credit facility was not correct and that we may have been in technical default under our bank credit facility as a result. The bank has granted us a waiver with respect to any such default until November 30, 2005. Pursuant to the waiver, we are obligated to achieve a minimum net worth of $600,000 or more as of such date and at quarter end thereafter, again counting subordinated debt as equity for the purposes of such calculation. As discussed in Part I, Item 2, we negotiated with the holder of the preferred stock and warrants an amendment to the liquidated damages provisions contained in the registration rights agreement in such a way as to eliminate the current accounting treatment which causes the warrants to be classified as a liability.

As of September 30, 2005, and at December 31, 2005, there were outstanding draws totaling $1,771,000 and $1,701,000, respectively, under our bank credit facility. Pursuant to our agreements with the bank, upon an event of default, it may accelerate and require the repayment of all amounts under the credit facility. It may also decline to make further advances. At September 30, 2005 and December 31, 2005, approximately $1.2 million and $1.3 million respectively, were available for future advances under the facility.

We do not believe that any related default or adverse effect was triggered under any other material agreement of the Company as a consequence of any potential loan default under our bank credit facility described above.

The Company also has subordinated notes payable to shareholders. See Note 2.

As of September 30, 2005, for the prior reporting periods, and through the filing date, CSI had no off-balance sheet instruments.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

(a) Integrated Tek Solutions Lawsuit

On April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against the Company alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff conducted negotiations relating to a potential acquisition of CSI – South Carolina’s common stock. The defendants in the lawsuit included some of the Company’s officers and directors. The complaint sought damages up to $60 million in the aggregate.

On December 28, 2005, the suit was settled by all parties involved. As part of the settlement, the plaintiff released all claims against all defendants in exchange for payment of $600,000. The Company contributed $200,000 toward this payment with each of the five individual current and former officers of the Company contributing $20,000. The remaining $300,000 was paid by the other defendants in the suit. Although the Company maintained the suit was without merit, the Company believed the settlement was prudent in view of the cost of continuing litigation. None of the portion of the settlement payment made by the Company was covered by any of the Company’s insurance policies.

At September 30, 2005, the Company believed that the plaintiff’s claims were without merit, and intended to vigorously defend the action. While the Company subsequently settled, at September 30, 2005 it was not reasonably possible for us to estimate a range of liability related to the outcome of the litigation. Accordingly, no costs related to the litigation were accrued as of September 30, 2005.

(b) United States Department of Justice Subpoena

The U.S. Department of Justice (Atlanta Antitrust Division) served Computer Software Innovations, Inc. with an April 27, 2005 subpoena duces tecum in Matter No. 60-514191-0017 requesting the Company’s production of documents relating to the federal E-Rate program. The E-Rate Program is a government program providing funding for telecommunications, internet access and internal connections for schools that have a very high free and reduced lunch rate count. It is the Company’s understanding that similar inquiries have been directed to numerous other companies associated with the E-Rate program. No allegations concerning any impropriety by the Company have been made. However, the Antitrust Division’s collection of information from the hundreds of subpoenas it has issued to various E-Rate Program affiliates may eventually result in further inquiry or possible antitrust and/or related allegations. The Company has produced the requested information, and awaits direction from the Antitrust Division as to whether anything further is required of the Company. The Company intends to comply with all further direction, and management does not anticipate any allegations as a result of these inquiries.

(c) Non-employee Director Compensation

At this time, non-employee directors do not receive any cash compensation for serving on the Company’s board of directors. However, it is the Company’s intention to compensate the non-employee directors with awards of restricted common stock under its 2005 Incentive Compensation Plan. The awards have not yet been made, pending confirmation of final terms. However, it is anticipated that such awards would aggregate approximately 196,992 shares.

(d) Consulting Arrangement

The Company has entered into a consulting arrangement with Robert F. Steel and Kenneth A. Steel of Lamont, Illinois, for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies, and to assist management in seeking out and analyzing potential acquisition opportunities. Although the parties have not yet reached or executed a definitive agreement, the general terms of the arrangement call for a term of three years. In exchange for such services, we anticipate compensating Messrs Steel in the form of shares of common stock, equal to approximately 3.5% in the aggregate of the outstanding common and preferred stock of the Company following the consummation of the February 2005 merger. The Company continues to negotiate a definitive agreement with respect to the consulting arrangement and anticipate reaching a definitive agreement in the next 60 days.

NOTE 6 – FINANCIAL INSTRUMENT (RELATED TO WARRANTS)

In February of 2005, the Company issued 7,217,736 warrants to Barron as part of a preferred stock financing. The warrants have a term of five years. The Company used a Black-Scholes fair-value option-pricing model to value these stock warrants. Assumptions used in calculation of the Black-Scholes model as of September 30, 2005 were an average expected life of the warrants in years of 0.75, an expected volatility of 75%, a risk-free interest rate (zero coupon U.S. Treasury Note) of 3.82%, and a dividend rate of zero percent. The average expected life was based on discussions with the warrant holder as to the potential timing of an exercise. Because the company does not have significant float, we used a 75% volatility factor based on its review of historical changes in the common stock prices of public company’s which are peers or of similar size, and the discount was obtained from web postings by the U.S. Treasury. A dividend rate of zero percent was used as the company has no plans to pay dividends for the foreseeable future. Pursuant to EITF 00-19, the value of these warrants has been recorded as a liability in the current liabilities section of the consolidated balance sheet due to a liquidated damages provision in the registration rights agreement related to the issuance of the preferred shares and warrants. The liquidated damages provision clause required the payment of cash penalties equal to 25% of Barron’s investment per annum if the Company’s registration of stock did not become effective by June 11, 2005.

It was not the intent by either party to the transaction (CSI or Barron) that the registration rights agreement result in the majority of the proceeds from the preferred stock issuance and warrants being recorded as a liability rather than as equity. Extra time had been required of the Company to consult with accounting, valuation and regulatory experts due to the recent accounting guidance related to the registration rights agreement, and its liquidated damages clause. In recognition of the changes in guidance and the Company’s efforts to address them, Barron extended the deadline by which the Company’s registration should become effective to avoid cash penalties. On November 7, 2005 Barron and the Company entered into an amendment to the Registration Rights Agreement to replace cash liquidated damages with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amended Registration Rights Agreement, we will be subject to an aggregate payment of up to 1,082,736 shares of preferred stock in lieu of cash at the previous 25% rate. Also, in exchange for a payment of $50,000, Barron agreed to waive liquidated damages through November 30, 2005.

EITF 00-19 states that “The initial balance sheet classification of the contracts is generally based on the concept that contracts that require net-settlement in cash are generally recorded as liabilities and contracts that require net-settlement in shares are equity instruments,” and includes other requirements for equity treatment, primarily that the payment must be in a set number of shares and the number of shares must not fluctuate or be tied to or based on the share market price (for example, there are no “top-off” or “make whole” provisions). Because the amendment to the Registration Rights Agreement changes the liquidated damages penalty from settlement in cash to settlement in a set number of shares which is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date and subsequent to the date of the unaudited consolidated financial statements as of September 30, 2005, the fair value of the warrants will be reclassified from a liability to permanent equity. The par value of the preferred stock in temporary equity will also be reclassified to permanent equity. These reclassifications, assuming continued net income, will eliminate the deficit in shareholders’ equity. If the amendment and reclassifications had occurred as of September 30, 2005, the amount reported in our net shareholders’ equity would have been a net deficit of $0.1 million instead of the $6.3 million deficit reported in our unaudited consolidated financial statements as of September 30, 2005.

NOTE 7 – SEGMENT INFORMATION

Prior to January 1, 2005, CSI – South Carolina reported as one operating segment, as the chief operating decision-maker reviewed the results of operations of the Company as a single enterprise. Subsequent to December 31, 2004, CSI – South Carolina, and as a result of the merger, CSI, began reporting the results of its operations under two operating segments. Prior-year amounts have been reclassified to conform to the current period segment presentation. Costs related to the reverse acquisition have been excluded from segment results, as no significant operations were added in connection with the reverse acquisition.

Below is a description of the types of products and services from which each reportable segment derives its revenues.

CSI is organized into the two reportable segments: software applications and technology solutions.

Software applications segment

Through our software applications segment, we report the results of the development, sales, and deployment and provision of ongoing support of our software applications, fund accounting based financial management software and standards based lesson planning software.

Technology solutions segment

Through our technology solutions segment, we report the results of the technology solutions products through the sales and distribution of computers and accessories and the wide range of technology consulting services, including network and systems integration and computer support and maintenance services, that we provide.

Factors management used to identify our segments:

CSI’s reportable segments are analyzed separately because of the differences in margin routinely generated by the major products within each group, and the differences in which sales and investment decisions may be made to evaluate existing or potential new products. Through its software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

There are no significant transactions between reportable segments. The total of Segment net sales and service revenue from all segments is equal to Net sales as reported in our Consolidated Income Statements. Sales and Cost of sales are included in each segment’s income as reported in our Consolidated income statements. Accordingly, the total of the segments’ Gross profit is equal to Gross profit in our Consolidated Income Statements. Operating expenses are allocated to segment income based on estimate of sales and administrative time spent on each segment. None of the income or loss items following Operating income in our Consolidated Statements of Operations are allocated to our segments, since they are reviewed separately by management. Certain non-recurring items (those items occurring for reasons which have not occurred in the prior 2 years and are not likely to reoccur in 2 years), stock-based compensation costs and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. Accordingly, the total of Segment income from all segments, less non-recurring, stock-based compensation costs and compliance items, if any, is equal to Operating income as reported in our Consolidated Income Statements.

The total of Segment assets for all segments is equal to Total Assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g. cash, accounts receivable and inventory) based on each segments percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the software segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment as discussed above), since support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same bases.

The following tables summarize information about segment profit and loss for the nine month periods ended September 30, 2005 and 2004 and assets allocated to segments as of September 30, 2005 and 2004.

	Software Applications	Technology Solutions	Total Company
Nine months ended September 30, 2005:
Net sales and service revenue	$3,162,511	$15,179,571	$18,342,082
Gross profit	1,817,419	3,309,777	5,127,196
Segment income	474,027	1,730,651	(	*)
Segment assets	2,575,707	5,971,862	8,547,569
Nine months ended September 30, 2004:
Net sales and service revenue	$3,326,353	$14,492,293	$17,818,646
Gross profit	3,335,404	2,955,514	5,290,918
Segment income	679,576	1,235,188	(	*)
Segment assets	2,054,751	5,378,569	7,433,320

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

	Nine Months Ended
	September 30, 2005	September 30, 2004
Segment income:
Software applications segment	$474,027	$679,576
Technology solutions segment	1,730,651	1,235,188

TOTAL SEGMENT INCOME	2,204,679	1,914,764
Less: Merger-related and compliance costs
Stock option compensation from stock option redemption in connection with the merger	(631,174)	—
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	(47,766)	—
Reverse acquisition costs	(759,283)	—
Professional and legal compliance costs	(381,561)	—

OPERATING INCOME Per consolidated Statements of Operations	$384,894	$1,914,764

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Computer Software Innovations, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom is it unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

Dealer Prospectus Delivery Obligation

Until March 26, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters, and with respect to their unsold allotments or subscriptions.

PROSPECTUS

15,295,728 Shares of Common Stock

Computer Software Innovations, Inc.

February 14, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Article Seven of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) to the extent Section 174 of the DGCL proscribes limitation of liability, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Eleven of the Amended and Restated Certificate of Incorporation, the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of, or in a similar capacity with, another corporation, general partnership, joint venture, trust or other enterprise employee, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Persons who are not directors or officers of the Company and are not serving at the request of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the Company. The indemnification conferred also includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was first approved by the Board of Directors of the Company.

Article IX of the Amended and Restated Bylaws of Computer Software Innovations, Inc. provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

Furthermore, Article IX of the Amended and Restated Bylaws provides for indemnification of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections 9.1(a) or 9.1(b) of the Amended and Restated Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii)	By the stockholders.

Section 9.5 of the Amended and Restated Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Amended and Restated Bylaws and the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (1) breached his duty of loyalty, (2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (4) obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 25. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	225,000
Blue Sky Fees and Expenses	25,000
Transfer Agent Fees	3,000
Miscellaneous Expenses	5,000

Total	$301,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for each of our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that he or she may incur in relating to the offering. The premiums that we pay in connection with such insurance total approximately $53,000 per year.

We will pay all expenses associated with the issuances pursuant to this registration statement.

Item 26. Recent Sales of Unregistered Securities

Sale of Series A Convertible Preferred Stock

In order to facilitate the merger, on February 10, 2005, we entered into a Preferred Stock Purchase Agreement to sell 7,217,736 shares of its Series A convertible, non-voting preferred stock to Barron Partners LP for $5,042,250. The preferred stock is convertible into shares of common stock on a one for one basis, subject to certain anti-dilution adjustments. Barron is a New York-based private investment partnership that specializes in investing in micro-cap public companies. As part of the transaction, Barron invested an additional $1,875,200 in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina stockholders in the merger, and received warrants for the purchase of 7,217,736 shares of our common stock (the “Warrant Shares”). The exercise prices of the warrants are $1.3972 and $2.0958 per share, and each Warrant is exercisable for half of the total Warrant Shares. Barron has agreed, generally, not to convert at any time its preferred stock or warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of our common stock would exceed 4.9%. The beneficial ownership limitation on the preferred stock may only be waived or amended with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliate holders of outstanding common stock. Notwithstanding the 4.9% beneficial ownership limitation, all outstanding shares of the preferred stock will automatically be converted into common shares if we should undergo a change in control. A “change in control” refers to (i) a consolidated or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. The beneficial ownership limitation is not applicable to the warrants in the event of a change of control. Proceeds from the sale of preferred stock and the subordinated loan were substantially utilized to fund the merger and related transactions.

The preferred stock and warrants subject to the Preferred Stock Purchase Agreement, and the common stock into which they are convertible and exercisable, respectively, have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of preferred stock to Barron in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis for such exemption is the non-public sale of the preferred stock and the warrants in a privately negotiated transaction to Barron, an accredited and sophisticated investor. Pursuant to a Registration Rights Agreement, we are obligated to register the common shares underlying the preferred stock and warrants subject to certain conditions set forth in the agreement. The sale of preferred stock and the warrants took place concurrently with the closing of the merger on February 11, 2005. There was no advertising or general solicitation conducted with respect to the foregoing sales.

Sale of Common Stock

In connection with the merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock subordinated notes aggregating $1,875,200 to be repaid over the next fifteen months and approximately 2,526,904 shares of our common stock. They also received notes aggregating $3,624,800, which was repaid immediately following the merger out of proceeds of the sale of the preferred stock and note to Barron. Such shares of our common stock have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. The shares of common stock sold to the former CSI – South Carolina stockholders was sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The basis for such exemption is the non-public sale of the common stock in a privately negotiated transaction with such stockholders, all of whom were accredited and sophisticated investors and all of whom concurrently became executive officers of the issuer. There was no advertising or general solicitation conducted with respect to the foregoing sales.

On December 30, 2004, VerticalBuyer issued 750,000 shares to Jackson Steinem, Inc., a professional services firm, in exchange for financial consulting services provided with an estimated value of $75,000. Jackson Steinem is no longer engaged by the Company, and has provided no further services since the purchase by CSI-South Carolina of a majority of VerticalBuyer stock on January 31, 2005. Such shares have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of common stock to Jackson Steinem, Inc. in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis of such exemption is the non-public sale of the common stock in a privately negotiated transaction to Jackson Steinem, Inc., which we believe to be an accredited and sophisticated investor. There was no advertising or general solicitation conducted with respect to the foregoing sales.

Item 27. Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit Number	Document
2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc., incorporated by reference to Exhibit 2.1 of the Company’s Current Report on 8-K filed February 16, 2005.

3.1	Amended and Restated Certificate of Incorporation, and Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on 8-K filed February 16, 2005.

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on 8-K filed November 14, 2005.

3.3	Amended and Restated Bylaws of Computer Software Innovations, Inc., incorporated by reference to Exhibit 3.2 of the Company’s Current Report on 8-K filed February 16, 2005.

3.4	First Amendment to the Amended and Restated Bylaws of Computer Software Innovations, Inc. incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed December 20, 2005.

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company, incorporated by reference to Exhibit 4.2 of the Company’s Current Report on 8-K filed November 14, 2005.

*5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed February 16, 2005.

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed November 14, 2005.

10.3	Computer Software Innovations, Inc. Common Stock Purchase Warrant A, issued to Barron Partners LP on February 11, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed February 16, 2005.

10.4	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant A issued to Barron Partners LP, dated November 7, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed November 14, 2005.

10.5	Computer Software Innovations, Inc. Common Stock Purchase Warrant B, issued to Barron Partners LP on February 11, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed February 16, 2005.

10.6	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant B issued to Barron Partners LP, dated November 7, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed November 14, 2005.

10.7	Escrow Agreement dated as of February 10, 2005, between the Company, Computer Software Innovations, Inc., Barron Partners LP and Leatherwood Walker Todd & Mann, P.C., incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed February 16, 2005.

10.8	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on 8-K filed February 16, 2005.

10.9	First Amendment to the Registration Rights Agreement dated November 7, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed November 14, 2005.

10.10	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on 8-K filed February 16, 2005.

10.11	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005, incorporated by reference to Exhibit 10.7 of the Company’s Current Report on 8-K filed February 16, 2005.

10.12	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick, incorporated by reference to Exhibit 10.8 of the Company’s Current Report on 8-K filed February 16, 2005.

10.13	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton, incorporated by reference to Exhibit 10.9 of the Company’s Current Report on 8-K filed February 16, 2005.

10.14	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan, incorporated by reference to Exhibit 10.10 of the Company’s Current Report on 8-K filed February 16, 2005.

10.15	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins, incorporated by reference to Exhibit 10.11 of the Company’s Current Report on 8-K filed February 16, 2005.

10.16	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed May 9, 2005.

10.17	Lease Agreement between Griffin Properties and CSI-South Carolina dated October 9, 2004, incorporated by reference to Exhibit 10.12 of the Company’s Current Report on 8-K filed March 28, 2005.

10.18	Lease Agreement between Joe Black and CSI-South Carolina dated January 1, 2003, incorporated by reference to Exhibit 10.13 of the Company’s Current Report on 8-K filed March 28, 2005.

10.19	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003, incorporated by reference to Exhibit 10.14 of the Company’s Current Report on 8-K filed March 28, 2005.

10.20	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002, incorporated by reference to Exhibit 10.15 of the Company’s Current Report on 8-K filed March 28, 2005.

10.21	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000, incorporated by reference to Exhibit 10.16 of the Company’s Current Report on 8-K filed March 28, 2005.

10.22	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan, incorporated by reference to Exhibit 10.17 of the Company’s Current Report on 8-K filed March 28, 2005.

10.23	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005, incorporated by reference to Exhibit 10.18 of the Company’s Current Report on 8-K filed March 28, 2005.

10.24	SIMPLE IRA Plan, effective September 17, 1999, incorporated by reference to Exhibit 10.19 of the Company’s Current Report on 8-K filed March 28, 2005.

10.25	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed January 9, 2006.

10.26	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005, incorporated by reference to Exhibit 10.21 of the Company’s Current Report on 8-K filed March 28, 2005.

10.27	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005, incorporated by reference to Exhibit 10.22 of the Company’s Current Report on 8-K filed March 28, 2005.

10.28	Commitment Letter between the Company and RBC Centura Bank dated February 25, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current filed on 8-K dated March 18, 2005.

10.29	Commercial Promissory Note by the Company payable to RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed March 18, 2005.

10.30	Loan Agreement between the Company and RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed March 18, 2005.

10.31	Pledge and Security Agreement by the Company in favor of RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed March 18, 2005.

10.32	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on May 9, 2005.

10.33	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed on May 9, 2005.

10.34	Letter Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated June 6, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed June 9, 2005.

10.35	Letter Agreement between the Company and RBC Centura Bank dated May 19, 2005, incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed May 20, 2005.

10.36	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated September 30, 2005, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed July 1, 2005.

10.37	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated July 8, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed July 13, 2005.

10.38	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated August 16, 2005, incorporated by reference to Exhibit 10.6 of the Company’s Quarterly Report on Form 10-QSB filed August 22, 2005.

10.39	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated August 30, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on August 31, 2005.

10.40	Letter Agreement by and between the Company and Barron Partners LP dated September 30, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on October 12, 2005.

10.41	Form of Undertaking and Affirmation executed between the officers, directors and affiliate of the Company on the dates indicated: Nancy K. Hedrick (September 21, 2005); Beverly N. Hawkins (September 22, 2005); Joe G. Black (September 24, 2005; Thomas P. Clinton (September 26, 2005); and William J. Buchanan (September 27, 2005), incorporated by reference to Exhibit 10.5 of the Company’s report on 8-K filed on November 14, 2005.

10.42	Settlement Agreement by and between Integrated Tek Solutions, Inc. v. Computer Software Innovations, Inc., Nancy Hedrick, Joe G. Black, Thomas P. Clinton, Beverly Hawkins, William J. Buchanan, Alan Marullier, The Geneva Companies, Inc., Capital Access Group LLC, Barron Partners LP, Liberty Capital LLC, Andrew Worden, Philip Seifert, Ned Gelband and Lee Haskin dated December 28, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on January 3, 2006.

10.43	Modification Agreement by and between the Company and RBC Centura Bank dated December 19, 2005, incorporated by reference to the Company’s Current Report on 8-K filed December 30, 2005.

10.44	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated January 9, 2006, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed January 11, 2006.

10.45	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated February 3, 2006, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed February 7, 2006.

*21.1	List of Subsidiaries

**23.1	Consent of Elliott Davis, LLC.

*23.2	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1)

*24	Powers of Attorney (included on signature page)

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006.

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003, incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006.

*	Previously filed
**	Filed herewith

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution;

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Easley, State of South Carolina, on February 14, 2006.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Nancy K. Hedrick Nancy K. Hedrick	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2006

/s/ David B. Dechant David B. Dechant	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 14, 2006

* Anthony H. Sobel	Chairman, Director	February 14, 2006

* Thomas V. Butta	Director	February 14, 2006

* Shaya Phillips	Director	February 14, 2006

* Thomas P. Clinton	Vice President of Sales and Director	February 14, 2006

*By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document
2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc., incorporated by reference to Exhibit 2.1 of the Company’s Current Report on 8-K filed February 16, 2005.

3.1	Amended and Restated Certificate of Incorporation, and Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on 8-K filed February 16, 2005.

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on 8-K filed November 14, 2005.

3.3	Amended and Restated Bylaws of Computer Software Innovations, Inc., incorporated by reference to Exhibit 3.2 of the Company’s Current Report on 8-K filed February 16, 2005.

3.4	First Amendment to the Amended and Restated Bylaws of Computer Software Innovations, Inc. incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed December 20, 2005.

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company, incorporated by reference to Exhibit 4.2 of the Company’s Current Report on 8-K filed November 14, 2005.

*5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed February 16, 2005.

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed November 14, 2005.

10.3	Computer Software Innovations, Inc. Common Stock Purchase Warrant A, issued to Barron Partners LP on February 11, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed February 16, 2005.

10.4	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant A issued to Barron Partners LP, dated November 7, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed November 14, 2005.

10.5	Computer Software Innovations, Inc. Common Stock Purchase Warrant B, issued to Barron Partners LP on February 11, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed February 16, 2005.

10.6	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant B issued to Barron Partners LP, dated November 7, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed November 14, 2005.

10.7	Escrow Agreement dated as of February 10, 2005, between the Company, Computer Software Innovations, Inc., Barron Partners LP and Leatherwood Walker Todd & Mann, P.C., incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed February 16, 2005.

10.8	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP, incorporated by reference to Exhibit 10.5 of the Company’s Current Report on 8-K filed February 16, 2005.

10.9	First Amendment to the Registration Rights Agreement dated November 7, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed November 14, 2005.

10.10	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005, incorporated by reference to Exhibit 10.6 of the Company’s Current Report on 8-K filed February 16, 2005.

10.11	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005, incorporated by reference to Exhibit 10.7 of the Company’s Current Report on 8-K filed February 16, 2005.

10.12	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick, incorporated by reference to Exhibit 10.8 of the Company’s Current Report on 8-K filed February 16, 2005.

10.13	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton, incorporated by reference to Exhibit 10.9 of the Company’s Current Report on 8-K filed February 16, 2005.

10.14	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan, incorporated by reference to Exhibit 10.10 of the Company’s Current Report on 8-K filed February 16, 2005.

10.15	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins, incorporated by reference to Exhibit 10.11 of the Company’s Current Report on 8-K filed February 16, 2005.

10.16	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed May 9, 2005.

10.17	Lease Agreement between Griffin Properties and CSI-South Carolina dated October 9, 2004, incorporated by reference to Exhibit 10.12 of the Company’s Current Report on 8-K filed March 28, 2005.

10.18	Lease Agreement between Joe Black and CSI-South Carolina dated January 1, 2003, incorporated by reference to Exhibit 10.13 of the Company’s Current Report on 8-K filed March 28, 2005.

10.19	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003, incorporated by reference to Exhibit 10.14 of the Company’s Current Report on 8-K filed March 28, 2005.

10.20	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002, incorporated by reference to Exhibit 10.15 of the Company’s Current Report on 8-K filed March 28, 2005.

10.21	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000, incorporated by reference to Exhibit 10.16 of the Company’s Current Report on 8-K filed March 28, 2005.

10.22	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan, incorporated by reference to Exhibit 10.17 of the Company’s Current Report on 8-K filed March 28, 2005.

10.23	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005, incorporated by reference to Exhibit 10.18 of the Company’s Current Report on 8-K filed March 28, 2005.

10.24	SIMPLE IRA Plan, effective September 17, 1999, incorporated by reference to Exhibit 10.19 of the Company’s Current Report on 8-K filed March 28, 2005.

10.25	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed January 11, 2006.

10.26	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005, incorporated by reference to Exhibit 10.21 of the Company’s Current Report on 8-K filed March 28, 2005.

10.27	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005, incorporated by reference to Exhibit 10.22 of the Company’s Current Report on 8-K filed March 28, 2005.

10.28	Commitment Letter between the Company and RBC Centura Bank dated February 25, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current filed on 8-K dated March 18, 2005.

10.29	Commercial Promissory Note by the Company payable to RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed March 18, 2005.

10.30	Loan Agreement between the Company and RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on 8-K filed March 18, 2005.

10.31	Pledge and Security Agreement by the Company in favor of RBC Centura Bank dated March 14, 2005, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on 8-K filed March 18, 2005.

10.32	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on May 9, 2005.

10.33	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on 8-K filed on May 9, 2005.

10.34	Letter Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated June 6, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed June 9, 2005.

10.35	Letter Agreement between the Company and RBC Centura Bank dated May 19, 2005, incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed May 20, 2005.

10.36	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated September 30, 2005, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed July 1, 2005.

10.37	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated July 8, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed July 13, 2005.

10.38	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated August 16, 2005, incorporated by reference to Exhibit 10.6 of the Company’s Quarterly Report on Form 10-QSB filed August 22, 2005.

10.39	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated August 30, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on August 31, 2005.

10.40	Letter Agreement by and between the Company and Barron Partners LP dated September 30, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on October 12, 2005.

10.41	Form of Undertaking and Affirmation executed between the officers, directors and affiliate of the Company on the dates indicated: Nancy K. Hedrick (September 21, 2005); Beverly N. Hawkins (September 22, 2005); Joe G. Black (September 24, 2005; Thomas P. Clinton (September 26, 2005); and William J. Buchanan (September 27, 2005), incorporated by reference to Exhibit 10.5 of the Company’s report on 8-K filed on November 14, 2005.

10.42	Settlement Agreement by and between Integrated Tek Solutions, Inc. v. Computer Software Innovations, Inc., Nancy Hedrick, Joe G. Black, Thomas P. Clinton, Beverly Hawkins, William J. Buchanan, Alan Marullier, The Geneva Companies, Inc., Capital Access Group LLC, Barron Partners LP, Liberty Capital LLC, Andrew Worden, Philip Seifert, Ned Gelband and Lee Haskin dated December 28, 2005, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed on January 3, 2006.

10.43	Modification Agreement by and between the Company and RBC Centura Bank dated December 19, 2005, incorporated by reference to the Company’s Current Report on 8-K filed December 30, 2005.

10.44	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated January 9, 2006, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed January 11, 2006.

10.45	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated February 3, 2006, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed February 7, 2006.

*21.1	List of Subsidiaries

**23.1	Consent of Elliott Davis, LLC.

*23.2	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1)

*24	Powers of Attorney (included on signature page)

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005, incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006.

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003, incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006.

*	Previously filed
**	Filed herewith